UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Nevada Gold & Casinos, Inc.
(Name of Registrant as Specified in its Charter)

____________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐ No fee required.

☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

_________________________________________________________________________________________

2) Aggregate number of securities to which transaction applies:

_________________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

_________________________________________________________________________________________

4) Proposed maximum aggregate value of transaction:

$64,600,000

5) Total fee paid:

$12,920

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:
_________________________________________________________________________________________
2) Form, Schedule or Registration Statement No.:
_________________________________________________________________________________________
3) Filing Party:
_________________________________________________________________________________________
4) Date Filed:
_________________________________________________________________________________________

NEVADA GOLD & CASINOS, INC.
50 BRIAR HOLLOW LANE, SUITE 500W
HOUSTON, TEXAS 77027

[____________] [____,] 2007

Dear Stockholders:

You are invited to attend a special meeting of stockholders of Nevada Gold & Casinos, Inc., a Nevada corporation (“Nevada Gold & Casinos” or “we” or “us”) to be held on Thursday,  January 17, 2008, beginning at 10:00 a.m. Central Time, at the Sheraton Suites Houston, 2400 West Loop South, Houston, Texas 77027.

At the meeting you are being asked to consider and vote upon a proposal to approve and adopt a unit purchase agreement (the “Unit Purchase Agreement”), dated as of November 13, 2007, by and among Nevada Gold & Casinos, our wholly-owned subsidiary Blackhawk Gold, Ltd. (“Blackhawk Gold”), Isle of Capri Casinos, Inc., a Delaware corporation (“Isle of Capri”) and its wholly-owned subsidiary, Casino America of Colorado, Inc., a Colorado corporation (“Casino America”), and the transactions contemplated thereby. Pursuant to the terms of the Unit Purchase Agreement, Casino America is purchasing all of Blackhawk Gold’s units in Isle of Capri - Black Hawk, LLC, a Colorado limited liability company (“IC-BH”). The units represent Blackhawk Gold’s entire ownership interest of 43% of the units in IC-BH (“ownership interest”).

Enclosed for your review are a number of important items, including the proposal described above to be voted on at the meeting, our proxy statement and a proxy card. We encourage you to read the entire proxy statement (including the Appendix and the information incorporated by reference).

Our board of directors has determined that the Unit Purchase Agreement and the transactions contemplated thereby are fair to and in the best interests of the stockholders. The board of directors has unanimously approved and adopted the Unit Purchase Agreement and the transactions contemplated thereby, and unanimously recommends that you vote “FOR” the proposal to approve and adopt the Unit Purchase Agreement and the transactions contemplated thereby.

We cannot consummate the proposed sale of the ownership interest to Casino America unless the Unit Purchase Agreement is approved and adopted by an affirmative vote of the holders of a majority of the outstanding shares of our common stock.

It is important that your shares be represented and voted at the special meeting. Whether or not you plan to attend the meeting, please authorize your proxy by mail and please mark, sign and date the proxy card and return it in the enclosed envelope. Your proxy may be revoked at any time before it is exercised as explained in the proxy statement. Failure to vote either by proxy or in person at the meeting will have the effect of a vote “AGAINST” the approval and adoption of the Unit Purchase Agreement and the transactions contemplated thereby.

If your shares are held in the name of a broker, bank or other nominee and you wish to attend and vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.

Sincerely,

Robert B. Sturges
Chief Executive Officer

NEVADA GOLD & CASINOS, INC.
50 BRIAR HOLLOW LANE, SUITE 500W
HOUSTON, TEXAS 77027

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS

[____________] [____,] 2007

To the Stockholders of Nevada Gold & Casinos, Inc.:

Notice is hereby given that the special meeting of stockholders of Nevada Gold & Casinos will be held on Thursday,  January 17, 2008, beginning at 10:00 a.m. Central Time, at the Sheraton Suites Houston, 2400 West Loop South, Houston, Texas 77027 for the following purposes:

1.  To consider and vote upon a proposal to approve and adopt the Unit Purchase Agreement, dated as of November 13, 2007, by and among Nevada Gold & Casinos, Blackhawk Gold, Isle of Capri and Casino America, and the transactions contemplated thereby; and

2.  To transact such other business as may properly come before the special meeting or at any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

The board of directors has fixed the close of business on December 10, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement thereof. The special meeting may be adjourned from time to time without notice other than by announcement at the special meeting.

By Order of the Board of Directors, Ernest E. East Senior Vice President, General Counsel and Secretary

Houston, Texas
[_________] [___,] 2007

All stockholders are invited to attend the special meeting in person. Whether or not you expect to attend the special meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the special meeting. A return envelope is enclosed for that purpose. Even if you have authorized your proxy, you may still vote in person if you attend the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain from the record holder a proxy issued in your name.

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SUMMARY TERM SHEET

The following summary highlights selected information contained in this proxy statement. This summary may not contain all of the information that you may consider to be important in determining how to vote on the proposed transaction. To understand the proposed transaction fully and for a more complete description of the terms of the transaction, you should carefully read this entire proxy statement and the Unit Purchase Agreement, a copy of which is attached to this proxy statement as Appendix A. In addition, we encourage you to read the documents referred to or incorporated by reference in this proxy statement, which include important business and financial information about Nevada Gold & Casinos and IC-BH that has been filed with the Securities and Exchange Commission, which is referred to as the SEC. See “Where You Can Find More Information and Incorporation by Reference” on page 34. Each item in this summary includes a page reference to direct you to a more complete description of that item in the proxy statement. The terms “we,” “us,” “our” and “our company” refer to Nevada Gold & Casinos, Inc.

•	The Parties to the Transaction (See page 10)
Nevada Gold & Casinos, Inc. (“Nevada Gold & Casinos”) is headquartered in Houston, Texas. Our principal executive offices are located at 50 Briar Hollow Lane, Suite 500W, Houston, Texas 77027, and our telephone number is (713) 621-2245. Our Internet site is www.nevadagold.com. Nevada Gold & Casinos is publicly traded on the American Stock Exchange (“Amex”) under the symbol UWN.

Blackhawk Gold, Ltd. (“Blackhawk Gold”) is a Colorado corporation and a wholly-owned subsidiary of Nevada Gold & Casinos. Its principal executive offices are located at 50 Briar Hollow Lane, Suite 500W, Houston, Texas 77027, and its telephone number is (713) 621-2245. Blackhawk Gold is a non-operating owner of 43% of the units of Isle of Capri-Black Hawk, LLC (“IC-BH”).

Isle of Capri Casinos, Inc. (“Isle of Capri”) is a Delaware corporation with its principal executive offices located at 600 Emerson Road, Suite 300, St. Louis, Missouri 63141, and its telephone number is (314) 813-9200. Isle of Capri is publicly traded on the National Association of Securities Dealers Automated Quotations (“Nasdaq”) under the symbol ISLE.

Casino America of Colorado, Inc. (“Casino America”) is a Colorado corporation and a wholly-owned subsidiary of Isle of Capri. Its principal executive offices are located at 600 Emerson Road, Suite 300, St. Louis, Missouri 63141. Casino America operates and manages IC-BH and owns 57% of the units in IC-BH.

•	The Unit Purchase Agreement (See page 17)

Under the terms of the Unit Purchase Agreement, Nevada Gold & Casinos and its subsidiary Blackhawk Gold agree to sell Blackhawk Gold’s 43% ownership interest in IC-BH to Casino America. The Unit Purchase Agreement is attached to this proxy statement as Appendix A. We encourage you to read the Unit Purchase Agreement in its entirety, as it is the legal document that governs the proposed transaction between Nevada Gold & Casinos, Blackhawk Gold, Isle of Capri and Casino America.

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Purchase Price (See page 17)

The consideration to be paid for our ownership interest is $64,600,000 in cash, including $2,000,000 which was paid to Louise H. Rogers after the execution of the Unit Purchase Agreement.

Conditions to Closing (See page 23)

The respective obligations of Nevada Gold & Casinos and Blackhawk Gold, on the one hand, Isle of Capri and Casino America, on the other hand, to effect the sale of our ownership interest are subject to the satisfaction or waiver of certain conditions set forth in the Unit Purchase Agreement.

Termination (See page 24)

The Unit Purchase Agreement may be terminated at any time prior to closing upon mutual agreement of the parties. Under other specific circumstances, each party has additional rights to terminate the Unit Purchase Agreement.

Termination Fees and Expenses (See page 25)

Under certain circumstances, Nevada Gold & Casinos or Blackhawk Gold is required to pay to Casino America a termination fee of $700,000. In addition, if within 24 months of such termination we enter into another letter of intent or an agreement in principle to sell our ownership interest in IC-BH, we or Blackhawk Gold may be required to pay an additional fee of $1,100,000.

•	Reasons for the Sale of our Ownership Interest (See page 13)

The sale of our ownership interest in IC-BH will enable us to (i) reduce our outstanding long-term debt by approximately $38,800,000, (ii) extend the maturity date of the remaining $15,550,000 balance of such debt from September 30, 2008 to June 30, 2010, and (iii) provide additional funds to invest in other operating assets in the gaming industry such as the Vicksburg Horizon Casino and Hotel (which we refer to as the Vicksburg Facility). We entered into a contract to acquire the Vicksburg Facility for a cash purchase price of $35,000,000 on November 13, 2007. We expect that acquisition to close shortly after the closing of the sale of our ownership interest in IC-BH.

We intend to use the net proceeds from the sale of our ownership interest in IC-BH to pay down approximately $38,800,000 of our currently outstanding long-term debt of $54,350,000, and approximately $15,000,000 (including the $2,000,000 cash deposit received upon our execution of the Unit Purchase Agreement) to help fund the acquisition of the Vicksburg Facility and other future acquisitions. The balance of the proceeds of the sale is expected to be used to pay income taxes (approximately $9,800,000) and expenses (approximately $1,000,000) to be incurred in connection with the sale of our ownership interest. The expenses to be incurred include those expenses in seeking our shareholders’ approval of the proposed sale. See the “Use of Proceeds” section on page 15 and “Pro Forma Consolidated Balance Sheet and Statement of Operations” beginning on page 27 for more information concerning the use of the proceeds of the sale and the financial implications of the sale for our company.

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•	Recommendation of the Board of Directors (See page14)

Based on a recommendation from senior management and its evaluation of a number of factors, the board of directors has determined that the Unit Purchase Agreement and the transactions contemplated thereby are fair to and in the best interests of the stockholders. On November 10, 2007, the board of directors unanimously approved and adopted the Unit Purchase Agreement and the transactions contemplated thereby, and unanimously recommends that you vote “FOR” the proposal to approve and adopt the Unit Purchase Agreement and the transactions contemplated thereby. The affirmative vote, whether in person or by proxy, of holders of a majority of our outstanding common stock is required to approve the Unit Purchase Agreement and the transactions contemplated thereby.

•	The Special Meeting (See page 7)

The special meeting of stockholders will be held on Thursday,  January 17, 2008 beginning at 10:00 a.m. Central Time, at the Sheraton Suites Houston, 2400 West Loop South, Houston, Texas 77027, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Stockholders. We will ask you to consider and vote upon the approval and adoption of the Unit Purchase Agreement and the transactions contemplated thereby. The record date for the special meeting is December 10, 2007. The proposed transaction requires the affirmative vote of holders of a majority of the outstanding shares of our common stock.

•	Stockholder Support Agreement (See page 15)

Under the Unit Purchase Agreement, we were required to secure stockholder support agreements from the two largest stockholders of our company, Louise H. Rogers and Wynnefield Funds. They are beneficial holders of at least 17% of the outstanding shares of common stock of Nevada Gold & Casinos and have agreed not to transfer their shares and to vote all of their shares of our common stock in favor of the Unit Purchase Agreement and the transactions contemplated thereby and against any proposal that is made in opposition to or in competition with the consummation of the transactions contemplated by the Unit Purchase Agreement.

•	Certain United States Federal Income Tax Consequences(See page 16)

The sale of our ownership interest will result in a taxable gain to Nevada Gold & Casinos and its wholly-owned subsidiary Blackhawk Gold. Nevada Gold & Casinos does not expect that the sale of our ownership interest will result in any federal income tax consequences to our stockholders.

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•	Pro Forma Consolidated Balance Sheet and Statement of Operations (See page 27)

The unaudited pro forma consolidated balance sheet and statement of operations for Nevada Gold & Casinos give effect to the proposed sale of our ownership interest may be found in this proxy statement under the heading “Pro Forma Consolidated Balance Sheet and Statement of Operations” and show what our consolidated balance sheet and statement of operations would have been if this transaction had occurred at the beginning of our fiscal year ended April 29, 2007 or at the end of our fiscal quarter ended as of July 29, 2007, respectively. The unaudited pro forma consolidated balance sheet and statement of operations should be read in conjunction with the related notes in this proxy statement and our and IC-BH’s historical and unaudited consolidated financial statements and the related notes thereto included in our Annual Report on Form 10-K and our Form 10-Q that are incorporated by reference to this proxy statement. See the section herein entitled “Where You Can Find More Information and Incorporation by Reference” for information on how to obtain a copy of our annual reports on Form 10-K and our quarterly reports on Form 10-Q.

The unaudited pro forma consolidated balance sheet and statement of operations are not necessarily indicative of the operating results or financial position that would have occurred if this transaction had been consummated prior to or as of the times indicated, nor are they necessarily indicative of the future financial position and results of operations of our company.

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QUESTIONS AND ANSWERS ABOUT
THE SPECIAL MEETING OF STOCKHOLDERS

Q: Where and when is the special meeting of stockholders?

A:
The special meeting will be held on Thursday,  January 17, 2008 beginning at 10:00 a.m. Central Time, at the Sheraton Suites Houston, 2400 West Loop South, Houston, Texas 77027, or at a later date if the meeting is adjourned.

Q: Who is soliciting my proxy?

A:
The board of directors is soliciting proxies from each of our stockholders. Nevada Gold & Casinos will pay the expenses of preparing and distributing this proxy statement and soliciting proxies, including the reasonable expenses incurred by brokers, dealers, banks and trustees or their nominees for forwarding solicitation materials to beneficial owners.

Q: Who is entitled to vote on the proposed transaction?

A:
Stockholders of record as of the close of business on December 10, 2007, the record date, are entitled to notice of and to vote at the special meeting. Each share of common stock is entitled to one vote.

Q: What am I being asked to vote upon at the special meeting?

A:
You are being asked to vote upon a proposal to approve and adopt the Unit Purchase Agreement, dated as of November 13, 2007, by and among us, Blackhawk Gold, Isle of Capri and Casino America. See “The Unit Purchase Agreement” for a more detailed description of the proposed transaction.

Q: What will happen if the Unit Purchase Agreement is approved and adopted by our stockholders?

A:
If the Unit Purchase Agreement and the transactions contemplated thereby are approved and adopted by the holders of a majority of the outstanding shares of our common stock, and the other conditions to closing of the transaction are satisfied or waived, we will sell our 43% ownership interest in IC-BH to Casino America pursuant to the terms and conditions set forth in the Unit Purchase Agreement as described in this proxy statement.

Q: What will happen if the Unit Purchase Agreement and the transactions contemplated thereby are not approved or adopted by our stockholders or the sale of units is otherwise not completed?

A:
If the Unit Purchase Agreement is not approved or adopted by the holders of a majority of the outstanding shares of our common stock, we will not be able to consummate the transactions contemplated by the Unit Purchase Agreement and under certain circumstances, we or Blackhawk Gold may be required to pay a termination fee of $700,000 to Casino America. In addition, we would need to extend the maturity date of our existing long-term debt or find other sources with which to help repay the same when it becomes due in September 30, 2008, and would have to find other sources to help finance the acquisition of the Vicksburg Facility. No assurance can be given that we would be able to extend the maturity date of our existing long-term debt or secure such other financing or the terms and conditions upon which we might be able to secure the same.

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Q: When is the sale of our ownership interest to Casino America expected to be completed?

A:
We expect to complete the sale of our ownership interest to Casino America on the second business day or as soon as practicable after all of the conditions to closing of the transaction have been satisfied or waived. See “The Unit Purchase Agreement” for a more complete description of the conditions to completion of the sale.

Q: What vote is required to approve and adopt the Unit Purchase Agreement and the transactions contemplated thereby?

A:
The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve and adopt the Unit Purchase Agreement and the transactions contemplated thereby. The board of directors recommends that you vote “FOR” the proposal to approve and adopt the Unit Purchase Agreement and the transactions contemplated thereby. Failure to vote either by proxy or in person at the meeting will have the same effect as a vote against the proposal.

Q: What do I need to do now?

A:
After carefully reading and considering the information contained in this proxy statement, we urge you to complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the special meeting. A return envelope is enclosed for that purpose. Holders of a majority of the outstanding shares of our common stock are entitled to vote and must be represented in person or by proxy at the special meeting to enable us to conduct business at the special meeting. See “The Special Meeting” for further information regarding the voting process.

Q: Can I change my vote after I have signed and returned my proxy?

A:
Yes. You can change your vote at any time before proxies are voted at the special meeting. Prior to the time proxies are voted, you may change your vote by submitting a written notice of revocation or a duly executed proxy bearing a later date to the following address: Investor Relations of Nevada Gold & Casinos at Nevada Gold & Casinos’ executive offices, 50 Briar Hollow Lane, Suite 500W, Houston, Texas 77027. Alternatively, you may attend the special meeting and vote in person.

Q: How do I vote if my broker holds my shares in “street name”?

A:
Shares held in “street name” are held in the name of your bank or broker. If your shares are held in a brokerage account in “street name,” they are not included in the total number of shares owned by you on the enclosed proxy card. Your bank or broker will send you instructions on how to vote those shares.

Q: What is a broker non-vote?

A:
When shares are held in “street name,” a broker non-vote may occur when a bank or brokerage firm does not vote on a proposal because it does not have discretionary voting power and has not received instructions from the beneficial owner of the shares. In this case your broker does not have discretionary authority; therefore, your failure to give your broker or nominee specific instructions will have the same effect as a vote “AGAINST” the proposal.

Q: What happens if I do not indicate how to vote my proxy?

A:
If your shares are not held in “street name” and you sign and send in your proxy, but do not include instructions on how to vote your properly signed proxy card, your shares will be voted “FOR” the proposal to approve and adopt the Unit Purchase Agreement and the transactions contemplated thereby.

Q: Who can help answer my questions about the proposal?

A:
If you have any questions about the proposal presented in this proxy statement, you should contact: Nevada Gold & Casinos, Inc., 50 Briar Hollow Lane, Suite 500W, Houston, Texas 77027, Attn: Ernest E. East, General Counsel, (713) 621-2245.

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THE SPECIAL MEETING

General; Time, Place and Purpose of the Special Meeting

The enclosed proxy is solicited by the board of directors of Nevada Gold & Casinos for use at the special meeting of stockholders to be held on Thursday,  January 17, 2008 at 10:00 a.m. Central Time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Stockholders. The special meeting will be held at the Sheraton Suites Houston, 2400 West Loop South, Houston, Texas 77027. Nevada Gold & Casinos intends to mail this proxy statement and accompanying proxy card on or about [__________] [___], 2007 to all stockholders entitled to vote at the special meeting. At the special meeting, the stockholders will be asked to vote upon the proposal to approve and adopt the Unit Purchase Agreement and the transactions contemplated thereby, and to transact such other business as may properly come before the special meeting and at any adjournment or postponement thereof.

Solicitation of Proxies

We will bear the entire cost of this solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock of Nevada Gold & Casinos, par value $0.12 per share, beneficially owned by others to forward to such beneficial owners. Nevada Gold & Casinos may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to beneficial owners. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, facsimile or electronic mail, without additional compensation.

Voting, Outstanding Shares and Quorum

Only stockholders of record of Nevada Gold & Casinos’ common stock at the close of business on December 10, 2007, the record date for the special meeting (the “record date”), will be entitled to notice of, and to vote at, the special meeting. At the close of business on December 10, 2007, Nevada Gold & Casinos had outstanding and entitled to vote [__________] shares of common stock. Each holder of record of our common stock on the record date above will be entitled to one vote for each share held on all matters to be voted upon at the special meeting. If you were a stockholder as of the record date, you are entitled to vote by proxy or in person at the special meeting.

However, whether or not you intend to attend the special meeting, the board of directors encourages you to vote for the proposal and requests that you complete, sign, date and return the accompanying proxy card in order to ensure the presence of a quorum. A return envelope is enclosed for your convenience.

Holders of a majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will constitute a quorum for the special meeting. All votes will be tabulated by the inspector of elections appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

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Shares represented at the special meeting in person or by proxy, but not voted, will nevertheless be counted for purposes of determining a quorum. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal to be voted upon at the special meeting. A “broker non-vote” occurs when a broker, bank or other holder of record holding shares for a beneficial owner fails to execute and return a proxy or properly executes and returns a proxy without voting on a particular proposal because the holder of record does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

The proposal to vote upon the approval and adoption of the Unit Purchase Agreement and the transactions contemplated thereby requires the affirmative vote, whether in person or by proxy, of holders of a majority of the shares of our outstanding common stock.

Brokerage Accounts

If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution, it can vote such shares only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the proxy card representing your shares. In addition, if you hold your shares in a brokerage or bank account, your broker or bank may allow you to provide your voting instructions by telephone.

Attendance at the Special Meeting

Only holders of common stock, their proxy holders and guests we may invite may attend the special meeting. If you wish to attend the special meeting in person but you hold your shares through someone else, such as a stockbroker, you must obtain from the record holder a proxy issued in your name.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. The proxy may be revoked by filing with Investor Relations of Nevada Gold & Casinos at its principal executive offices at 50 Briar Hollow Lane, Suite 500W, Houston, Texas 77027, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy.

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED RETURN ENVELOPE AS PROMPTLY AS POSSIBLE.

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CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS

Certain statements made in this proxy statement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” or “continue” or the negative of these terms or other comparable terminology. These forward-looking statements are based upon our current expectations, forecasts, and assumptions that are subject to risks, uncertainties and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to:

•	the ability to satisfy the conditions to the closing of the proposed sale of our ownership interest in IC-BH to Casino America, including, among others, our ability to obtain stockholder approval;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Unit Purchase Agreement;

•	the failure of the proposed transaction contemplated by the Unit Purchase Agreement to close for any other reason;

•	the risk that our operations will be disrupted in the event the proposed transaction does not close;

•	the risk that one or more third parties may seek to initiate litigation challenging the proposed transaction;

•	a change in economic conditions;

•	our ability to comply with the covenants contained in the Unit Purchase Agreement;

•
the risk that we will not be able to effectively implement our business plan for the use of the proceeds from the sale of our ownership interest in IC-BH which business plan contemplates the reinvestment of a significant portion of the proceeds in other gaming ventures; and

•
the other risks and uncertainties discussed in this proxy statement, our annual report on Form 10-K for the fiscal year ended April 29, 2007, as amended, and other reports we file from time to time with the SEC.

We undertake no obligation to update any of the information included in this proxy statement, except as otherwise required by law.

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SPECIAL FACTORS

The Parties to the Transaction

Information About Nevada Gold & Casinos

Nevada Gold & Casinos, a Nevada corporation, was formed in April 1977 and, since 1994, has been primarily a gaming company involved in financing, developing, owning and operating commercial gaming projects and financing and developing Native American owned gaming projects. Through our subsidiary, Blackhawk Gold, we indirectly own a 43% interest in IC-BH, a Colorado limited liability company which owns and operates two commercial casino properties in Black Hawk, Colorado -- the Isle of Capri-Black Hawk Casino and Colorado Central Station Casino.

In addition, we own and operate the Colorado Grande Casino in Cripple Creek, Colorado, we own a 40% interest in Buena Vista Development Company, LLC which is developing a casino for a Native American tribe in Amador County, California, and we have real estate interests in Colorado, California, and Nevada. We report our operations in two segments -- gaming projects and other assets.

We are headquartered in Houston, Texas. Our principal executive offices are located at 50 Briar Hollow Lane, Suite 500W, Houston, Texas 77027, and our telephone number is (713) 621-2245. Our Internet site is www.nevadagold.com.

Our common stock is traded on the Amex under the symbol UWN, and as a public company we file periodic reports with the SEC concerning our business, financial condition and results of operations.

Information about Blackhawk Gold

Blackhawk Gold is a Colorado corporation and a wholly-owned subsidiary of Nevada Gold & Casinos. It was formed in April 1997 and its principal executive offices are located at 50 Briar Hollow Lane, Suite 500W, Houston, Texas 77027, and its telephone number is (713) 621-2245. Blackhawk Gold is a non-operating owner of 43% of the units in IC-BH.

Information about Isle of Capri

Isle of Capri was incorporated in Delaware in February 1990. The principal executive offices of Isle of Capri are located at 600 Emerson Road, Suite 300, St. Louis, Missouri 63141, and its telephone number is (314) 813-9200. It is a leading developer, owner and operator of branded gaming facilities and related lodging and entertainment facilities in markets throughout the United States and internationally. Through its subsidiary, Casino America, it indirectly owns 57% of the units in IC-BH and receives management fees for operating the two gaming facilities in Black Hawk, Colorado owned by IC-BH.

In addition, Isle of Capri owns and operates twelve casino gaming facilities in the United States located in Lake Charles, Louisiana; Lula, Biloxi and Natchez, Mississippi; Kansas City, Caruthersville and Boonville, Missouri; Bettendorf, Davenport, Waterloo and Marquette, Iowa; and Pompano Beach, Florida. Its international gaming interests include a wholly-owned casino in Freeport, Grand Bahama, a two-thirds ownership interest in casinos in Dudley and Wolverhampton, England and a wholly-owned casino in Coventry, England. It also wholly owns and operates a pari-mutuel harness racing facility in Pompano Beach, Florida at the site of its Pompano Beach casino facility.

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Isle of Capri’s common stock is traded on the Nasdaq under the symbol ISLE, and as a public company it files periodic reports with the SEC concerning its business operations, financial conditions and results of operations.

Information about Casino America

Casino America is a Colorado corporation and a wholly-owned subsidiary of Isle of Capri. It was formed in April 1997 and maintains principal executive offices at 600 Emerson Road, Suite 300, St. Louis, Missouri 63141, and its telephone number is (314) 813-9200. Casino America operates and manages IC-BH and owns 57% of the units in IC-BH.

Information about IC-BH

The securities of IC-BH are not publicly traded, but because our interest in IC-BH represents a significant part of our total assets and accounts for a significant portion of our revenues, we include information concerning the financial condition and results of operations of IC-BH in our periodic reports filed with the SEC.

Background of the Sale of our Ownership Interest

General

On April 25, 1997, Blackhawk Gold and Casino America formed IC-BH which owns and operates two commercial casino properties in Black Hawk, Colorado (Isle of Capri-Black Hawk Casino and Colorado Central Station Casino). Through our wholly-owned subsidiary, Blackhawk Gold, we own 43% of the interest in IC-BH, and Isle of Capri, through its wholly-owned subsidiary, Casino America, owns the remaining 57% interest in IC-BH. Casino America operates the two casino properties under the Second Amended and Restated Management Agreement between Isle of Capri and IC-BH for a management fee based upon a percentage of the revenues and operating profit of the casinos.

The Isle of Capri-Black Hawk Casino

The Isle of Capri-Black Hawk Casino, which commenced operations in December 1998, is located on an approximately 10-acre site and is one of the first gaming facilities reached by customers arriving from Denver via Highway 119. The property currently consists of a casino with approximately 1,378 slot machines, 18 table games, a 238-room hotel and 1,100 parking spaces in an attached parking garage. The Isle of Capri-Black Hawk Casino also offers customers a wide variety of non-gaming amenities, including four dining facilities and a 4,000 square foot event center that can be used for meetings and entertainment.

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The Colorado Central Station Casino

The Colorado Central Station is located across the intersection, from the Isle of Capri-Black Hawk Casino, of Main Street and Mill Street. The property currently consists of a casino with 778 slot machines, 15 table games, a 162-room hotel and 1,200 parking spaces. The property also offers guests three dining options.

Background of the Transaction

In March of 2006, we retained Libra Securities, LLC, an investment banking firm, to assist us in connection with a general review of alternatives available to us to maximize the value of our 43% ownership interest in IC-BH.

Over the course of the summer of 2006, we internally considered the possibility and relative advantages and disadvantages of an outright sale of our ownership interest, a “swap” of our interest for other assets and a sale leaseback transaction involving our ownership interest in IC-BH.

In the summer and fall of 2006, we initiated conversations with Isle of Capri with respect to a possible sale of our ownership interest, and in January and February of 2007 we exchanged draft agreements with Isle of Capri contemplating a transaction in which (i) our ownership interest in IC-BH would be redeemed in exchange for title to certain real property and facilities owned by IC-BH and used for its casino and hotel operations, (ii) we would lease the acquired property back to IC-BH for an extended term at a minimum rent of $3,600,000 a year and (iii) at the end of the lease term, Isle of Capri would have an option to buy back the assets for a balloon payment of $25,000,000.  The annual rent would be subject to possible upward adjustment based on a formula geared to the earnings before interest, taxes, depreciation and amortization (“EBITDA”) generated by IC-BH from certain of its operations during the three fiscal years ending April 24, 2009. Our management ascribed a net present value to such transaction in the range of $42,000,000 to $48,000,000 without giving effect to the contingent rent adjustment formula.

Although conversations between the parties continued throughout the first quarter of 2007, we and Isle of Capri were not able to reach a final agreement as to the terms of the transaction, and on April 19, 2007, Nevada Gold & Casinos issued a press release indicating conversations with Isle of Capri had terminated.

Additionally, over the course of late 2006 and early 2007 we contacted at least seven potential financial buyers of which only two communicated interest in holding further discussions. Discussions with these potential buyers failed to produce an agreement as to an acceptable range of values for our ownership interest and did not progress beyond the preliminary stage. The major issues cited by these potential buyers as adversely affecting their views as to the value of our ownership interest in IC-BH were: (i) Isle of Capri’s right of first refusal in connection with any sale of our ownership interest in IC-BH, (ii) the fact that the interest was a minority interest with limited rights to participate in management decisions or to control the timing of any sale or “exit” and (iii) the economic terms of the management agreement pursuant to which Casino America managed IC-BH.

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The conversations between Isle of Capri and Nevada Gold & Casinos were renewed in the fall of 2007 when Libra Securities, on behalf of Nevada Gold & Casinos, contacted Isle of Capri to discuss an all-cash buyout. On October 22, 2007, we provided Isle of Capri with a proposed term sheet.

Over the course of the following weeks, Nevada Gold & Casinos and Isle of Capri agreed on a price and eventually definitive transaction terms. On November 10, 2007, the board of directors approved and adopted the Unit Purchase Agreement and the transactions contemplated thereby and on November 13, 2007, the parties executed the Unit Purchase Agreement. See “The Unit Purchase Agreement” for a more detailed description of the definitive terms.

Because the sale of our ownership interest may be deemed to be the sale of assets that would require stockholder approval under the laws of the state of Nevada, the board of directors of Nevada Gold & Casinos has determined to seek the approval of our stockholders.

Reasons for the Sale of our Ownership Interest

On January 19, 2006, Nevada Gold & Casinos entered into a $55,000,000 revolving credit facility with Louise H. Rogers, as amended on July 30, 2007 and October 12, 2007. The credit facility, which replaced a prior version of the credit facility dated June 29, 2006, was secured, in part, by Nevada Gold & Casino’s ownership in Blackhawk Gold, and Blackhawk Gold’s ownership in IC-BH. The credit facility allows Nevada Gold & Casinos to borrow up to $55,000,000 at any time prior to September 30, 2008. As of November 12, 2007, the aggregate outstanding principal balance of this credit facility was $54,350,000. The credit facility was amended and restated as of November 13, 2007 conditioned upon the completion of the proposed sale of our interest in IC-BH and the application of not less than $38,800,000 of the proceeds therefrom to partially pay down our outstanding long-term indebtedness. Under the November 13, 2007 agreement, the maturity date for the credit facility is extended to June 30, 2010. The funds we receive from the sale of our ownership interest will primarily be used to pay down such debt. Upon such payment, the credit facility will remain secured by all of our assets and we will continue to pay interest payments monthly; however, under the November 13, 2007 agreement, the interest rate will be reset at a rate to be negotiated by the parties but in no event will the rate be less than 10% per annum. See Exhibit 10.1 to our current report of Form 8-K, dated November 13, 2007 for a copy of the amended and restated credit facility agreement.

Pursuant to a promissory note dated November 13, 2007, Ms. Rogers agreed to loan an additional $2,000,000 to Nevada Gold & Casinos separate and apart from the $55,000,000 credit facility. On November 16, 2007, we paid the outstanding amount due under the promissory note to Ms. Rogers from the deposit amount held in escrow in connection with the proposed sale of our ownership interest and in accordance with the deposit escrow agreement. See “Deposit Escrow Agent Agreement” for a more detailed description of the payment to Ms. Rogers. See Exhibits 10.2, 10.3 and 10.4 to our current report on Form 8-K, dated November 13, 2007 for copies of the amendment to the security agreement, use of proceeds agreement and the promissory note.

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Additionally, $13,000,000 of the balance of the funds from the sale of our ownership interest will be placed in an investment fund, or a special “project fund.” These funds shall be placed in an interest-bearing account set up separately from any and all other accounts held by Nevada Gold & Casinos and used solely for (i) acquisitions or financing of new projects or (ii) repayment to Ms. Rogers on any of her loans to Nevada Gold & Casinos. We may not borrow against such project fund or use it as collateral for any loan transaction without the express written consent of Ms. Rogers. We may only borrow against the project fund if the loan is used to finance a new project or acquisition which has been approved by Ms. Rogers, such as our proposed acquisition of the Vicksburg Horizon Casino and Hotel. On November 13, 2007, our wholly owned subsidiary, Nevada Gold Vicksburg, LLC entered into an agreement to purchase the Vicksburg Horizon Casino and Hotel in Vicksburg, Mississippi from Columbia Properties Vicksburg, LLC for $35,000,000. Specifically, up to $8,000,000 of the project fund may be used for investment in the Vicksburg Facility. Any funds remaining in the project fund following the Vicksburg Facility acquisition will be committed to at least one other new acquisition within 12 months of completing such acquisition, otherwise such funds shall be delivered to Ms. Rogers and applied to the payment of her loans to us. See Exhibit 10.6 to our current report of Form 8-K, dated November 13, 2007 for a copy of the Vicksburg Facility agreement.

If the Unit Purchase Agreement and the transactions contemplated thereby are not approved or adopted by the holders of a majority of the outstanding shares of our common stock, we will not be able to consummate the transactions contemplated by the Unit Purchase Agreement or the agreement relating to our amended and restated credit facility. In addition, we may not be able to complete the Vicksburg Facility acquisition, and may have to seek other strategic alternatives and arrangements.

Effect of the Sale of our Ownership Interest

The sale of our ownership interest will terminate our interest in IC-BH and we will not have any interest in its future operations.

As described above, the sale of our ownership interest will also permit us to substantially reduce our existing long-term debt and provide necessary capital to assist us to make other investments in the gaming industry.

Recommendation of the Board of Directors

At its meeting held on November 10, 2007, the board of directors determined that the Unit Purchase Agreement and the transactions contemplated thereby are fair and in the best interests of Nevada Gold & Casinos and its stockholders and recommends that you vote “FOR” the Unit Purchase Agreement and the transactions contemplated thereby. The affirmative vote, whether in person or by proxy, of a majority of the holders of our outstanding common stock is required to approve the proposed transaction.

In reaching its conclusion, the board of directors considered a recommendation by senior management in favor of the proposal as well as a number of factors, including:

(i)
The fact that Isle of Capri, as the majority owner of IC-BH, is the only purchaser likely to pay a purchase price for our interest based upon a pro rata share of the enterprise value of IC-BH without imposing the significant discount commonly applied to the purchase of minority interests.

(ii)
The fact that the operating agreement of IC-BH gives to Isle of Capri a right of first refusal with respect to any sale of our ownership interest to a third party which adversely affects the marketability of our ownership interest.

(iii)	A recently enacted ban (which is to take effect on January 1, 2008), on smoking in all Colorado casinos which our senior management believes may add uncertainty to the valuation of Colorado casinos.

(iv)
The fact that the sale price of $64,600,000 represented a multiple of 8.1 times our pro rata share of IC-BH’s trailing twelve month’s EBITDA through September 30, 2007. Based on information presented to it by management, the board of directors determined that this multiple compared favorably to the mean and median multiples paid during the 2004-2007 period in transactions involving gaming industry facilities.

(v)
The experience of our management in negotiating other transactions in the gaming industry (including our proposed acquisition of the Vicksburg Facility) which provided first hand knowledge of the current market for properties such as those operated by IC-BH.

Another significant factor considered by the board of directors was our need for liquidity. We currently have outstanding approximately $54,350,000 of long-term debt that is scheduled to mature on September 30, 2008. We have negotiated an extension of the maturity date to June 30, 2010. That extension is conditioned upon the completion of the sale of our ownership interest in IC-BH and the application of not less than $38,800,000 of the proceeds therefrom to the partial payment of such outstanding long-term indebtedness. This extension of the maturity date for the remaining balance of $15,550,000 of long-term debt was a material factor in the board of directors’ decision with respect to the sale of our ownership interest in IC-BH.

The proceeds from the sale of our ownership interest will allow us to pursue future acquisitions such as the Vicksburg Facility acquisition.

Based on the above factors, the board of directors concluded that the purchase price was likely the highest price reasonably obtainable and that the transaction was fair to and in the best interests of our stockholders.

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Use of Proceeds

In connection with the sale of our ownership interest in IC-BH, we intend to apply the proceeds from the sale in the following manner:

Partial Payment of Outstanding Long-Term Debt	$38,800,000
Project Fund (including the Vicksburg Facility acquisition)	$13,000,000
Pay-Off of Promissory Note to Louise H. Rogers	$2,000,000
Taxes	$9,800,000
Transaction Fees and Expenses	$1,000,000
TOTAL:	$64,600,000

Stockholder Support Agreement

Under the terms of the Unit Purchase Agreement, we were required to secure stockholder support agreements from the two largest stockholders, Louise H. Rogers and Wynnefield Funds. They are beneficial holders of at least 17% of the outstanding shares of our common stock and have each agreed not to transfer any of their shares and to vote all of their shares of our common stock, in favor of the sale of Blackhawk Gold’s beneficial interest in IC-BH, the Unit Purchase Agreement and the transactions contemplated thereby. The stockholders also agreed not to transfer their shares and to vote all of their shares of common stock against any proposal that is made in opposition to or in competition with the consummation of the transactions contemplated by the Unit Purchase Agreement or would impede, frustrate or prevent the sale of our ownership interest, including but not limited to, any amendment to Nevada Gold & Casinos’ certificate of incorporation or any dissolution, liquidation or winding up of Nevada Gold & Casinos or Blackhawk Gold.

Pursuant to the stockholder support agreement, the stockholders granted an irrevocable proxy with an interest to Casino America, pursuant to which, in the case of default by the stockholders under the stockholder support agreement, Casino America is appointed as their agent, attorney-in-fact and proxy for all of the shares of Nevada Gold & Casinos owned by such stockholders. The stockholder support agreement and the proxy, if applicable, will terminate upon (i) the closing of the sale of Nevada Gold & Casinos ownership interest (as defined in the Unit Purchase Agreement) or (ii) the end of the fifth day following the date of termination of the Unit Purchase Agreement in accordance with its terms.

Deposit Amount

Pursuant to the Unit Purchase Agreement, Casino America is required to pay a deposit amount. Accordingly, on November 16, 2007, pursuant to Nevada Gold & Casinos’ instructions, the deposit amount of $2,000,000 was paid directly to Ms. Rogers as such amount was due to her under the November 13, 2007 promissory note. See “Reasons for the Sale of our Ownership Interest” beginning on page 13 for a description of the promissory note. In the event that Casino America is entitled to a return of its deposit under the Unit Purchase Agreement, Blackhawk Gold is required to pay such deposit within two business days after the date on which Casino America is entitled to receive such payment. If Blackhawk Gold fails to pay back the deposit, Nevada Gold & Casinos and Blackhawk Gold specifically authorizes and directs Casino America to cause IC-BH to withhold any and all disbursements due to Blackhawk Gold.

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Interests of Certain Persons

One of our members of the board of directors, John Gallaway, who was appointed as director in November 2005, served in the office of the chairman of Isle of Capri from 2003-2005 and as president and chief operating officer of Isle of Capri from 1995 through 2003. Mr. Gallaway has no continuing interest, direct or indirect, in Isle of Capri other than his ownership of less than 1% of its outstanding publicly traded common stock. None of the other directors or any officers or executive employees has any interest in Isle of Capri.

Regulatory and Other Approvals

There are no material United States or state regulatory approvals required for the completion of the sale of our ownership interest. The approval of the Unit Purchase Agreement by our stockholders is being sought under the corporate laws of the state of Nevada because the sale of our ownership interest may be deemed to represent substantially all of our assets under Nevada law.

Dissenter’s Rights of Appraisal

Under Nevada law, our stockholders are not entitled to appraisal rights in connection with the asset sale.

Certain United States Federal Income Tax Consequences

The sale of our ownership interest to Casino America pursuant to the Unit Purchase Agreement will result in a realized taxable gain to Nevada Gold & Casinos and its subsidiary Blackhawk Gold, with respect to which Nevada Gold and Casinos and its subsidiary Blackhawk Gold may be required to pay federal income taxes. This gain will be measured by the difference between the amount realized from the sale and Blackhawk Gold’s tax basis in the ownership interest. In addition, we will utilize net operating losses and other tax credits available to us to reduce any realized taxable gains. The amount realized by Blackhawk Gold will include the cash received by it and any other consideration received by it for the sale of our ownership interest. The tax, if any payable, with respect to any realized gain will depend on numerous factors but is not expected to exceed $10,500,000.

Nevada Gold & Casinos (and its subsidiary Blackhawk Gold) also may be subject to state income and transfer taxes, but Nevada Gold & Casinos does not anticipate that such taxes, if any, will be significant.

Nevada Gold & Casinos does not expect that the sale of our ownership interest will result in any federal income tax consequences to our stockholders.

Accounting Treatment of the Transaction

We have accounted for our 43% interest in IC-BH as an investment of an unconsolidated affiliate. The contemplated transaction will be accounted for as a sale of an investment. The investment balance recorded on the financial records of our company will be removed upon completion of the sale. Any proceeds received in excess of the investment balance and related transaction and closing costs will be accounted for as a gain. Appropriate federal, state and local taxes will be recorded.
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THE UNIT PURCHASE AGREEMENT

The following is a summary of the material provisions of the Unit Purchase Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Unit Purchase Agreement, which is incorporated by reference in its entirety and attached as Appendix A to this proxy statement. We urge you to read this proxy statement and the Unit Purchase Agreement in their entirety. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 34.

General

Nevada Gold & Casinos and its wholly-owned subsidiary, Blackhawk Gold, entered into a Unit Purchase Agreement with Isle of Capri and its wholly-owned subsidiary, Casino America, dated as of November 13, 2007, pursuant to which Blackhawk Gold has agreed to sell all of its units in IC-BH, representing its entire ownership interest in IC-BH to Casino America, subject to certain terms and conditions, including approval by the holders of a majority of the outstanding shares of Nevada Gold & Casinos’ common stock at the special meeting. Nevada Gold & Casinos has unconditionally guaranteed all of the obligations of Blackhawk Gold, and Isle of Capri has unconditionally guaranteed all of the obligations of Casino America, under the Unit Purchase Agreement.

The closing of the sale of our ownership interest will occur the second business day after the conditions to closing set forth in the Unit Purchase Agreement have been satisfied or waived, unless a different date is agreed upon by the parties.

If the Unit Purchase Agreement is approved and adopted by an affirmative vote of a majority of holders of our outstanding common stock and the sale of our ownership interest to Casino America is completed, we intend to apply the net proceeds of the sale to pay down our debt and to finance future transactions. No assurance can be given that we will be able to conclude any such future transactions or that, if concluded, our investment in them will be successful.

Ownership of Interest to be Sold

The units in IC-BH to be sold represent Blackhawk Gold’s entire ownership interest in IC-BH.

Purchase Price

The total consideration to be paid to Blackhawk Gold for our ownership interest is $64,600,000 in cash, including $2,000,000 which was paid to Ms. Rogers after the execution of the Unit Purchase Agreement. Upon Casino America’s option, a portion of the purchase price will be paid at closing directly to Ms. Rogers as lender to remove her lien on Blackhawk Gold’s units in IC-BH.

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Representations and Warranties

The Unit Purchase Agreement contains representations and warranties made by Nevada Gold & Casinos and Blackhawk Gold to Casino America. These include representations and warranties relating to:

•	the valid existence and good standing of each of Nevada Gold & Casinos and Blackhawk Gold;

•	the power and authority of Nevada Gold & Casinos and Blackhawk Gold to enter into the Unit Purchase Agreement and carry out the transactions contemplated in the Unit Purchase Agreement;

•	the approval by the board of directors of each of Nevada Gold & Casinos and Blackhawk Gold of the Unit Purchase Agreement and deposit escrow agreement;

•
the determination by the board of directors of each of Nevada Gold & Casinos and Blackhawk Gold that the terms of the transactions contemplated by the Unit Purchase Agreement are fair to and in the best interests of their respective stockholder(s);

•
the recommendation by the board of directors of each of Nevada Gold & Casinos and Blackhawk Gold that their respective stockholder(s) approve and adopt the Unit Purchase Agreement and the deposit escrow agreement;

•	the required approval and adoption of the Unit Purchase Agreement by the holders of a majority of the outstanding shares of Nevada Gold & Casinos’ common stock;

•	the approval and adoption of the Unit Purchase Agreement by the sole stockholder of Blackhawk Gold;

•	the capital structure and ownership of Blackhawk Gold;

•	the absence of undisclosed litigation;

•
the absence of violations or conflicts with or breaches of or defaults under, and consents or approvals required under, organizational documents, contracts or applicable law (other than as may be required by the Colorado Limited Gaming Authority and pursuant to municipal, local and state laws such as those regulating liquor sales) as a result of entering into the Unit Purchase Agreement and the consummation of the transactions contemplated thereby;

•	the absence of undisclosed broker’s or finder’s fees; and

•	the execution of the stockholder support agreements by beneficial holders of at least 17% of the outstanding shares of common stock of Nevada Gold & Casinos.

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The Unit Purchase Agreement contains representations and warranties made by Isle of Capri and Casino America to Blackhawk Gold. These include representations and warranties relating to:

•	the due organization, valid existence and good standing of each of Isle of Capri and Casino America;

•	the corporate power of each to enter into the Unit Purchase Agreement and carry out its obligations under the Unit Purchase Agreement;

•
the absence of violations or conflicts with or breaches of or defaults under, and consents or approvals required under, organizational documents, contracts or applicable law (other than as may be required by the Colorado Limited Gaming Authority and pursuant to municipal, local and state laws such as those regulating liquor sales) as a result of entering into the Unit Purchase Agreement and the consummation of the transactions contemplated thereby;

•
the absence of Casino America and IC-BH having directly or indirectly engaged in any discussions with, or solicited or received any offer from, any person (other than Nevada Gold & Casinos, Blackhawk Gold and their representatives) regarding a change in control transaction affecting IC-BH or Isle of Capri itself;

•	the absence of undisclosed litigation; and

•	the absence of undisclosed broker’s or finder’s fees.

Pre-Closing Covenants; Conduct of Business Prior to Closing

The Unit Purchase Agreement contains certain mutual covenants of the parties, including covenants relating to:

•
using commercially reasonable efforts to cause the closing to occur, including taking all commercially reasonable actions necessary to comply with legal requirements that may be imposed with respect to the closing and to obtain the necessary consents from, and filings with, governmental authorities;

•
cooperating with each other to obtain any necessary consents from governmental authorities and promptly provide drafts to each other, allow reasonably adequate time for comment by the other party and agree promptly to the contents of notifications, filings, submissions, further documentation and evidence to be submitted to all relevant governmental authorities;

•	giving written notice to the other party of any material adverse development that causes a breach of any such party’s representations and warranties contained in the Unit Purchase Agreement; and

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•	consulting with each other with respect to public announcements concerning the transactions contemplated by the Unit Purchase Agreement.

The Unit Purchase Agreement also contains covenants requiring Nevada Gold & Casinos to:

•	subject to our board of directors’ fiduciary duty to our stockholders, recommend approval of the matters submitted to our stockholders;

•
enter into good faith negotiations with the other parties for at least 20 days to attempt to revise the terms of the Unit Purchase Agreement in the event that our stockholders fail to approve the Unit Purchase Agreement at the stockholders meeting;

•
take all action necessary in accordance with applicable law and its organizational documents to convene as promptly as practicable, but in any event no later than 35 days after the date on which this proxy statement can be mailed to stockholders under applicable rules of the SEC, a stockholders meeting to obtain the required stockholder vote in favor of approving and adopting the Unit Purchase Agreement and the transactions contemplated by the Unit Purchase Agreement;

•
prepare and file with the SEC this proxy statement and use commercially reasonable efforts to cause the proxy statement to be mailed to its stockholders as promptly as practicable after the date of the Unit Purchase Agreement;

•
afford Casino America the opportunity to review and comment on the proxy statement prior to submission of such proxy statement to the SEC, and provide to Casino America copies of all correspondence between Nevada Gold & Casinos or Blackhawk Gold and the SEC relating to the proxy statement and stockholders meeting; and

•	not permit Blackhawk Gold’s units to become subject to any lien, claim or encumbrance (other than those in effect as of the date of the Unit Purchase Agreement).

Exclusivity; No Solicitation

Except as described below, during the period prior to closing, each of Nevada Gold & Casinos and Blackhawk Gold and their affiliates will not (and each of Nevada Gold & Casinos and Blackhawk Gold will not permit any of their respective or any of their respective affiliates’ officers, directors, employees or any investment banker, financial advisor, attorney, accountant or other agent or representative retained by Nevada Gold & Casinos or Blackhawk Gold or any of their respective affiliates to), directly or indirectly:

•
solicit, encourage, initiate, engage in discussions or negotiate with any person (other than Casino America), or take any other action intended or designed to facilitate any inquiry or effort of any person (other than Casino America), relating to any possible business combination with Nevada Gold & Casinos or Blackhawk Gold or any possible acquisition of Blackhawk Gold, Blackhawk Gold’s units or Nevada Gold & Casinos or any material portion of Blackhawk Gold’s or Nevada Gold & Casinos’ outstanding capital stock or assets (with efforts by any such person, including a firm proposal to make such an acquisition, to be referred to as an “alternative acquisition”);

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•	provide information to any person (other than Casino America) relating to a possible alternative acquisition by any person (other than Casino America);

•	enter into an agreement with any person (other than Casino America) providing for a possible alternative acquisition; or

•	make or authorize any statement, recommendation or solicitation in support of any possible alternative acquisition by any person (other than Casino America).

Notwithstanding the foregoing limitations and subject to the stockholders meeting, the board of directors of Nevada Gold & Casinos may pursue an alternative proposal relating to the sale of our ownership interest (“an alternative acquisition proposal”) if the board of directors of Nevada Gold & Casinos, in response to an unsolicited third party proposal that did not result from a breach of the Unit Purchase Agreement, determines, in good faith after consultation with independent legal counsel and an independent financial advisor as necessary, that such proposal is or is reasonably likely to result in a superior proposal.

During the term of the Unit Purchase Agreement, the board of directors of each of Nevada Gold & Casinos or Blackhawk Gold will not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Casino America, the approval or recommendation of the Unit Purchase Agreement or approve or cause or permit Nevada Gold & Casinos or Blackhawk Gold to enter into any letter of intent, agreement in principle or similar agreement constituting an alternative acquisition proposal. Notwithstanding the foregoing, the board of directors of Nevada Gold & Casinos may withdraw or modify its approval or recommendation and recommend such superior proposal and enter into such letter of intent, agreement in principle or similar agreement if prior to the date of the stockholder approval, in response to an unsolicited third party proposal that did not result from a breach of the Unit Purchase Agreement, the board of directors determines in good faith after consultation with independent legal counsel that it is necessary to approve and recommend such superior proposal to comply with its fiduciary obligations.

Tax Matters

The sale of our ownership interest to Casino America pursuant to the Unit Purchase Agreement will result in a taxable gain to Nevada Gold & Casinos and its subsidiary Blackhawk Gold, with respect to which Nevada Gold and Casinos and its subsidiary Blackhawk Gold may be required to pay federal income taxes. This gain will be measured by the difference between the amount realized from the sale and Blackhawk Gold’s tax basis in the ownership interest. In addition, we will utilize net operating losses and other tax credits available to us to reduce any realized taxable gains. The amount realized by Blackhawk Gold will include the cash received by it and any other consideration received by it for the sale of our ownership interest. The tax if any payable, with respect to any realized gain will depend on numerous factors but is not expected to exceed $10,500,000.

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Nevada Gold & Casinos (and its subsidiary Blackhawk Gold) also may be subject to state income and transfer taxes, but Nevada Gold & Casinos does not anticipate that such taxes, if any, will be significant. All transfer, documentary, sales, use, stamp, registration and other such taxes, and all conveyance fees, recording charges and other fees and charges incurred in connection with the consummation of the transactions contemplated by the Unit Purchase Agreement will be paid 50% by Blackhawk Gold and 50% by Casino America when due and Blackhawk Gold will file all necessary tax returns and other documentation for all such transfer taxes, the expenses, fees and charges of the filings to be paid 50% by Blackhawk Gold and 50% by Casino America.

Nevada Gold & Casinos does not expect that the sale of our ownership interest will result in any federal income tax consequences to our stockholders.

Indemnification

Pursuant to the Unit Purchase Agreement, Nevada Gold & Casinos and Blackhawk Gold agree to jointly and severally indemnify Isle of Capri and Casino America for damages arising from:

•
any breach of or any inaccuracy in the representations and warranties made by Nevada Gold & Casinos or Blackhawk Gold in the Unit Purchase Agreement (as more fully described under “Representations and Warranties”); and

•	any breach of or failure by Nevada Gold & Casinos or Blackhawk to perform any covenant or obligation set forth in the Unit Purchase Agreement.

Pursuant to the Unit Purchase Agreement, Isle of Capri and Casino America agree to jointly and severally indemnify Nevada Gold & Casinos and Blackhawk Gold for damages arising from:

•
any breach of or any inaccuracy in the representations and warranties made by Isle of Capri or Casino America in the Unit Purchase Agreement (as more fully described under “Representations and Warranties”);

•	any breach of or failure by Isle of Capri or Casino America to perform any covenant or obligation set forth in the Unit Purchase Agreement; and

•
any failure on the part of IC-BH to file, or any inaccuracy in information contained in, any state or federal income tax return or notification of IC-BH only to the extent that Blackhawk Gold would have been entitled to any tax distributions had such filing occurred.

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The maximum liability of each party (in the aggregate) under the indemnifications described above will be equal to the purchase price, except such limitation to liability will not apply to any breach of or inaccuracy in any representation and warranty relating to title and authorization.

Conditions to Closing

The obligations of Blackhawk Gold to complete the sale of our ownership interest are subject to the satisfaction or waiver of the following conditions:

•
Compliance with Agreements and Covenants. Casino America must have performed and complied with, in all material respects, all of its covenants and obligations under the Unit Purchase Agreement required to be performed and complied with on or prior to the closing date.

•
Representations and Warranties True. Casino America’s representations and warranties must be accurate, true and correct in all material respects on and as of the date of the Unit Purchase Agreement, and must be accurate, true and correct in all material respects on and as of the closing date as though made by Casino America on and as of the closing date.

•
Stockholder Approval. Nevada Gold & Casinos must have obtained the affirmative vote of the holders of a majority of the outstanding shares of its common stock entitled to vote at the special meeting of stockholders.

•
No Court Order. No court order or action or proceeding pending by any person is in effect which would enjoin, restrain or prohibit the Unit Purchase Agreement or the transactions contemplated thereby, or seek any material damages or payments from Blackhawk Gold as a result of the consummation.

•
Regulatory Approvals. Blackhawk Gold must have obtained all necessary approvals or consents required to be obtained from the Colorado Limited Gaming Authority with respect to the purchase and sale of Blackhawk Gold’s units.

The obligations of Casino America to complete the purchase of the units are subject to the satisfaction or waiver of the following conditions:

•
Compliance with Agreements and Covenants. Nevada Gold & Casinos and Blackhawk Gold must have performed and complied with, in all material respects, all of its covenants and obligations under the Unit Purchase Agreement required to be performed and complied with on or prior to the closing date.

•
Representations and Warranties True. The representations and warranties of Nevada Gold & Casinos and Blackhawk Gold must be accurate, true and correct in all material respects on and as of the date of the Unit Purchase Agreement, and must be accurate, true and correct in all material respects on and as of the closing date as though made by Casino America on and as of the closing date.

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•
No Court Order. No court order or action or proceeding pending by any person is in effect which would enjoin, restrain or prohibit the Unit Purchase Agreement or the transactions contemplated thereby, or seek any material damages or payments from Casino America or IC-BH as a result of the consummation.

•
No Material Adverse Change. Since the date of the Unit Purchase Agreement, there must not have occurred a material adverse change that could reasonably be expected to have an effect upon IC-BH (including its business, assets, operations, results of operations or financial conditions), except for any event directly attributable to or resulting from (a) changes in the industry or markets in which IC-BH operates that are not unique to IC-BH, in each case that do not have a disproportionate effect on IC-BH, (b) compliance with the terms of the Unit Purchase Agreement, (c) changes in law enacted after the date of the Unit Purchase Agreement that do not have a disproportionate effect on IC-BH and (d) the smoking ban to be effected on January 1, 2008 within the state of Colorado.

•
Regulatory Approvals. Casino America must have obtained all necessary approvals or consents required to be obtained from the Colorado Limited Gaming Authority with respect to the purchase and sale of Blackhawk Gold’s units.

Termination

The Unit Purchase Agreement may be terminated at any time prior to the closing, as follows:

•	(a) upon the mutual agreement of Blackhawk Gold and Casino America;

•	(b) by either Blackhawk Gold or Casino America if:

(i)
the closing has not occurred on or before April 15, 2008 (the “outside date”), provided that the outside date will be June 15, 2008 if the approval or consent of the Colorado Limited Gaming Control Commission is required to consummate the transactions contemplated by the Unit Purchase Agreement; or

(ii)	after the thirtieth day following the date of the stockholders meeting of Nevada Gold & Casinos, if the required stockholder vote has not been obtained;

•	(c) by Casino America upon written notice to Blackhawk Gold if:

(i)
(A) the conditions precedent have become incapable of being fulfilled (and have not been waived by Casino America) and (B) there has been a breach by or inaccuracy of Nevada Gold & Casinos or Blackhawk Gold of any representation, warranty, covenant or agreement in the Unit Purchase Agreement, and the breach or inaccuracy has not been cured (if curable) within 15 days following receipt by Nevada Gold & Casinos or Blackhawk Gold from Casino America of notice of such breach or inaccuracy; or

24

(ii)
the board of directors of Nevada Gold & Casinos or any of its committees withdraws or modifies in a manner adverse to Casino America its approval or recommendation of the Unit Purchase Agreement or fails to recommend to its stockholders that they give stockholder approval, or recommends an alternative acquisition proposal or the board of directors or any of its committees resolves to take any of the foregoing actions; or

(iii)
the board of directors of Nevada Gold & Casinos fails to reaffirm publicly and unconditionally its recommendation to Nevada Gold & Casinos’ stockholders that they give stockholder approval within 10 business days of Casino America’s written request to do so (which request may be made following public disclosure of an alternative acquisition proposal), and the public reaffirmation must include the unconditional rejection of such alternative acquisition proposal;

•	(d) by Blackhawk Gold, upon written notice to Casino America, if:

(i)
the conditions precedent (other than obtaining stockholder approval) have become incapable of being fulfilled (and have not been waived by Blackhawk Gold) or there has been a breach by or inaccuracy of Casino America of any representation, warranty or covenant in the Unit Purchase Agreement, and the breach or inaccuracy has not been cured (if curable) within 15 days following receipt by Casino America from Blackhawk Gold of notice of such breach or inaccuracy; or

(ii)
prior to the date of stockholder approval (A) the board of directors of Nevada Gold & Casinos shall have recommended an alternative acquisition approval, (B) on the same day as such notice, Nevada Gold & Casinos or Blackhawk Gold enters into a definitive agreement for an alternative acquisition proposal that is a superior proposal (as defined in the Unit Purchase Agreement), and (C) Nevada Gold & Casinos and Blackhawk Gold have complied with each of its obligations set forth in the Unit Purchase Agreement in all respects; provided that Blackhawk Gold has no right to terminate the Unit Purchase Agreement pursuant to this paragraph after stockholder approval.

Termination Fees and Expenses

If the Unit Purchase Agreement is terminated by Blackhawk Gold or Casino America as provided above under the heading “Termination,” the Unit Purchase Agreement will become void and have no effect, without liability or obligation on the part of Blackhawk Gold, Nevada Gold & Casinos or Casino America except that certain provisions, including the provision relating to the effect of termination and fees and expenses will survive, including the additional fee, and if the Unit Purchase Agreement is terminated by a party due to breach or because one or more of the conditions to the terminating party’s obligations under the Unit Purchase Agreement is not satisfied as a result of another party’s failure to comply with its obligations under the Unit Purchase Agreement, the terminating party’s right to pursue legal remedies shall survive such termination.

25

Nevada Gold & Casinos or Blackhawk Gold has agreed to pay to Casino America a termination fee of $700,000 if the Unit Purchase Agreement is terminated, except pursuant to (a), (b)(i) (but only if the closing does not occur by the outside date), (c)(i)(A) (but only if the conditions which have not been fulfilled or waived are those involving the absence of court orders or any material adverse change described under the heading “Conditions to Closing”) or (d)(i), all of which are described above under the heading “Termination.”

In addition, Nevada Gold & Casinos or Blackhawk Gold has agreed to pay to Casino America an additional fee of $1,100,000 if within 24 months of any termination of the Unit Purchase Agreement Nevada Gold & Casinos or Blackhawk Gold enters into a letter of intent or agreement in principle for or consummates an alternative acquisition.

Concurrently with the payment of, and as a condition to receiving, a termination fee or additional fee, Casino America will deliver to Nevada Gold & Casinos and Blackhawk Gold a general release.

In the event that the termination fee or additional fee is or becomes payable pursuant to the terms described above, Nevada Gold & Casinos or Blackhawk Gold has agreed promptly but no later than 10 business days following written notice, to pay all reasonable fees and disbursements of counsel and expenses of litigation incurred by Casino America in connection with the Unit Purchase Agreement.

26

PRO FORMA CONSOLIDATED BALANCE SHEET
AND STATEMENT OF OPERATIONS

The unaudited pro forma consolidated balance sheet as of July 29, 2007 reflects the financial position of Nevada Gold & Casinos after giving effect to the disposition of our ownership interest in IC-BHand the receipt of net proceeds as if the disposition occurred on July 29, 2007.

The unaudited pro forma consolidated statement of operations for the three months ended July 29, 2007 and for the fiscal year ended April 29, 2007 have been derived from the historical consolidated financial statements of Nevada Gold & Casinos to give effect to the proposed sale of our ownership interest in IC-BH to Casino America as if it had been consummated on May 1, 2006.

The pro forma adjustments are described in the accompanying notes and are based upon available information and various assumptions that management believes are reasonable. These adjustments give effect to events directly attributable to the transaction.

The accompanying unaudited pro forma consolidated balance sheet and statement of operations should be read in conjunction with the historical and unaudited consolidated financial statements and the related notes thereto of our company and IC-BH incorporated by reference to this proxy statement. The unaudited pro forma are not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been consummated at the times indicated, nor are they necessarily indicative of the future financial position and the results of operations of Nevada Gold & Casinos.

27

Nevada Gold & Casinos, Inc.

Unaudited Pro Forma Consolidated Balance Sheet
As of July 29, 2007

ASSETS	As Reported	Pro Forma Adjustments		Pro Forma
Current assets:
Cash and cash equivalents	$953,948	$1,097,458	(1)	$2,051,406
Restricted cash	-	13,000,000	(1)	13,000,000
Accounts receivable	92,108	-		92,108
Accounts receivable - affiliates	60,006	-		60,006
Prepaid expenses	654,269	-		654,269
Notes receivable - current portion	1,100,000	-		1,100,000
Notes receivable - development projects, current portion	-	-		-
Other current assets	50,243	-		50,243
Total current assets	2,910,574	14,097,458		17,008,032

Investments in unconsolidated affiliates	27,949,330	(22,114,424)	(2)	5,834,906
Investments in unconsolidated affiliates held for sale	407,793	-		407,793
Investments in development projects	390,202	-		390,202
Investments in development projects held for sale	3,918,744	-		3,918,744
Notes receivable	1,100,000	-		1,100,000
Notes receivable - affiliates	3,521,066	-		3,521,066
Notes receivable - development projects, net of current portion	19,370,641	-		19,370,641
Goodwill	5,462,918	-		5,462,918
Property and equipment, net of accumulated depreciation
of $1,483,150 at July 29, 2007	1,967,477	-		1,967,477
Other assets	5,492,300	-		5,492,300
Total assets	$72,491,045	$(8,016,966)		$64,474,079

28

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,391,746	$-		$1,391,746
Accrued interest payable	-	-		-
Other accrued liabilities	83,093	-		83,093
Long-term debt, current portion	830,632	-		830,632
Total current liabilities	2,305,471	-		2,305,471

Long-term debt, net of current portion and discount	52,869,073	(38,800,000)		14,069,073
Deferred income	82,167	-		82,167
Other liabilities	803,247	-		803,247
Total liabilities	56,059,958	(38,800,000	) (3)	17,259,958

Commitments and contingencies	-	-		-

Minority interest	-	-		-

Stockholders' equity:
Common stock, $0.12 par value per share; 25,000,000 shares authorized; 13,935,330 issued and 12,939,130 shares outstanding
at July 29, 2007	1,672,240	-		1,672,240
Additional paid-in capital	18,729,763	-		18,729,763
Retained earnings	6,236,574	30,783,034	(4)	37,019,608
Treasury stock, 996,200 shares at July 29, 2007, at cost	(10,216,950)	-		(10,216,950)
Accumulated other comprehensive income	9,460	-		9,460
Total stockholders' equity	16,431,087	30,783,034		47,214,121
Total liabilities and stockholders' equity	$72,491,045	$(8,016,966)		$64,474,079

The pro forma adjustments footnoted in the unaudited pro forma consolidated balance sheet are explained below:

(1)
Represents the portion of the purchase price proceeds not required for the payment of long-term debt, income taxes and the payment of a deposit on the acquisition of the Vicksburg Facility. Pursuant to an agreement entered into with our principal creditor, restricted cash may only be used for acquisitions.

(2)	Represents the book value of our interest in IC-BH which is being sold.

(3)	Repayment of our credit facility to release our lender’s lien on collateral pertaining to our interest in IC-BH.

(4)	Represents the net after tax gain on the sale of our ownership interest in IC-BH.

29

Nevada Gold & Casinos, Inc.
Unaudited Pro Forma Consolidated Statement of Operations
For The Fiscal Year Ended April 29, 2007

	As Reported	Pro Forma Adjustments		Pro Forma
Revenues:
Casino	$6,253,491	$-		$6,253,491
Food and beverage	1,295,157	-		1,295,157
Other	153,305	-		153,305
Credit enhancement fee	5,920,125	-		5,920,125
Gross revenues	13,622,078	-		13,622,078
Less promotional allowances	(1,294,458)	-		(1,294,458)
Net revenues	12,327,620	-		12,327,620

Operating expenses:
Casino	1,655,837	-		1,655,837
Food and beverage	721,360	-		721,360
Marketing and administrative	3,094,554	-		3,094,554
Facility	323,906	-		323,906
Corporate expense	7,203,198	-		7,203,198
Legal expenses	1,489,967	-		1,489,967
Depreciation and amortization	918,609	-		918,609
Write-off of notes receivable related to Native American gaming projects and other notes receivable	3,235,297	-		3,235,297
Impairment of equity investment	125,000	-		125,000
Write-off of project development cost	495,982	-		495,982
Other	85,296	-		85,296
Total operating expenses	19,349,006	-		19,349,006

Operating loss	(7,021,386)	-		(7,021,386)
Non-operating income (expenses):
Earnings (loss) from unconsolidated affiliates	(3,405,539)	(3,728,960)	(1)	(7,134,499)
Gain on sale of unconsolidated affiliate	-	42,403,635	(2)	42,403,635
Gain on sale of marketable securities and assets	42,226	-		42,226
Gain on termination of development contract	245,499	-		245,499
Gain on termination of development and loan agreement	10,801,076	-		10,801,076
Interest income (expense), net	(3,553,052)	3,837,137	(3)	284,085
Minority interest	(4,301,050)	-		(4,301,050)
Income (loss) before income tax expense	(7,192,226)	42,511,812		35,319,586
Income tax expense
Current	170,347	12,194,364	(4)	12,364,711
Deferred	1,592,827	-		1,592,827
Total income tax expense	1,763,174	12,194,364		13,957,538
Net income (loss)	$(8,955,400)	$30,317,448		$21,362,048

Per share information:
Net income (loss) per common share - basic	$(0.69)	$2.34		$1.65
Net income (loss) per common share - diluted	$(0.69)	$2.34		$1.65

Basic weighted average number of shares outstanding	12,937,222	-		12,937,222
Diluted weighted average number of shares outstanding	12,937,222	-		12,937,222

See accompanying notes.
30

Nevada Gold & Casinos, Inc.
Unaudited Pro Forma Statement of Operations
For The Three Months Ended July 29, 2007

	As Reported	Pro Forma Adjustments		Pro Forma

Casino	$1,893,241	$-		$1,893,241
Food and beverage	412,195	-		412,195
Other	34,251	-		34,251
Management fees	40,174	-		40,174
Gross revenues	2,379,861	-		2,379,861
Less promotional allowances	(399,484)	-		(399,484)
Net revenues	1,980,377	-		1,980,377

Operating expenses:
Casino	483,444	-		483,444
Food and beverage	194,883	-		194,883
Marketing and administrative	701,170	-		701,170
Facility	93,986	-		93,986
Corporate expense	1,250,304	-		1,250,304
Legal expenses	121,257	-		121,257
Depreciation and amortization	202,413	-		202,413
Impairment of equity investment	100,000	-		100,000
Other	6,016	-		6,016
Total operating expenses	3,153,473	-		3,153,473
Operating loss	(1,173,096)	-		(1,173,096)
Non-operating income (expenses):
Earnings (loss) from unconsolidated affiliates	1,189,889	(1,928,059	) (1)	(738,170)
Gain on sale of unconsolidated affiliate	1,296,423	42,403,635	(2)	43,700,058
Gain on settlement of development project	14,500	-		14,500
Interest income (expense), net	(747,314)	823,145	(3)	75,831
Income before income tax expense	580,402	41,298,721		41,879,123
Income tax expense
Current	37,916	10,515,687	(4)	10,553,603
Deferred	-			-
Total income tax expense	37,916	10,515,687		10,553,603
Net income	$542,486	$30,783,034		$31,325,520

Per share information:
Net income (loss) per common share - basic	$0.04	$2.38		$2.42
Net income (loss) per common share - diluted	$0.04	$2.38		$2.42
Basic weighted average number of shares outstanding	12,939,130	-		12,939,130
Diluted weighted average number of shares outstanding	12,939,130	-		12,939,130

The pro forma adjustments footnoted in the unaudited pro forma statement of operations are explained below:

(1)	Eliminates the equity in income attributable to our interest in IC-BH for the period.

(2)	Reflects the pre-tax book gain recognized upon the sale of our ownership interest in IC-BH.

(3)
Eliminates interest paid on the $38,800,000 of long-term debt which is to be paid down at the closing of the sale, plus we added estimated interest earned on the investment of the balance of the sale proceeds (at an assumed interest rate of 4% a year).

(4)	Reflects federal and state income taxes due in respect of the gain recognized upon the sale of our ownership interest (at a projected income tax rate of 34% (federal) plus 3% (state)).

31

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of November 30, 2007 by (i) each of our executive officers, (ii) each of our directors, (iii) each stockholder that we know is the beneficial owner of more than 5% of our common stock, and (iv) all executive officers and directors as a group. We have relied exclusively upon information provided to us by our directors and executive officers and copies of documents sent to us that have been filed with the SEC by others for purposes of determining the amount of common stock each person beneficially owns. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes those persons who have voting or investment power with respect to the securities. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned such persons. Shares of our common stock subject to options or warrants that are exercisable within 60 days of November 30, 2007 are also deemed outstanding for purposes of calculating the percentage ownership of that person, and if applicable, the percentage ownership of executive officers and directors as a group, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. Unless otherwise stated, the address for each director, executive officer and stockholder listed in the table below is c/o Nevada Gold & Casinos, Inc., 50 Briar Hollow Lane, Suite 500W, Houston, Texas 77027.

SHARES BENEFICIALLY OWNED AS OF NOVEMBER 30, 2007
BENEFICIAL OWNER	NUMBER OF SHARES		PERCENT OF CLASS
Robert B. Sturges	156,666	(1)	1.2%
John Arnesen	101,000	(2)	*
James J. Kohn	27,500	(3)	*
Ernest E. East	30,000	(4)	*
Donald A. Brennan	88,834	(5)	*
Joseph A. Juliano	92,900	(6)	*
Francis M. Ricci	16,000	(7)	*
Wayne H. White	30,000	(8)	*
John Gallaway	5,000		*
H. Thomas Winn	730,747	(9)	5.6%
William G. Jayroe	202,454	(10)	1.6%
William J. Sherlock	29,000	(11)	*
Nelson Obus	1,285,600	(12)	9.9%
Louise H. Rogers	941,288		7.3%
Kennedy Capital Management, LLC	672,850		5.2%
All current directors and executive officers as a group (12 persons)	1,510,101	(13)	11.7%
_________________
* Less than one percent

32

(1)	Includes options to purchase 136,666 shares of common stock held by Mr. Sturges.
(2)	Includes options to purchase 100,000 shares of common stock.
(3)	Includes options to purchase 27,500 shares of common stock.
(4)	Includes options to purchase 30,000 shares of common stock.
(5)	Includes options to purchase 83,334 shares of common stock.
(6)	Includes options to purchase 70,000 shares of common stock.
(7)	Includes options to purchase 13,000 shares of common stock.
(8)	Includes options to purchase 30,000 shares of common stock.
(9)
Includes (a) options to purchase 225,000 shares of common stock held by Mr. Winn, (b) 286,574 shares of common stock owned by Aaminex Capital Corporation and (c) 30,933 shares of common stock owned by The H. Thomas Winn Foundation. Mr. Winn is the president of The H. Thomas Winn Foundation and Aaminex Capital Corporation.

(10)
Includes (a) options to purchase 70,000 shares of common stock held by Mr. Jayroe and (b) 14,000 shares of common stock owned by The Jayroe Foundation. Mr. Jayroe is the president of The Jayroe Foundation.

(11)	Includes options to purchase 25,000 shares of common stock held by Mr. Sherlock.
(12)
Includes: (i) 307,300 shares of common stock held by Wynnefield Partners Small Cap Value, L.P. (“WPSCV”), (ii) 443,800 shares of common stock held by Wynnefield Partners Small Cap Value, L.P. I (“WPSCVI”), (iii) 485,300 shares of common stock held by Wynnefield Small Cap Value Offshore Fund, Ltd. (“WSCVOF”), (iv) 40,000 shares of common stock held by Channel Partnership II, L.P. (“CPII”), and (v) 9,200 shares of common stock held by Profit Sharing and Money Purchase Plans, Inc. (the “Plan”).  Wynnefield Capital Management, LLC (“WCM”), a New York limited liability company, is the general partner of WPSCV and WPSCVI, private investment companies organized as limited partnerships under the laws of the State of Delaware. Wynnefield Capital, Inc. (“WCI”) is the sole investment manager of WSCVOF. Nelson Obus and Joshua Landes are the managing members of WCM and the principal executive officers of WCI, the investment manager of WSCVOF, a private investment company organized under the laws of the Cayman Islands. Mr. Obus is also the general partner of CPII, a private investment company organized as a limited partnership under the laws of the State of New York. The Plan is an employee profit sharing plan organized under the laws of the State of Delaware. Mr. Obus has the power to direct the vote and the disposition of the Shares held by the Plan. Mr. Obus and Mr. Landes are citizens of the united States of America. The mailing address of Mr. Obus is 450 Seventh Avenue, Suite 509, New York, New York 10123.

(13)	Includes options to purchase 810,000 shares of common stock.

33

WHERE YOU CAN FIND MORE INFORMATION
AND INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any public offering document we file, including a copy of this proxy statement. Additionally, the SEC maintains an internet site that contains reports, proxies and information statements and other information regarding electronic filers and these documents are available to the public from the SEC's web site at http://www.sec.gov. In addition, our website is www.nevadagold.com.

The SEC allows us to "incorporate by reference" in this proxy statement the information we file with the SEC. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is an important part of this proxy statement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference certain sections of the documents listed below (unless the information is deemed furnished and not filed) and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of this proxy statement and before the date of the special meeting:

▪
Financial Statements of Nevada Gold & Casinos and IC-BH reported in Item 15 of the Annual Report on Form 10-K for the fiscal year ended April 29, 2007 (electronically filed as an exhibit to this proxy statement);

▪
Financial Statements of Nevada Gold & Casinos and IC-BH reported in Item 1 of the Quarterly Report on Form 10-Q for the quarter ended July 29, 2007 (electronically filed as an exhibit to this proxy statement); and

▪	Exhibits filed to the Current Report on Form 8-K, filed on November 14, 2007.

We make available, free of charge through our website (www.nevadagold.com), our annual reports on Form 10-K, quarterly reports on Form l0-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as soon as reasonably practicable after such documents are electronically filed with or furnished to the SEC. These reports can be found under the “Investor Relations” section of our website. We will provide to any stockholder without charge, upon the written or oral request of that stockholder, a copy of any and all information of the information incorporated by reference to this proxy statement. Such requests should be addressed to Investor Relations, Nevada Gold & Casinos, Inc., 50 Briar Hollow Lane, Suite 500W, Houston, Texas 77027.

Exhibits to any documents incorporated by reference in this prospectus will not be sent, unless those exhibits have been specifically referenced in this prospectus.

STOCKHOLDERS SHARING AN ADDRESS

Stockholders sharing an address with another stockholder may receive only one set of proxy materials at that address unless they have provided contrary instructions. Any such stockholder who wishes to receive a separate set of proxy materials now or in the future may write or call Nevada Gold & Casinos to request a separate copy of these materials from: Investor Relations, Nevada Gold & Casinos, Inc., 50 Briar Hollow Lane, Suite 500W, Houston, Texas 77027.

34

Similarly, stockholders sharing an address with another stockholder who have received multiple copies of Nevada Gold & Casinos’ proxy materials may write or call the above address and phone number to request delivery of a single copy of these materials.

If you would like to receive separate copies of Nevada Gold & Casinos’ proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact Nevada Gold & Casinos at the address and telephone number set forth above.

STOCKHOLDER PROPOSALS

Under the rules of the SEC, if a stockholder wants us to include a proposal in our proxy statement for presentation at the 2008 annual meeting, the proposal must be submitted to us in writing and be received by us at our principal executive offices at Nevada Gold & Casinos, Inc, 50 Briar Hollow Lane, Suite 500W, Houston, Texas 77027, Attention: Investor Relations, by April 28, 2008.

Under our bylaws, and as permitted by the rules of the SEC, a stockholder must follow certain procedures to nominate a person for election as a director or to introduce an item of business at an annual meeting. These procedures provide that a nomination or proposal to be considered at an annual meeting must generally be submitted in writing to the corporate secretary so that it is received no earlier than the close of business on the 120th day, and no later than the close of business on the 90th day, before the first anniversary of the date of the prior year’s annual meeting of stockholders. Stockholders intending to submit a proposal or nomination for next year’s annual meeting should review our bylaws, which contain the deadlines and other requirements with respect to advance notice of stockholder proposals and director nominations. Stockholders may obtain a copy of the bylaws from us upon request, or may access them directly from our website, www.nevadagold.com.

OTHER BUSINESS

The board of directors knows of no other matters that will be presented for consideration at the special meeting. If any other matters are properly brought before the special meeting or with respect to any matters incidental to the conduct of the special meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in their discretion in accordance with their best judgment.

35

EXHIBIT A

Financial Statements of Nevada Gold & Casinos, Inc. and Isle of Capri-Black Hawk, L.L.C reported in the Quarterly Report on Form 10-Q for the Quarter Ended July 29, 2007

Nevada Gold & Casinos, Inc.
Consolidated Balance Sheets
	July 29,	April 29,
	2007	2007
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$953,948	$2,803,560
Restricted Cash	—	1,050,000
Accounts receivable	92,108	397,145
Accounts receivable - affiliates	60,006	124,685
Prepaid expenses	654,269	474,933
Notes receivable - current portion	1,100,000	—
Notes receivable - development projects, current portion	—	1,357,904
Other current assets	50,243	55,055
Total current assets	2,910,574	6,263,282

Investments in unconsolidated affiliates	27,949,330	35,201,419
Investments in unconsolidated affiliates held for sale	407,793	400,489
Investments in development projects	390,202	323,202
Investments in development projects held for sale	3,918,744	3,914,765
Notes receivable	1,100,000	—
Notes receivable - affiliates	3,521,066	3,521,066
Notes receivable - development projects, net of current portion	19,370,641	18,012,737
Goodwill	5,462,918	5,462,918
Property and equipment, net of accumulated depreciation of $1,483,150 and $1,281,191 at July 29, 2007 and April 29, 2007, respectively	1,967,477	2,063,026
Other assets	5,492,300	4,868,442
Total assets	$72,491,045	$80,031,346

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,391,746	$1,540,781
Accrued interest payable	—	21,211
Other accrued liabilities	83,093	378,937
Guaranty liabilities	—	4,610,000
Long-term debt, current maturities	830,632	2,066,518
Total current liabilities	2,305,471	8,617,447

Long-term debt, net of current maturities	52,869,073	55,021,031
Deferred income	82,167	8,591
Other liabilities	803,247	742,991
Total liabilities	56,059,958	64,390,060

Commitments and contingencies	—	—

Stockholders' equity:
Common stock, $0.12 par value per share; 25,000,000 shares authorized; 13,935,330 shares issued and 12,939,130 shares outstanding at July 29, 2007 and April 29, 2007, respectively	1,672,240	1,672,240
Additional paid-in capital	18,729,763	18,484,448
Retained earnings	6,236,574	5,694,088
Treasury stock, 996,200 shares at July 29, 2007 and April 29, 2007, respectively, at cost	(10,216,950)	(10,216,950)
Accumulated other comprehensive income	9,460	7,460
Total stockholders' equity	16,431,087	15,641,286
Total liabilities and stockholders' equity	$72,491,045	$80,031,346

The accompanying notes are an integral part of these consolidated financial statements.
1

Nevada Gold & Casinos, Inc.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended
	July 29,	July 30,
	2007	2006
Revenues:
Casino	$1,893,241	$1,446,143
Food and beverage	412,195	375,733
Credit enhancement and management fees	40,174	1,946,086
Other	34,251	30,458
Gross revenues	2,379,861	3,798,420
Less promotional allowances	(399,484)	(306,761)
Net revenues	1,980,377	3,491,659
Operating expenses:
Casino	483,444	352,150
Food and beverage	194,883	232,593
Marketing and administrative	701,170	732,401
Facility	93,986	68,783
Corporate expense	1,250,304	1,775,638
Legal expense	121,257	805,870
Depreciation and amortization	202,413	262,152
Impairment of unconsolidated affiliate	100,000	—
Other	6,016	22,597
Total operating expenses	3,153,473	4,252,184
Operating loss	(1,173,096)	(760,525)
Non-operating income (expenses):
Earnings (loss) from unconsolidated affiliates	1,189,889	(815,556)
Gain on sale of unconsolidated affiliate	1,296,423	—
Gain on settlement of development project	14,500	—
Interest expense, net	(747,314)	(862,107)
Minority interest	—	(387,984)
Income (loss) before income tax (expense) benefit	580,402	(2,826,172)
Income tax (expense) benefit	(37,916)	991,109
Net income (loss)	$542,486	$(1,835,063)

Per share information:
Net income (loss) per common share - basic	$0.04	$(0.14)
Net income (loss) per common share - diluted	$0.04	$(0.14)

Basic weighted average number of shares outstanding	12,939,130	12,937,331
Diluted weighted average number of shares outstanding	12,939,130	12,937,331

The accompanying notes are an integral part of these consolidated financial statements.

2

Nevada Gold & Casinos, Inc.
Consolidated Statements of Cash Flows
(unaudited)

	Three Months Ended
	July 29,	July 30,
	2007	2006
Cash flows from operating activities:
Net income (loss)	$542,486	$(1,835,063)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	202,413	189,158
Amortization of capitalized development costs	—	72,994
Impairment of equity investment	100,000	—
Stock-based compensation	45,728	107,377
Amortization of deferred loan issuance costs	167,370	144,870
Minority interest	—	387,984
Distributions from unconsolidated affiliates	960,000	767,000
(Earnings) loss from unconsolidated affiliates	(1,189,889)	815,556
Gain on sale of unconsolidated affiliate	(1,296,423)	—
Deferred income tax benefit	—	(993,066)
Changes in operating assets and liabilities:
Receivables and other assets	(718,013)	(545,978)
Accounts payable and accrued liabilities	(132,670)	221,498
Net cash used in operating activities	(1,318,998)	(667,670)
Cash flows from investing activities:
Capitalized development costs	(67,000)	(118,471)
Advances on development projects held for sale	(3,979)	—
Purchase of property and equipment	(106,864)	(90,618)
Advances on notes receivable	—	(819,609)
Advances on notes receivable - affiliates	—	(200,000)
Proceeds from the sale of an unconsolidated affiliate	2,210,073	—
Maturity of (investment in) restricted cash	1,050,000	(1,050,000)
Net cash provided by (used in) investing activities	3,082,230	(2,278,698)
Cash flows from financing activities:
Repayment on term loans	(1,237,844)	(823,013)
(Repayments) borrowings on credit facilities, net	(2,150,000)	3,000,000
Deferred loan issuance costs	(225,000)	(90,000)
Acquisition of treasury stock	—	(363,093)
Cash proceeds from exercise of stock options	—	2,475
Excess tax benefits from stock-based compensation	—	1,957
Cash distribution to minority interest owners	—	(368,816)
Net cash provided by (used in) financing activities	(3,612,844)	1,359,510

Net decrease in cash and cash equivalents	(1,849,612)	(1,586,858)
Cash and cash equivalents at beginning of period	2,803,560	4,296,154
Cash and cash equivalents at end of period	$953,948	$2,709,296

Supplemental cash flow information:
Cash paid for interest	$1,200,616	$1,541,973
Income tax payments	$37,916	$—

Non-cash investing and financing activities:
Indemnification of guaranty liability	$4,610,000	$—
Issuance of stock options in settlement of severance obligation	$199,587	$—
Issuance of note receivable to purchasers of unconsolidated affiliate	$2,200,000	$—
Unrealized gain on marketable securities	$2,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

3

Nevada Gold & Casinos, Inc.

Notes to Consolidated Financial Statements

Note 1.   Basis of Presentation

The interim financial information included herein is unaudited. However, the accompanying consolidated financial statements include all adjustments of a normal recurring nature which, in the opinion of management, are necessary to present fairly our Consolidated Balance Sheets at July 29, 2007 and April 30, 2007, Consolidated Statements of Operations for the three month periods ended July 29, 2007 and July 30, 2006, and Consolidated Statements of Cash Flows for the three months ended July 29, 2007 and July 30, 2006. Although we believe the disclosures in these financial statements are adequate to make the interim information presented not misleading, certain information relating to our organization and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted in this Form 10-Q pursuant to Securities and Exchange Commission rules and regulations. These financial statements should be read in conjunction with the audited consolidated financial statements for the year ended April 29, 2007 and the notes thereto included in our Annual Report on Form 10-K. The results of operations for the three months ended July 29, 2007 are not necessarily indicative of the results expected for the full year.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period and disclosure of contingent liabilities. On an ongoing basis, we evaluate our estimates, including those related to bad debts, investments, intangible assets and goodwill, property, plant and equipment, income taxes, insurance, employment benefits and contingent liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Certain reclassifications have been made to conform prior year financial information to the current period presentation. Those reclassifications did not impact working capital, total assets, total liabilities, net income or stockholders’ equity.

Fiscal Year-End

The Company’s fiscal year ends on the last Sunday in April. This fiscal year creates more comparability of the Company’s quarterly operations, by generally having an equal number of weeks (13) and weekend days (26) in each fiscal quarter. Periodically, this system necessitates a 53-week year. The quarterly periods presented herein ended on July 29, 2007 and July 30, 2006, respectively.

Note 2. Critical Accounting Policies

Revenue Recognition

In accordance with gaming industry practice, we recognize casino revenues as the net win from gaming activities, which is the difference between gaming wins and losses. Casino revenues are net of accruals for anticipated payouts of progressive slot jackpots which are recorded as a progressive slot jackpot liability. Revenues from food, beverage, entertainment, and the gift shop are recognized at the time the related service or sale is performed or made.

The retail value of food and beverage and other services furnished to guests without charge is included in gross revenue and deducted as promotional allowances. We record the redemption of coupons and points for cash as a reduction of revenue. These amounts are included in promotional allowances in the accompanying consolidated statements of operations. The estimated cost of providing such complimentary services that is included in casino expense in the accompanying consolidated statements of operations was as follows:

	Three Months Ended
	July 29,	July 30,
	2007	2006
Food and beverage	$161,380	$129,803
Other	1,316	5,203
Total cost of complimentary services	$162,696	$135,006

Implementation of New Accounting Standards

On April 30, 2007, we adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 prescribes a measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance regarding uncertain tax positions relating to derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. We classify interest and penalties associated with income taxes as interest expense. At July 29, 2007, we had no material uncertain tax positions and the tax years 2003 through 2006 remained open to review by federal and various state tax jurisdictions.

4

Note 3. Restricted Cash

During the three months ended July 30, 2006, we pledged a $1,050,000 Certificate of Deposit to secure a $1 million operating line of credit for American Racing and Entertainment, LLC (“American Racing”). These funds were returned to us during the three months ended July 29, 2007 as part of our sale of our interest in American Racing when the underlying pledge obligation was released.

Note 4.   Investments in Unconsolidated Affiliates and Investments in Development Projects

We hold investments in various unconsolidated affiliates which are accounted for using the equity method of accounting. Our principal equity method investees are gaming facilities. Additionally, we have one equity method investee engaged in land development and one equity investee engaged in the operation of a restaurant franchise. As of July 29, 2007, the amount of consolidated retained earnings which represent undistributed earnings from our unconsolidated affiliates is approximately $26 million. Our net ownership interest, investments in and earnings from our unconsolidated affiliates are as follows:

	Net Ownership				Equity in Earnings (Loss)
	Interest		Investment		Three Months Ended
	July 29,	April 29,	July 29,	April 29,	July 29,	July 30,
Unconsolidated affiliates:	2007	2007	2007	2007	2007	2006
	(Percent)
Isle of Capri - Black Hawk, L.L.C. (1)	43	43	$23,274,084	$22,306,025	$1,928,059	$1,071,044
Route 66 Casinos, L.L.C. (2)	51	51	4,509,183	4,509,183	—	—
American Racing and Entertainment, LLC (3)	—	23	—	8,215,042	(840,367)	(1,914,719)
Buena Vista Development Company, LLC (4)	40	35	166,063	171,169	(5,106)	1,869
Sunrise Land and Mineral Corporation (5)	50	50	407,793	400,489	107,303	26,250
Restaurant Connections International, Inc. (6)	34	34	—	—	—	—
Total investments in unconsolidated affiliates			$28,357,123	$35,601,908

Total earnings (loss) from unconsolidated affiliates					$1,189,889	$(815,556)

(1)	Separate financial statements for this entity are included herein.

(2)
Equity method of accounting is utilized despite our ownership interest being greater than 50%. Effective with Route 66 Casinos’ calendar quarter ended September 30, 2005, we discontinued the recording of any estimated earnings due to the sale and the termination of the equipment leases. See Note 14.

(3)
Represents our equity investment in a racing and gaming development project. On June 14, 2007 we sold our membership to two of our partners. Equity in loss recorded for the three months ended July 29, 2007 includes the period from April 1, 2007 through June 14, 2007.

(4)	This is an investment in a gaming development project. At May 5, 2007, our ownership interest increased to 40%.

(5)	Represents our equity investment in a real estate investment and development project. This asset is held for sale and has been presented accordingly on the balance sheet as of July 29, 2007.

(6)	Investment in RCI was reduced to zero in fiscal year 2000. This asset is held for sale as of July 29, 2007.

We also hold investments in various development projects that we consolidate. Our net ownership interest and capitalized development costs in development projects are as follows:

	Net Ownership		Capitalized Development Costs
	Interest		Investment
	July 29,	April 29,	July 29,	April 29,
	2007	2007	2007	2007
	(Percent)
Development Projects:
Gold Mountain Development, L.L.C. (1)	100	100	$3,437,932	$3,433,953
Goldfield Resources, Inc. (2)	100	100	480,812	480,812
Other (3)			390,202	323,202
Total investments- development projects			$4,308,946	$4,237,967

(1)
Acquisition and development costs incurred for 240 acres of real property in the vicinity of Black Hawk, Colorado. This asset is held for sale and has been presented accordingly on the balance sheet as of July 29, 2007.

(2)	Acquisition cost incurred for 9,000 acres of mining claims in fiscal year 1999. This asset is held for sale and has been presented accordingly on the balance sheet as of July 29, 2007.

(3)	Development cost incurred for other development projects.

5

Isle of Capri - Black Hawk, L.L.C.

As of July 29, 2007, Isle of Capri-Black Hawk L.L.C. (“IC-BH”) owned and operated two casinos in the state of Colorado. Isle of Capri Casinos Inc. (“Isle”) operates the casinos pursuant to a management agreement with IC-BH for a management fee based upon a percentage of the revenues and operating profits of the casinos. We are a 43% non-operating owner of IC-BH and Isle is the 57% operating owner. The separate IC-BH consolidated balance sheets as of July 29, 2007 and April 29, 2007 and consolidated statements of income for the three months ended July 29, 2007 and July 30, 2006 are as follows:

Isle of Capri-Black Hawk, L.L.C.
Consolidated Balance Sheets
(unaudited)

	July 29,	April 29,
	2007	2007
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$15,177	$14,829
Accounts receivable - trade, net	421	493
Accounts receivable - member	—	53
Deferred income taxes	317	295
Inventories	1,184	1,160
Note receivable - member	338	1,273
Prepaid expenses and other	4,414	680
Total current assets	21,851	18,783

Property and equipment, net	231,631	232,771
Deferred financing costs, net of accumulated amortization	1,825	1,312
Deferred income taxes asset	8,319	6,035
Goodwill and other intangible assets	26,865	26,865
Prepaid deposits and other	641	858
Total assets	$291,132	$286,624

Liabilities and members' equity
Current liabilities:
Current maturities of long-term debt	$2,033	$2,033
Accounts payable - trade	2,413	2,023
Accounts payable - related	3,737	3,153
Accrued liabilities:
Interest	1,956	1,721
Payroll and related expenses	4,131	4,285
Property, gaming and other taxes	4,161	4,240
Progressive jackpot and slot club awards	2,426	2,437
Other	383	735
Total current liabilities	21,240	20,627

Long-term liabilities:
Long-term debt, less current maturities	201,390	201,865
Deferred income tax liability	2,284	—
Other long-term liabilities	973	923
Total long-term liabilities	204,647	202,788
Total liabilities	225,887	223,415
Members’ equity	65,245	63,209
Total liabilities and members' equity	$291,132	$286,624

6

Isle of Capri-Black Hawk, L.L.C.
Consolidated Statements of Income
(unaudited)

	Three Months Ended
	July 29,	July 30,
	2007	2006
	(in thousands)
Revenues
Casino	$42,206	$42,455
Rooms	2,496	2,766
Food, beverage and other	4,463	5,185
Gross revenues	49,165	50,406
Less promotional allowances	(9,946)	(10,791)
Net revenues	39,219	39,615

Operating expenses
Casino	5,455	5,573
Gaming taxes	8,162	8,301
Rooms	553	508
Food, beverage and other	842	1,830
Facilities	1,832	2,068
Marketing and administrative	8,475	10,180
Management fees	1,853	1,745
Depreciation and amortization	3,971	3,921
Total operating expenses	31,143	34,126

Operating income	8,076	5,489
Interest expense, net	(3,676)	(3,670)
Other income	—	—
Income before income taxes	4,400	1,819
Income tax benefit	82	672
Net income	$4,482	$2,491

American Racing and Entertainment, L.L.C.

Summarized financial information for the period from April 1, 2007 to June 14, 2007 and the three months ended June 30, 2006, respectively, for American Racing and Entertainment, LLC is presented below:

	For the Periods Ended
	June 14, 2007	June 30, 2006
Gross Revenue	$18,497,243	$704,216
Total Expenses	21,852,185	5,622,753
Minority Interest	(212,625)	(131,739)
Net loss	$(3,142,317)	$(4,786,798)

On June 14, 2007, we sold our 22.8% membership interest in American Racing and Entertainment (“American Racing”) to our partners, Southern Tier Acquisition II, LLC (“Southern Tier”) and Oneida Entertainment, LLC (“Oneida”). The Company will receive three payments totaling $4.3 million for its membership interest: $2.1 million cash was received upon closing, $1.1 million will be received in June 2008 and $1.1 million in June 2009. The transaction also included the July 12, 2007 release of a certificate of deposit of approximately $1.1 million pledged by us on behalf of American Racing. In connection with the sale, we have terminated our Management Agreements with Tioga Downs and Vernon Downs and received approximately $110,000 in management fees due. In addition, we were indemnified by the purchasers in connection with the guarantee of approximately $11 million of debt or any other obligations of American Racing. Our percentage of the financial results of American Racing is reflected as part of equity in earnings of unconsolidated subsidiaries through June 14, 2007.

Note 5.   Notes Receivable

Notes Receivable

Southern Tier Acquisition II, LLC

On June 14, 2007 we sold our membership interest of American Racing to two of our former partners, Southern Tier and Oneida. At July 29, 2007, we had a note receivable of $1,100,000 from Southern Tier. The note bears interest of 5% per annum. Principal payments of $550,000 are due on June 14, 2008 and June 14, 2009. Unpaid interest is payable in full on June 14, 2009.

7

Oneida Entertainment LLC

On June 14, 2007 we sold our membership interest of American Racing to two of our former partners, Southern Tier and Oneida. At July 29, 2007, we had a note receivable of $1,100,000 from Oneida. The note bears interest of 5% per annum. Principal payments of $550,000 are due on June 14, 2008 and June 14, 2009. Unpaid interest is payable in full on June 14, 2009.

Notes Receivable - Affiliates

Clay County Holdings, Inc.

At July 29, 2007, we had a note receivable of $1,741,621 from Clay County Holdings, Inc. ("CCH"). The note bears interest at 12% per annum. The note was modified effective April 30, 2006 to provide for a maturity date of April 30, 2009. As part of the modification, no principal or interest payments are due until July 31, 2007, at which time principal payments of $150,000, plus accrued interest, are due on a quarterly basis, with additional payments due at the time any payments are received by CCH on a note receivable it holds from Restaurant Connections International (“RCI”). The note is additionally secured by a pledge of the net equity of common stock of the Company owned by CCH. The stock is subject to margin calls. At the time of the extension of credit to CCH, CCH was the largest shareholder of the Company, beneficially owning approximately 16% of our outstanding stock and the President of CCH is the son-in-law of H. Thomas Winn who resigned as Chairman of the Company effective July 6, 2007 but remains a member of our Board of Directors.

CCH failed to make the principal payments, plus interest due on July 31, 2007 in the amount of $521,037. The Company has sent CCH a Notice of Default. Under the terms of the note, CCH has until September 10, 2007 to cure the Default or the entire principal amount plus accrued interest shall become due at the option of the Company. RCI is currently for sale. We have classified this receivable as long-term until a binding agreement to sell RCI has been executed.

Service Interactive, Inc.

At July 29, 2007, we had a note receivable of $1,779,445 from Service Interactive, Inc. ("SI"). The note bears interest of 12% per annum. The note was modified effective April 30, 2006 to provide for a maturity date of April 30, 2009. As part of the modification, no principal or interest payments are due until July 31, 2007, at which time principal payments of $150,000, plus accrued interest, are due on a quarterly basis, with additional payments due at the time any payments are received by CCH on a note receivable it holds from RCI. The note is additionally secured by a pledge of the net equity of common stock of the Company owned by CCH. The stock is subject to margin calls. At the time of the extension of credit by us to SI, SI was a related party because we had the option to acquire common stock of SI and our former director was involved in SI.

SI failed to make the principal payments, plus interest due on July 31, 2007 in the amount of $527,924. The Company has sent SI a Notice of Default. Under the terms of the note, SI has until September 10, 2007 to cure the Default or the entire principal amount plus accrued interest shall become due at the option of the Company. RCI is currently for sale. We have classified this receivable as long-term until a binding agreement to sell RCI has been executed.

Notes Receivable - Development Projects

At July 29, 2007, we had notes receivable of $19.4 million related to the development of gaming/entertainment projects. Through our wholly-owned subsidiary, Nevada Gold BVR, L.L.C., we own a 40% interest in Buena Vista Development and have a $14.8 million note receivable from Buena Vista Development. This note bears interest at a rate of prime plus 1%.

In addition, $3.2 million is represented by notes receivable from Big City Capital, LLC, a third party. The notes bear interest at a rate of 10% and are payable on or before ten years from the date of the notes, with earlier repayment required out of cash flow from operation of such gaming/entertainment project. A portion of the notes receivable are guaranteed by an individual independent of us. Beginning April 30, 2007, we have decided to record the interest on this note as deferred interest on our balance sheet, rather than interest income, until such time we can confirm our ability to collect additional interest.

In addition to these two notes we also made loans to the La Jolla Band Indian (“the La Jolla Band”) tribe which has an outstanding balance of $1.4 million at July 29, 2007. This note bears an interest rate of 8.5% per annum with a maturity date based on the earlier of August 9, 2007 or the receipt of permanent project financing. The La Jolla Band failed to pay the note plus interest due on August 9, 2007. We are currently in negotiations to settle the amount of principal and accrued interest totaling $1,573,300, with the La Jolla Band. As of July 29, 2007, we have classified this note as a non-current asset until settlement terms are finalized which may include amended repayment terms as well as other amounts such as design, development and pre-opening fees.

The repayment of these loans and accrued interest will be largely dependent upon the ability to obtain financing at each development project and/or the performance of each development project.

8

Note 6.   Long-Term Debt

Our long-term financing obligations are as follows:

	July 29,	April 29,
	2007	2007

$55.0 million Revolving Credit Facility, 8.5% interest, maturing	$52,850,000	$55,000,000
September 2008
$5.9 million Note Payable, LIBOR plus 450 basis points
interest, quarterly payment equal to distribution from IC-BH
until it is paid in full	336,632	1,272,672
$2.0 million Note Payable, LIBOR plus 425 basis points interest, monthly principal payments of $100,000 with final payment
due in January 2008	486,484	786,484
Automobile Loan, 7.5% interest, amortizing for 60 months with
final payment due in October 2010	26,589	28,393
Total	53,699,705	57,087,549
Less: current maturities	(830,632)	(2,066,518)
Total long-term financing obligations	$52,869,073	$55,021,031

The Revolving Credit Facility is secured by our interest in IC-BH and substantially all of our other assets. In addition, we granted to the lender certain pledges and security interests in and to all of our interests in the equity securities of our subsidiaries. Amounts borrowed under the Credit Facility are guaranteed on a joint and several basis by certain of our wholly owned subsidiaries, Black Hawk Gold, Ltd., Gold River, LLC and Nevada Gold BVR. Such guarantees are full and unconditional. The subsidiary guarantors also granted certain pledges and security interests in certain of their assets.

On May 24, 2007, we entered into a commitment letter agreement for a term loan facility in the maximum amount of $15 million (“The Loan Facility”). The commitment letter will terminate on the second anniversary of the issuance and any amounts drawn shall be payable in full three years from the date such funds are drawn. The Loan Facility is structured as an acquisition line that can only be drawn for a to-be-determined acquisition or acquisitions acceptable to the Company and the lender, based on standard legal and financial due diligence and will be guaranteed on a senior secured basis by all the Company’s affiliates that are not borrowers under the Loan Facility. No funds have been drawn as of July 29, 2007. We paid $225,000 of fees to the lender upon execution of this agreement which is being amortized on a straight line basis to interest expense over the term of the agreement.

Note 7.   Stock-Based Compensation

Adoption of SFAS 123(R)

At July 29, 2007, the Company had a share-based compensation plan, which is described below.  Prior to May 1, 2006, we accounted for the plan under the recognition and measurement provisions of Accounting Principals Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), and related interpretations, as permitted by SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"). No share-based employee compensation cost related to stock options was recognized in our Consolidated Statements of Operations prior to May 1, 2006, as all options granted under the plan had an exercise price equal to or more than the market value of the underlying common stock on the date of grant.

Effective May 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123 (revised 2004), Share-Based Payment ("SFAS No. 123(R)"), using the modified prospective transition method. Under this transition method, share-based compensation cost recognized in the three months ended July 29, 2007 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of May 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123 and (b) compensation cost for all share-based payments granted subsequent to May 1, 2006, based on the grant date fair value estimated using the Black-Scholes option pricing model. We recognize compensation expense for stock option awards and time-based restricted stock awards on a straight-line basis over the requisite service period of the award (or to an employee's eligible retirement date, if earlier). Performance-based restricted stock awards are recognized as compensation expense based on the fair value of our common stock on the date of grant, the number of shares ultimately expected to vest and the vesting period. For the three months ended July 29, 2007, we granted 200,000 stock options. Total share-based compensation expense included in our Consolidated Statements of Operations for the three months ended July 29, 2007 and July 30, 2006 is presented in the following table:

	Three Months Ended
	July 29, 2007	July 30, 2006

Stock options	$45,728	$33,627
Less: Related tax benefit	-	12,264
Total share-based compensation expense, net of tax	$45,728	$21,363
9

As a result of adopting SFAS No. 123(R) on May 1, 2006, our income before taxes and net income were lower by $45,728 for the three months ended July 29, 2007 and our loss before income tax benefits and net loss were higher by $33,627 and $21,363, respectively, for the three months ended July 30, 2006, than if we had continued to account for share-based compensation under APB No. 25. Net income (loss) per basic and diluted common share are not affected for the three months ended July 29, 2007 and July 30, 2006, than if we had not adopted SFAS No. 123(R).

Prior to the adoption of SFAS No. 123(R), we presented all tax benefits from the exercise of stock options as operating cash flows in the Consolidated Statements of Cash Flows. SFAS No. 123(R) requires that cash flows resulting from the benefits of tax deductions in excess of recognized compensation cost be classified as financing cash flows.

Information about our share-based plans

Our 1999 Stock Option Plan, as amended (the “Stock Option Plan”), is discretionary and provides for the granting of awards, including options for the purchase of our common stock and for the issuance of stock appreciation rights, restricted and/or unrestricted common stock and performance stock awards to our directors, officers, employees and independent contractors. The number of shares of common stock reserved for issuance under the Stock Option Plan is 3,250,000 shares, and at July 29, 2007, 656,099 shares were available for grant. The plan is administered by the Compensation Committee (the “Committee”) of the Board of Directors. The Committee has discretion under the plan regarding the vesting and service requirements, exercise price and other conditions, in all cases subject to certain limits, including:

•	The incentive stock option plan allowed for the issuance of up to 3.25 million stock options

•	For stock options, the exercise price of the award must equal the fair market value of the stock on the date of grant, and the maximum term of such an award is ten years

To date, the Committee has only awarded stock options under the plan. Our practice has been to issue new shares upon the exercise of stock options. Stock option rights granted prior to fiscal year 2006 under the plan generally have 5-year terms and are fully vested and exercisable immediately. Subsequent option rights granted generally have 3, 5 or 10 year terms and are exercisable in three or five equal annual installments, with some option grants providing for immediate vesting for a portion of the grant.

A summary of activity under the Company’s share-based payment plans for the three months ended July 29, 2007 is presented below:

			Weighted
		Weighted	Average	Aggregate
		Average	Remaining	Intrinsic
	Shares	Exercise	Contractual	Value
	(000’s)	Price	Term	($000’s)
Outstanding at April 29, 2007	880,000	$8.50
Granted	200,000	2.01
Exercised	-	-
Forfeited or expired	-	-

Outstanding at July 29, 2007	1,080,000	$7.30	3.5	$-

Exercisable at July 29, 2007	721,500	$8.87	2.2	$-

10

The total intrinsic value of stock exercised during the three month periods ended July 29, 2007 and July 30, 2006 was $0 and $6,075, respectively. As of July 29, 2007, there was a total of $313,283 of unamortized compensation related to stock, which cost is expected to be recognized over a weighted-average period of 1.8 years.

Compensation cost for stock options was based on the fair value of each award, measured by applying the Black-Scholes model on the date of grant, using the following weighted-average:

	Three Months Ended
	July 29, 2007	July 30, 2006

Expected volatility	71.4%	63.0%
Expected term	2.5	2.5
Expected dividend yield	-	-
Risk-free interest rate	4.50%	4.50
Forfeiture rate	-	-

Expected volatility is based on historical volatility on the Company’s stock. The expected term considers the contractual term of the option as well as historical exercise and forfeiture behavior. The risk-free interest rate is based on the rates in effect on the grant date for U.S. Treasury instruments with maturities matching the relevant expected term of the award. The fair value of the options granted during the three months ended July 29, 2007 was $199,587. These options were granted to a former officer as stipulated by his termination agreement and settled a portion of a severance obligation originally recorded as an accrued liability at April 29, 2007.

Restricted Stock Grants

The Company did not issue any restricted common stock during the three months ended July 29, 2007. During the three months ended July 30, 2006, we issued 10,000 shares of our restricted common stock to a financial consulting firm for their consulting services. The 10,000 shares of restricted stock were recognized as a consulting expense based on the fair value of our common stock on the dates of issuance. The total expenses recorded were $73,750.

Note 8. Stockholders’ Equity

Stock Repurchase

The Company did not repurchase any common stock during the three months ended July 29, 2007. During the three months ended July 30, 2006, we repurchased 40,800 shares of common stock at a total cost of $363,093.

Note 9. Comprehensive Income

Comprehensive income (loss) consisted of the following:

	Three Months Ended
	July 29,	July 30,
	2007	2006
Net income (loss)	$542,486	$(1,835,063)
Other comprehensive income
Unrealized gain on securities available for sale	2,000	16,803
Comprehensive income (loss)	$544,486	$(1,818,260)

11

Note 10.   Computation of Earnings Per Share

The following is presented as a reconciliation of the numerators and denominators of basic and diluted earnings per share computations, in accordance with SFAS No. 128:

	Three Months Ended
	July 29,	July 30,
	2007	2006
Numerator:
Basic and diluted:
Net income (loss) available to common
stockholders	$542,486	$(1,835,063)

Denominator:
Basic and diluted weighted average number of
common shares outstanding	12,939,130	12,937,331

Earnings (loss) per share basic and diluted:
Net income (loss) per common
share	$0.04	$(0.14)

At July 29, 2007, due to the current market value of the Company’s common stock, the Company had no common stock equivalents that were deemed to be dilutive thus the basic and diluted weighted average number of common shares outstanding are the same. At July 30, 2006, due to the Company incurring a net loss, basic and diluted weighted average number of common shares outstanding are the same.

For the three month periods ended July 29, 2007 and July 30, 2006, potential dilutive common shares issuable under options of 1,080,000 and 1,120,900, respectively, were not included in the calculation of diluted earnings per share as they were anti-dilutive.

12

Note 11.   Segment Reporting

We operate in two major business segments (i) gaming and (ii) other. The gaming segment for the period ended July 29, 2007 consists of Colorado Grande Casino, IC-BH, Route 66 Casinos, American Racing and Buena Vista Development. For the period ended July 30, 2006, the gaming segment also includes Dry Creek Casino, L.L.C.

Summarized financial information for our reportable segments is shown in the following table. The “other” column includes corporate-related items, results of insignificant operations, and segment profit (loss) and income and expenses not allocated to reportable segments.

	As of and for the Three Months Ended
	July 29, 2007
	Gaming	Other	Totals
Net revenue	$1,963,475	$16,902	$1,980,377
Segment income	529,087	51,315	580,402
Segment assets	60,703,804	5,112,227	65,816,031
Equity investment:
Isle of Capri-Black Hawk, L.L.C.	23,274,084	—	23,274,084
Route 66 Casinos, L.L.C.	4,509,183	—	4,509,183
Buena Vista Development Company, L.L.C	166,063	—	166,063
Sunrise Land and Mineral Corporation	—	407,793	407,793
Depreciation and amortization	200,116	2,297	202,413
Addition to property and equipment	106,864	—	106,864
Interest expense, net	747,314	—	747,314
Income tax expense	34,564	3,352	37,916
Earnings from Isle of Capri-Black Hawk, L.L.C.	1,928,059	—	1,928,059
Loss from Buena Vista Development Company, L.L.C.	(5,106)	—	(5,106)
Loss from American Racing and Entertainment, L.L.C.	(840,367)	—	(840,367)
Earnings from Sunrise Land and Mineral Corporation	—	107,303	107,303

	As of and for the Three Months Ended
	July 30, 2006
	Gaming	Other	Totals

Net revenue	$3,474,756	$16,903	$3,491,659
Segment loss	(2,664,360)	(161,812)	(2,826,172)
Segment assets	77,470,927	5,596,101	83,067,028
Equity investment:
Isle of Capri-Black Hawk, L.L.C.	21,450,410	—	21,450,410
Route 66 Casinos, L.L.C.	4,509,183	—	4,509,183
American Racing and Entertainment, L.L.C.	12,175,787	—	12,175,787
Buena Vista Development Company, L.L.C	178,622	—	178,622
Sunrise Land and Mineral Corporation	—	405,190	405,190
Depreciation and amortization	260,003	2,149	262,152
Addition to property and equipment	90,618	—	90,618
Interest expense, net	862,107	—	862,107
Income tax benefit	934,364	56,745	991,109
Earnings from Isle of Capri-Black Hawk, L.L.C.	1,071,044	—	1,071,044
Earnings from Buena Vista Development Company, L.L.C.	1,869	—	1,869
Loss from American Racing and Entertainment, L.L.C.	(1,914,719)	—	(1,914,719)
Earnings from Sunrise Land and Mineral Corporation	—	26,250	26,250

Reconciliation of reportable segment assets to our consolidated totals is as follows:

July 29,
2007
Total assets for reportable segments	$65,816,031
Cash not allocated to segments	953,948
Notes receivable not allocated to segments	5,721,066
Total assets	$72,491,045

13

Note 12. Other Assets

Other assets consist of the following at July 29, 2007 and April 29, 2007, respectively:

	July 29, 2007	April 29, 2007

Accrued interest receivable	$4,723,610	$4,157,381
Deferred loan issue cost, net	768,690	711,061
Other assets	$5,492,300	$4,868,442

Note 13.   Commitments and Contingencies

We rent office space in Houston, Texas, under a non-cancelable operating lease which expires on February 29, 2012. Also, we lease (through our wholly-owned subsidiary, Colorado Grande Enterprises, Inc.) a portion of a building in Cripple Creek, Colorado, and an adjacent parking lot, for use in connection with the Colorado Grande Casino facilities. We lease this property at an annual rent of the greater of $144,000 or 5% of Colorado Grande-Cripple Creek’s adjusted gross gaming revenues, as defined, with an annual cap of $400,000. This lease is for an initial term of sixteen years with an option to renew for fifteen years with the final option period concluding January 31, 2021. On July 7, 2005, we exercised the option to extend the lease to January 2021.

We continue to pursue additional development opportunities that may require, individually and in the aggregate, significant commitments of capital, extensions of credit, up-front payments to third parties and guarantees by the Company of third-party debt. At July 29, 2007, we have outstanding commitments to extend credit related to development opportunities in the aggregate amount of $142,096.

We may guarantee all or part of the debt incurred by Indian tribes, with which we have entered into contracts, to fund development of casinos on the Indian lands. The La Jolla Development Agreement requires us to use commercially reasonable efforts to assist the La Jolla Band in obtaining one or more sources of financing for its casino project. Currently, it appears that third-party financing will be available for this project. However, there can be no assurance that third-party financing will be available for this project.

As of the end of July 29, 2007, we have guaranteed approximately $11 million of debt for American Racing. On June 14, 2007, we sold our entire membership interest in American Racing to our partners, Southern Tier and Oneida. Based on the terms of the purchase and sale agreement we are indemnified by the purchasers should there be an obligation by us to honer the guarantee of debt or any other obligations of American Racing. In the event of nonperformance by American Racing, under the terms of the obligation, our maximum potential future payment under the guarantee will be equal to half of the loan amount owed by American Racing. As of July 29, 2007, our maximum potential future payment under this guarantee was approximately $11 million.

We indemnified our officers and directors for certain events or occurrences while the director or officer is or was serving at our request in such capacity. The maximum potential amount of future payments we could be required to make under these indemnification obligations is unlimited; however, we have a Directors and Officers Liability Insurance policy that limits our exposure and enables us to recover a portion of any future amounts paid, provided that such insurance policy provides coverage.

Note 14. Legal Proceedings

Route 66 Casinos

1. On September 27, 2002, we filed a claim for arbitration, seeking damages, specific performance and other relief against American Heritage, Inc. (d/b/a The Gillmann Group), the other member in Route 66 Casinos, LLC. Route 66 Casinos was jointly formed by us and The Gillmann Group to assist the Pueblo of Laguna in the development and financing of gaming facilities on land located 11 miles west of Albuquerque, New Mexico. We and The Gillmann Group entered into several contracts arising from The Gillmann Group's agreement to assist in the development and equipping of the Route 66 Casino. One such agreement, the Amended and Restated Operating Agreement of Route 66 Casinos, LLC, governed the relationship of the parties relating to the Route 66 Casinos gaming operation. Pursuant to this agreement, we were to receive 51% of the net revenue received by Route 66 Casinos from the gaming operation. We also loaned The Gillmann Group the amount of $250,000, which has been repaid to us.

We initiated arbitration proceedings pursuant to the Route 66 Casinos Operating Agreement; however, The Gillmann Group and Mr. Gillmann refused to participate on the basis that they believed the operating agreement was invalid. We then filed a lawsuit in state district court on October 3, 2002, in Harris County, Texas ( Nevada Gold & Casinos, Inc. v. American Heritage, Inc., et al. (No. 2002-51378)) (the "Texas Litigation"), initially seeking to recover payment pursuant to the promissory note. We amended our claims to include breach of contract, breach of fiduciary duty, fraud and other claims related to The Gillmann Group's repudiation of the Route 66 Casinos Operating Agreement.

14

The Gillmann Group then filed a lawsuit in state district court on October 4, 2002, in Clark County, Nevada (American Heritage, Inc., et al. v. Nevada Gold & Casinos, Inc., et al. (No. A457315)). In its lawsuit, The Gillmann Group sought judicial dissolution of Route 66 Casinos, LLC and sought a declaratory judgment that the operating agreement was void based upon fraudulent misrepresentation. We immediately moved to compel arbitration, which was denied by the Nevada district court. We appealed this ruling to the Nevada Supreme Court, and the related lawsuit in Texas was stayed pending the outcome of the Nevada appeal. On April 28, 2005, the Nevada Supreme Court ruled that the dispute was not subject to arbitration. In response, the Texas court lifted the stay of proceedings.

On April 13, 2006, following a trial on the merits, the jury returned its verdict in the Texas Litigation. The jury found that (1) Nevada Gold and American Heritage intended to be bound by the Amended and Restated Operating Agreement (the "Contract"); (2) American Heritage breached the Contract; (3) the breach by American Heritage was not excused; (4) Nevada Gold did not fraudulently induce American Heritage to enter into the Contract; (5) American Heritage returned to Nevada Gold everything of value that American Heritage received from Nevada Gold under the Contract; (6) Nevada Gold suffered damages of approximately $8.3 million as a result of the breach by American Heritage; and (7) Fred Gillmann, who is the President and sole shareholder of American Heritage, is personally responsible for the conduct of American Heritage.

Following the jury's verdict, Nevada Gold and the Defendants filed competing motions for the entry of judgment by the Court. On October 25, 2006, the Court entered judgment. The Court found American Heritage liable to Nevada Gold for $9,165,079 (reflecting the jury’s verdict, plus prejudgment interest), but held that Nevada Gold take nothing from Fred Gillmann. American Heritage has appealed the judgment against it to the Court of Appeals for the First District, Houston, Texas (the “Appeals Court”) and Nevada Gold has appealed the Court’s judgment to the Appeals Court that Nevada Gold take nothing from Fred Gillmann personally notwithstanding the jury’s verdict.

2. On July 23, 2007, the Company filed a lawsuit in the State District Court, Harris County Texas, 189th Judicial District against American Heritage and Frederick C. Gillmann (Nevada Gold & Casinos, Inc. vs. American Heritage, Inc. and Frederick C. Gillmann).

In this case which is related to the Texas Litigation described above, the Company is pursuing claims against the defendants pursuant to the Texas Uniform Fraudulent Transfers Act for alleged fraudulent transfers that the Company alleges the defendants made in order to make American Heritage judgment proof and to deprive the Company of the ability to enforce the judgment it obtained in the case described above. The Company is in the process of serving its original petition on the defendants.

We believe there is substantial evidence to support the allegations in the compliant and we intend to vigorously pursue this matter although it is not possible to render an opinion concerning the likely outcome at this time.

Rinaldo Corporation

On October 18, 2004, Rinaldo Corporation filed an action captioned Rinaldo Corporation vs. Nevada Gold & Casinos, Inc., Sierra Research and Consulting, LLC, Sheila L. Torkelson, Michael R. Derry (d/b/a Waste Not Tribal Services), and Does 1 Through 100, against us in the Superior Court of the State of California (No. S-1500-CV 253969 AEW). According to the Complaint, Rinaldo Corporation ("Rinaldo") and the Timbisha Shoshone Tribe of the Western Shoshone Nation entered into a Development Contract and Personal Property Lease on or about November 2, 2002, which obligates Rinaldo to (a) finance and provide technical assistance to the tribe in acquiring suitable real property and causing such land to be taken into trust by the United States; (b) design, construct and otherwise develop at its own expense the structure and related equipment to be used as the gaming facility; and (c) advance certain operating funds to the tribe while the gaming facility is being developed, constructed and brought into operation. In the Complaint, Rinaldo claims that we and the other named defendants wrongfully interfered with the agreement between Rinaldo and the tribe. Rinaldo alleges tortious interference with contract and prospective economic advantage, unfair competition and conspiracy and seeks more than $50 million in damages and unspecified punitive damages. Rinaldo also seeks a preliminary and permanent injunction barring us and the other defendants from engaging in further acts of alleged interference. On October 29, 2004, Rinaldo filed its First Amended Complaint. We demurred to Rinaldo's First Amended Complaint, and, at a hearing on January 5, 2005, the Court orally sustained our demurrer with respect to one cause of action (with leave for Rinaldo to amend), and denied it with respect to the others. After Rinaldo amended, we answered, generally denying Rinaldo's allegations. Meanwhile, defendants Torkelson and Derry filed separate demurrers, asserting that they were protected by the doctrine of sovereign immunity. On May 11, 2005, the trial court sustained their demurrer, giving Rinaldo leave to amend. In response, Rinaldo filed a Third Amended Complaint on June 1, 2005, to which Torkelson and Derry demurred again. On August 4, 2005, the court sustained their demurrer without leave to amend, dismissing them in their personal capacities from the case. Subsequently, Rinaldo voluntarily dismissed Torkelson and Derry in their business capacities, leaving Nevada Gold as the only remaining defendant.

15

In November 2005, Nevada Gold moved for summary judgment against Rinaldo, and the Court ruled on that motion on February 21, 2006. The Court dismissed all of Rinaldo's claims for tortious interference with contract, holding that the development contract on which Rinaldo had based those claims was invalid as a matter of law. The Court also dismissed Rinaldo's claim for damages under the California unfair competition statute. After the ruling, only Rinaldo's claims for tortious interference with prospective economic relations, civil conspiracy, and injunctive relief under the unfair competition statute remained.

We subsequently moved for summary judgment seeking to dispose of Rinaldo’s remaining claims, and the Court granted our motion. The Court’s ruling disposed of the entire case in our favor. Rinaldo has appealed the dismissal of its case and the parties are actively engaged in the appellate process. We believe the claims against us to be without merit and we intend to vigorously and appropriately defend the claims asserted in this matter.

16

EXHIBIT B

Financial Statements of Nevada Gold & Casinos, Inc. and Isle of Capri-Black Hawk, L.L.C reported in the Annual Report on Form 10-K for the Fiscal Year Ended April 29, 2007

Nevada Gold & Casinos, Inc.
Consolidated Balance Sheets

	April 29,	April 30,	April 24,
	2007	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$2,803,560	$4,296,154	$2,888,697
Restricted cash	1,050,000	—
Accounts receivable	397,145	1,287,982	1,513,870
Accounts receivable - affilates	124,685	152,194
Prepaid expenses	474,933	234,381
Notes receivable - development projects, current portion	1,357,904	—
Other current assets	55,055	194,151	436,751
Total current assets	6,263,282	6,164,862	4,839,318

Investments in unconsolidated affiliates	35,201,419	35,691,747	21,646,041
Investments in unconsolidated affiliates held for sale	400,489	—
Investments in development projects	323,202	6,876,527	6,816,697
Investments in development projects held for sale	3,914,765	—
Notes receivable - affiliates	3,521,066	3,637,099	2,777,136
Notes receivable - development projects, net of current portion	18,012,737	22,667,272	6,973,813
Goodwill	5,462,918	5,462,918	—
Property and equipment, net of accumulated depreciation
of $1,281,191 and $622,876 at April 29, 2007 and April
30, 2006, respectively	2,063,026	2,580,093	108,797
Deferred tax asset	—	1,460,722	566,468
Other assets	4,868,442	3,601,850	559,364
Total assets	$80,031,346	$88,143,090	$44,287,634

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,540,781	$1,550,405	$1,019,594
Accrued interest payable	21,211	41,737	84,830
Other accrued liabilities	378,937	358,159	—
Guaranty liabilities	4,610,000	—
Long-term debt, current portion	2,066,518	3,779,345	6,589,999
Total current liabilities	8,617,447	5,729,646	7,694,423

Long-term debt, net of current portion and discount	55,021,031	56,687,315	6,366,428
Deferred income	8,591	406,632	200,565
Other liabilities	742,991	157,633	—
Total liabilities	64,390,060	62,981,226	14,261,416

Commitments and contingencies	—	—	—

Minority interest	—	278,674	406,304

Stockholders' equity:
Common stock, $0.12 par value per share; 25,000,000
shares authorized; 13,935,330 and 13,912,330 shares
issued and 12,939,130 and 12,970,330 shares outstanding
at April 29, 2007 and April 30, 2006, respectively	1,672,240	1,669,479	1,530,624
Additional paid-in capital	18,484,448	18,122,632	14,817,101
Retained earnings	5,694,088	14,873,589	14,501,728
Treasury stock, 996,200 and 942,000 shares at April 29, 2007 and April 30, 2006, respectively, at cost	(10,216,950)	(9,781,669)	—
Accumulated other comprehensive income (loss)	7,460	(841)	83,749
Total stockholders' equity	15,641,286	24,883,190	30,933,202
Total liabilities and stockholders' equity	$80,031,346	$88,143,090	$45,600,922

The accompanying notes are an integral part of these consolidated financial statements.

Nevada Gold & Casinos, Inc.
Consolidated Statements of Operations

	Fiscal Year Ended			24 Days Ended
	April 29,	April 30,	March 31,	April 24,
	2007	2006	2005	2005
Revenues:
Casino	$6,253,491	$5,653,340	$-	$-
Food and beverage	1,295,157	1,471,816	-	-
Other	153,305	126,078	67,610	4,507
Credit enhancement fee	5,920,125	7,348,651	5,660,909	702,305
Gross revenues	13,622,078	14,599,885	5,728,519	706,812
Less promotional allowances	(1,294,458)	(1,450,664)	-	-
Net revenues	12,327,620	13,149,221	5,728,519	706,812

Operating expenses:
Casino	1,655,837	2,566,306	-	-
Food and beverage	721,360	863,703	-	-
Marketing and administrative	3,094,554	1,935,257	-	-
Facility	323,906	276,304	-	-
Corporate expense	7,203,198	5,778,507	4,223,019	302,086
Legal expenses	1,489,967	1,668,311	609,278	106,896
Depreciation and amortization	918,609	1,018,699	169,135	18,509
Write-off of notes receivable related to Native American gaming projects and other notes receivable	3,235,297	1,574,452	120,000	-
Impairment of equity investment	125,000	-	-	-
Write-off of project development cost	495,982	286,653	180,850	-
Other	85,296	126,266	63,344	345
Total operating expenses	19,349,006	16,094,458	5,365,626	427,836
Operating income (loss)	(7,021,386)	(2,945,237)	362,893	278,976
Non-operating income (expenses):
Earnings (loss) from unconsolidated affiliates	(3,405,539)	6,917,818	7,648,802	-
Gain on sale of marketable securities and assets	42,226	167,948	34,672	-
Gain on termination of development contract	245,499	-	-	-
Gain on termination of development and loan agreement	10,801,076	-	-	-
Interest income (expense), net	(3,553,052)	(2,248,550)	(367,460)	(38,733)
Minority interest	(4,301,050)	(1,308,867)	(837,849)	(106,420)
Income (loss) before income tax expense	(7,192,226)	583,112	6,841,058	133,823
Income tax expense
Current	170,347	-	-	-
Deferred and change in valuation allowance	1,592,827	211,251	2,682,794	51,814
Total income tax expense	1,763,174	211,251	2,682,794	51,814
Net income (loss)	$(8,955,400)	$371,861	$4,158,264	$82,009

Per share information:
Net income (loss) per common share - basic	$(0.69)	$0.03	$0.33	$0.01
Net income (loss) per common share - diluted	$(0.69)	$0.03	$0.29	$0.01

Basic weighted average number of shares outstanding	12,937,222	12,975,697	12,788,269	12,755,203
Diluted weighted average number of shares outstanding	12,937,222	13,243,750	14,672,777	14,247,762

The accompanying notes are an integral part of these consolidated financial statements.

Nevada Gold & Casinos, Inc.
Consolidated Statements of Stockholders' Equity

					Accumulated
			Additional		Other		Total
	Common Stock		Paid-in	Retained	Comprehensive	Treasury	Stockholders'
	Shares	Amount	Capital	Earnings	Income (loss)	Stock	Equity
Balance at March 31, 2004	12,279,352	$1,473,522	$19,256,200	$10,261,455	$(191,857)	$—	$30,799,320
Comprehensive income:
Net income	—	—	—	4,158,264	—	—	4,158,264
Other comprehensive income on interest rate swap, net of tax	—	—	—	—	275,606	—	275,606
Comprehensive income	—	—	—	—	—	—	4,433,870
Purchase of treasury stock (1,106,817 shares), at cost	—	—	—	—	—	(13,153,955)	(13,153,955)
Retirement of treasury stock	(1,106,817)	(132,818)	(13,021,137)	—	—	13,153,955	—
Exercise of stock options	780,751	93,690	2,504,772	—	—	—	2,598,462
Exercise of stock options on cashless basis	801,917	96,230	(96,230)	—	—	—	—
Options issued for consulting expenses	—	—	201,402	—	—	—	201,402
Tax benefit associated with option and warrant exercises	—	—	5,972,094	—	—	—	5,972,094
Balance at March 31, 2005	12,755,203	1,530,624	14,817,101	14,419,719	83,749	—	30,851,193
Comprehensive income:
Net income	—	—	—	82,009	—	—	82,009
Other comprehensive income on interest rate swap, net of tax	—	—	—	—	—	—	—
Comprehensive income	—	—	—	—	—	—	82,009
Balance at April 24, 2005	12,755,203	1,530,624	14,817,101	14,501,728	83,749	—	30,933,202
Comprehensive income:
Net income	—	—	—	371,861	—	—	371,861
Other comprehensive income on interest rate swap, net of tax benefit	—	—	—	—	(83,749)	—	(83,749)
Unrealized loss on securities available for sale, net of tax benefit	—	—	—	—	(841)	—	(841)
Comprehensive income	—	—	—	—	—	—	287,271
Purchase of treasury stock (942,000 shares), at cost	—	—	—	—	—	(9,781,669)	(9,781,669)
Stock issued for debt conversion, net of issuing cost	1,106,488	132,779	3,087,160	—	—	—	3,219,939
Exercise of stock options	22,500	2,700	59,000	—	—	—	61,700
Exercise of stock options on cashless basis	28,139	3,376	(3,376)	—	—	—	—
Tax benefit associated with option and warrant exercises	—	—	162,747	—	—	—	162,747
Balance at April 30, 2006	13,912,330	1,669,479	18,122,632	14,873,589	(841)	(9,781,669)	24,883,190

Comprehensive loss:
Net loss	—	—	—	(8,955,400)	—	—	(8,955,400)
Adjustment for sale of securities	—	—	—	—	841	—	841
Unrealized gain on securities available for sale, net of tax benefit	—	—	—	—	7,460	—	7,460
Comprehensive loss							(8,947,099)
Adoption of accounting pronouncement, net of taxes	—	—	—	(224,101)	—	—	(224,101)
Purchase of treasury stock (54,200 shares), at cost	—	—	—	—	—	(435,281)	(435,281)
Restricted stock issued to consultant	15,000	1,800	95,950	—	—	—	97,750
Exercise of stock options	8,000	961	21,040	—	—	—	22,001
Stock based compensation	—	—	241,189	—	—	—	241,189
Tax benefit associated with option exercises	—	—	3,637	—	—	—	3,637
Balance at April 29, 2007	$13,935,330	$1,672,240	$18,484,448	$5,694,088	$7,460	$(10,216,950)	$15,641,286

The accompanying notes are an integral part of these consolidated financial statements.

Nevada Gold & Casinos, Inc.
Consolidated Statements of Cash Flows

	Fiscal Year Ended			24 days Ended
	April 29,	April 30,	March 31,	April 24,
	2007	2006	2005	2005
Cash flows from operating activities:
Net income (loss)	$(8,955,400)	$371,861	$4,158,264	$82,009
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation	773,375	548,644	41,969	3,842
Amortization of capitalized development costs	145,234	470,055	127,166	14,667
Write-off of notes receivable	2,912,614	1,574,452	120,000	—
Write-off of project development costs	495,982	286,653	180,850	—
Impairment of equity investment	125,000	—	—	—
Amortization of deferred income	—	—	(145,833)	—
Warrants and options issued, beneficial conversion and
amortization of deferred loan issuance costs	601,980	394,854	677,452	15,399
Gain on sale of marketable securities and assets	(42,226)	(167,948)	(34,672)	—
Gain on termination of development contracts	(11,046,575)	—	—	—
Shared-based payments	338,939	—	—	—
Minority interest	4,301,050	1,308,867	837,849	106,420
Distributions from unconsolidated affiliates	2,215,000	2,914,000	4,344,000	—
(Earnings) loss from unconsolidated affiliates	3,405,539	(6,917,818)	(7,648,802)	—
Deferred income tax expense	1,594,559	211,251	2,682,794	51,814
Income tax refund	—	113,288	2,396,712	—
Changes in operating assets and liabilities:
Receivables and other assets	(1,026,090)	(1,975,867)	(934,324)	(865,454)
Accounts payable and accrued liabilities	177,944	1,211,543	23,925	75,824
Net cash provided by (used in) operating activities	(3,983,075)	343,835	6,827,350	(515,479)
Cash flows from investing activities:
Purchases of real estate and assets held for development	(566,122)	(664,430)	(1,442,283)	(28,439)
Equity investment in unconsolidated affiliates	—	(10,189,800)	—	—
Purchase of property and equipment	(314,514)	(2,790,905)	(71,765)	(2,090)
Purchase of marketable securities	—	(813,199)	(37,635)	—
Net proceeds from sale of fixed assets	53,050	—	—	—
Net proceeds from sale of marketable securities and assets	180,132	839,679	72,307	—
Net proceeds from termination of development contracts	13,550,000	—	—	—
Acquisition of Colorado Grande	—	(638,705)	—	—
Advances on notes receivable	(116,722)	(18,339,303)	(6,100,710)	(421,490)
Collections of notes receivable	500,739	941,392	10,000,000	10,000
Advances on notes receivable - affiliates	(1,600,000)	(23,975)	(137,550)	—
Collections of notes receivable - affiliates	316,033	364,012	1,200,000	—
Investment in restricted cash	(1,050,000)	—	—	—
Net cash provided by (used in) investing activities	10,952,596	(31,315,234)	3,482,364	(442,019)
Cash flows from financing activities:
Repayment on term loans	(6,379,111)	(2,744,216)	(3,272,500)	—
Borrowing (repayment) on credit facilities, net	3,000,000	47,584,328	(1,500,000)	—
Deferred loan issuance costs	(90,000)	(1,205,265)	(417,472)	—
Acquisition of common stock	(435,281)	(9,781,669)	(6,608,955)	—
Cash proceeds from exercise of stock options and warrants	22,001	61,700	2,598,462	—
Issuing cost related to debt conversion to equity	—	(99,525)	—	—
Cash distribution to minority interest owners	(4,579,724)	(1,436,497)	(791,685)	—
Net cash provided by (used in) financing activities	(8,462,115)	32,378,856	(9,992,150)	—

Net increase (decrease) in cash and cash equivalents	(1,492,594)	1,407,457	317,564	(957,498)
Cash and cash equivalents at beginning of period	4,296,154	2,888,697	3,528,631	3,846,195
Cash and cash equivalents at end of period	$2,803,560	$4,296,154	$3,846,195	$2,888,697

Supplemental cash flow information:
Cash paid for interest	$5,217,576	$3,908,321	$1,552,283	$—
Income tax payments	$170,346	$—	$—	$—

Non-cash financing activities:
Note payable issued for the purchase of Colorado Grande Casino	$—	$5,900,000	$—	$—
Debt conversion to equity	$—	$3,317,499	$—	$—
Treasury stock purchased by the issuance of a note payable	$—	$—	$6,545,000	$—
Retirement of treasury stock	$—	$—	$13,153,955	$—
Note receivable converted into equity investment in American Racing	$1,400,000	$—	$—	$—
Record fair value of guaranty liabilities	$4,610,000	$—	$—	$—
Advance from revolving credit facility for repayment of convertible note	$—	$—	$7,915,671	$—

The accompanying notes are an integral part of these consolidated financial statements.

Nevada Gold & Casinos, Inc.
Notes to Consolidated Financial Statements

Note 1. Background and Basis of Presentation

Background

Nevada Gold & Casinos, Inc. (the “Company”), a Nevada corporation, was formed in 1977 and since 1994, has primarily been a gaming company involved in both commercial gaming projects and Native American owned gaming projects. Our gaming facility operations are located in the United States of America (“U.S.”), specifically in the states of Colorado, California and New York. Our business strategy will continue to focus on gaming projects.

Basis of Presentation

Our consolidated financial statements include the accounts of all majority-owned and controlled subsidiaries after the elimination of all significant intercompany accounts and transactions. Additionally, our financial statements for prior periods include reclassifications that were made to conform to the current year presentation. Those reclassifications did not impact working capital, total assets, total liabilities, our reported net income or stockholders’ equity.

Adoption of New Accounting Pronouncement

During fiscal year 2007, the Isle of Capri Black Hawk, L.L.C. (“ICBH”) determined that it had not been appropriately accounting for escalating rent payments as it relates to one of its land leases. As a result, the rent expense and corresponding liability balance was understated by cumulative $727,000 through fiscal 2006. The error was immaterial to prior period financial statements. As a result, ICBH elected to apply the provisions of Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB No. 108”), and correct this error through a cumulative effect adjustment to members’ equity as of May 1, 2006. The adjustment to correct the error on the books of ICBH increased other long-term obligations by $727,000, increased deferred tax assets by $276,000 and decreased members’ equity by $451,000.

Management of ICBH also determined that the Company had erroneously claimed $529,000 of deductions on its fiscal 2003 and 2004 Federal and Colorado consolidated income tax returns. The correction of this error results in a reduction of the Company’s net operating loss deferred tax asset of $200,000 with an offsetting increase in deferred tax expense. It was also determined that as of the end of fiscal 2006, the ICBH deferred tax asset and liability balances had been calculated using erroneous tax rates. ICBH corrected this error resulting in a reduction of their net deferred tax asset by $173,000 with an offsetting increase in deferred tax expense. The cumulative effect on ICBH’s members’ equity through the end of fiscal 2006 as it relates to tax accounting was $373,000.

The Company has accounted for its 43% impact of these adjustments by recording an adjustment of $354,300, $224,101 net of taxes, to our investment in the ICBH as of April 29, 2007 and as a corresponding adjustment within the statement of stockholders’ equity as a reduction of opening retained earnings for the year ended April 29, 2007 as permitted by SAB No. 108 (See Note 5).

In addition, the Company has adopted Financial Accounting Standards Board No. 123(R) “Share Based Payment” (see Notes 3 and 10).

Note 2.  Change in Fiscal Year

On June 6, 2005, we changed our fiscal year to end on the last Sunday in April rather than March 31. This fiscal year creates more comparability of our quarterly operations, by generally having an equal number of weeks (13) and weekend days (26) in each fiscal quarter. Periodically, this system necessitates a 53-week year. Fiscal year 2006 was a 53-week year which commenced on April 25, 2005 and ended on April 30, 2006. We believe that the twelve months ended March 31, 2005 provides a meaningful comparison to the twelve months ended April 29, 2007 and April 30, 2006. References in this discussion to fiscal 2007 and 2006 represent the twelve months ended April 29, 2007 and April 30, 2006, respectively. References to fiscal 2005 represents the twelve months ended March 31, 2005.

Note 3. Summary of Significant Accounting Policies

Principles of Consolidation

We consolidate entities when we have the ability to control the operating and financial decisions and policies of that entity. The determination of our ability to control or exert significant influence over an entity involves the use of judgment. We apply the equity method of accounting where we can exert significant influence over, but do not control, the policies and decisions of an entity. See Note 5 to our Consolidated Financial Statements for our equity method investments. We use the cost method of accounting where we are unable to exert significant influence over the entity.

Equity Method of Accounting

Our investments in IC-BH, American Racing, RCI, Buena Vista Development, Route 66 Casinos and Sunrise are accounted for using the equity method of accounting because the investment gives us the ability to exercise significant influence, but not control, over the investees. Significant influence is generally deemed to exist where we have an ownership interest in the investee of between 20% and 50%, although other factors such as the degree of ultimate control, representation on the investee's Board of Directors or similar oversight body are considered in determining whether the equity method of accounting is appropriate. We record our equity in the income or losses of our investees using the same reporting periods as presented, except we report our equity in income or losses one month in arrears for RCI and American Racing (which have a calendar fiscal year), and one month in arrears for Buena Vista Development and Sunrise (which have a fiscal year end of March 31). Deferred tax assets or liabilities are recorded for allocated earnings or losses of our equity investments that are not currently reportable or deductible for federal income tax purposes.

We utilized the equity method of accounting for our 51% interest in Route 66 Casinos because the operating activities of the joint venture were controlled by the minority venturer. As disclosed in Note 18 to our Consolidated Financial Statements, we are involved in pending legal proceedings with the minority venturer in Route 66 Casinos in which the minority venturer has asserted that the operating agreement governing the venture is void and unenforceable. We have assessed whether this circumstance indicates utilization of the cost method of accounting for this investment was appropriate and concluded that the equity method best reflected the underlying nature of our investment. The operating agreement provides that all material decisions of the joint venture are made by the members, including us, on a unanimous basis. We believe the operating agreement to be binding and enforceable on the venture and our joint venture partner and, therefore, conclude that we have significant influence over the affairs of the venture. We also believe that we were able to reasonably estimate the revenues and expenses of the venture through our second quarter of fiscal year 2006 to the extent necessary to apply the equity method of accounting, as described in more detail below under the heading "Use of Estimates."

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the amounts of revenues and expenses during the reporting period. Actual results can, and often do, differ from those estimates.

Through the second fiscal quarter of 2006, we estimated our share of operational activities of Route 66 Casinos and recorded such amounts using the equity method of accounting (See “Equity Method of Accounting”) because we did not receive revenue and expense information from the venture as a consequence of ongoing litigation (See Note 18 to our Consolidated Financial Statements). Effective October 1, 2005, we discontinued the recording of any estimated earnings due to the sale and the termination of the equipment leases. The estimated revenues recorded prior to October 1, 2005 are based on published net win numbers provided by the Route 66 Casino to the State of New Mexico Gaming Control Board for the 1,250 gaming devices leased to the casino by Route 66 Casinos. Estimated expenses are comprised of debt service payments on the 1,250 gaming devices supplied to the casino, the supply of parts for the repair of these gaming devices, and a monthly overhead fee to the other member of the Route 66 Casinos, that was initially agreed to by us and the other member. The direct expenses related to the debt service of the gaming devices and the other member's overhead are stable costs with little variable activity. We believe the net profits determined from the estimated revenues and expenses are reasonable; however, actual financial results and the ultimate conclusion of the litigation may vary materially and adversely from our estimates.

Cash and Cash Equivalents

We consider short-term investments with an original maturity of less than three months to be cash equivalents.

We maintain cash accounts in major U.S. financial institutions. The terms of these deposits are on demand to minimize risk. The balances of these accounts occasionally exceed the federally insured limits, although no losses have been incurred in connection with such cash balances.

Allowance for Doubtful Accounts

We establish provisions for losses on accounts and notes receivable if we determine that we will not collect all or part of the outstanding balance. We regularly review collectibility and establish or adjust our allowance as necessary using the specific identification method. We make advances to Indian tribes and other third parties under executed promissory notes for project costs related to the development of gaming and entertainment properties. Due diligence is conducted by our management with the assistance of legal counsel prior to entering into arrangements with Indian tribes and other third parties to provide financing in connection with their efforts to secure and develop the properties. Repayment terms are largely dependent upon the operating performance of each opportunity for which the funds have been loaned. Interest income is not accrued until it is reasonably assured that the project will be completed and that there will be sufficient profits from the facility to cover the interest to be earned under the respective note. If projected cash flows are not sufficient to recover amounts due, the note is evaluated in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” to determine the appropriate discount to be recorded on the note for it to be considered a performing loan. If the note is performing, interest is recorded using the effective interest method based on the value of the discounted note balance. See Note 6 to our Consolidated Financial Statements.

We review on a quarterly basis each of our notes receivable to evaluate whether the collection of such note receivable is still probable. In our analysis, we review the economic feasibility and the current financial, legislative and development status of the project. If our analysis indicates that the project is no longer economically feasible then the note receivable would be written down to its estimated fair value.

Capitalized Development Cost

We capitalize certain third party legal, professional, and other miscellaneous fees directly related to the procurement, evaluation and establishment of contracts for development projects. Development costs are recorded on the cost basis and are amortized over the estimated economic term of the contract. We review each project on a quarterly basis to assess whether any changes to our estimates are appropriate. If accumulated costs of a specific project exceed the net realizable value of such project or the project is abandoned, the costs are charged to earnings.

Mining Properties and Claims

We capitalize costs of acquiring and developing mineral claims until the properties are placed into production. These costs include the costs to acquire and improve the claims, including land-related improvements, such as roads. We carry these costs on our books at the lower of our basis in the claims, or the net realizable value of the mineral reserves contained in the claims. Mining properties are recorded at their acquisition price. Upon commencement of production, costs are amortized on a units-of-production basis.

Real Estate Held for Development

Real estate held for development consists of undeveloped land located in and around Black Hawk, Colorado, and Nevada County, California and related development costs and capitalized interest. Property held for development is carried at the lower of cost or net realizable value.

Property and Equipment

Expenditures for furniture, fixtures, and equipment are capitalized at cost. We depreciate furniture, fixtures, and equipment over their respective estimated useful lives, ranging from two to seven years, using the straight-line method. When items are retired or otherwise disposed of, a gain or loss is recorded for the difference between net book value and proceeds realized. Ordinary maintenance and repairs are charged to earnings, and replacements and betterments are capitalized.

Property and equipment at April 29, 2007 and April 30, 2006 consist of the following:
			Estimated
			Service Life
	2007	2006	in Years
Leasehold improvements	$499,557	$476,119	7-25
Gaming equipment	1,752,225	1,668,380	3-5
Furniture and office equipment	1,050,435	949,830	3-7
Capital projects in process	-	66,640
Land	42,000	42,000
	3,344,217	3,202,969
Less accumulated depreciation	(1,281,191)	(622,876)
Property and equipment, net	$2,063,026	$2,580,093

Deferred Loan Issuance Costs

Debt issuance costs incurred in connection with the issuance of long-term debt are capitalized and amortized over the expected terms of the related debt agreements and are included in other assets on our consolidated balance sheets.

Goodwill and Other Intangible Assets

In connection with our acquisition of the Colorado Grande Casino, at April 29, 2007, we have goodwill with an indefinite useful life of $5.5 million, representing 6.8% of total assets. Statement of Financial Accounting Standards ("SFAS") No. 142 “Goodwill and Other Intangible Assets” (“SFAS No. 142”), requires that goodwill and intangible assets with indefinite useful lives be tested for impairment annually, or more frequently if an event occurs or circumstances change that may reduce the fair value of our goodwill below its carrying value. We completed an impairment test as required under SFAS No. 142 in the fourth quarter of fiscal year 2007 and determined that the goodwill was not impaired. For properties with goodwill with indefinite lives, this test requires the comparison of the implied fair value of each property to its carrying value. The implied fair value includes estimates of future cash flows that are based on reasonable and supportable assumptions and represent our best estimates of the cash flows expected to result from the use of the assets and their eventual disposition. Changes in estimates or application of alternative assumptions and definitions could produce significantly different results.

Slot Club Awards

We reward our slot customers for their loyalty based on the dollar amount of play on slot machines. We accrue for these slot club awards based on an estimate of the value of the outstanding awards utilizing the age and prior history of redemptions. Future events such as a change in our marketing strategy or new competition could result in a change in the value of the awards.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense related primarily to our casino operations and for the years ended April 29, 2007 and April 30, 2006 was approximately $375,000 and $233,000, respectively.

Marketable Securities Available for Sale

Marketable securities consist of shares of publicly traded securities held by us. The marketable securities available for sale are primarily equity securities which we buy with the intention of holding as a long-term investment. These securities are carried at fair value with changes in fair value recorded in other comprehensive income in the stockholders’ equity section of our consolidated balance sheet. As of April 29, 2007 we had marketable equity securities available for sale at fair market value of $15,000. Unrealized gain (loss) of $7,460 and $(841) was recorded in the stockholders’ equity section for the years ended April 29, 2007 and April 30, 2006, respectively. In addition, in fiscal years 2007 and 2006, respectively, we realized $47,382 and $167,948 of gains on sales of equity securities classified as marketable securities available for sale.

Asset and Investment Impairments

We apply the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," and Accounting Principles Board Opinion (“APB”) No. 18, "The Equity Method of Accounting for Investments in Common Stock," to account for asset and investment impairments. Under these standards, we evaluate an asset or investment for impairment when events or circumstances indicate that its carrying value may not be recovered. These events include market declines that are believed to be other than temporary, changes in the manner in which we intend to use a long-lived asset, decisions to sell an asset or investment and adverse changes in the legal or business environment such as adverse actions by regulators. When an event occurs, we evaluate the recoverability of our carrying value based on either (i) the long-lived asset’s ability to generate future cash flows on an undiscounted basis or (ii) the fair value of our investment in unconsolidated affiliates. If an impairment is indicated, or if we decide to exit or sell a long-lived asset or group of assets, we adjust the carrying value of these assets downward, if necessary, to their estimated fair value, less costs to sell. Our fair value estimates are generally based on market data obtained through the sales process or an analysis of expected discounted cash flows. The magnitude of any impairments are impacted by a number of factors, including the nature of the assets to be sold and our established time frame for completing the sales, among other factors. We also reclassify the asset or assets as either held-for-sale or as discontinued operations, depending on, among other criteria, whether we will have any continuing involvement in the cash flows of those assets after they are sold. As a result, we reduced our carrying value of our equity investments as of April 29, 2007 by $125,000.

Revenue Recognition

We record revenues from credit enhancement fees, interest on notes receivable and royalties on the accrual basis as earned. The dates on which payments are collected may vary depending upon the term of the contracts or note receivable agreements. Interest income related to notes receivable is recorded when earned and its collectibility is reasonably certain. For certain notes receivable related to Indian gaming projects, interest income is not accrued until it is reasonably assured that the project will be completed and that there will be sufficient profits from the gaming facility to cover the interest to be earned under the respective notes. If the note is performing, interest is recorded using the effective interest method based on the value of the discounted note balance.

The retail value of food and beverage and other services furnished to guests without charge is included in gross revenue and deducted as promotional allowances. Net revenues do not include the retail amount of food, beverage and other items provided gratuitously to customers. The Company records the redemption of coupons and points for cash as a reduction of revenue. These amounts are included in promotional allowances in the accompanying consolidated statements of operations. The estimated cost of providing such complimentary services that is included in casino expense in the accompanying consolidated statements of operations was as follows:

	Fiscal Year Ended
	April 29, 2007	April 30, 2006
Food and beverage	$609,938	$923,841
Other	16,479	22,012
Total cost of complimentary services	$626,417	$945,853

Income Taxes

Income taxes are accounted for in accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes.” SFAS No. 109 requires the use of an asset and liability approach for financial accounting and reporting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences, using currently enacted tax laws, attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax basis. We record current income taxes based on our current taxable income, and we provide for deferred income taxes to reflect estimated future tax payments and receipts. We account for tax credits under the flow-through method, which reduces the provision for income taxes in the year the tax credits first become available. We reduce deferred tax assets by a valuation allowance when, based on our estimates, it is more likely than not that a portion of those assets will not be realized in a future period. As a result of this policy, in fiscal year 2007 we recorded a $4.5 million deferred tax asset valuation allowance which equaled our deferred tax asset balance as of April 29, 2007. The estimates utilized in recognition of deferred tax assets are subject to revision, either up or down, in future periods based on new facts or circumstances.

We maintain a tax accrual policy to record both regular and alternative minimum taxes for companies included in our consolidated federal and state income tax returns. The policy provides, among other things, that (i) each company in a taxable income position will accrue a current expense equivalent to its federal and state income taxes, and (ii) each company in a tax loss position will accrue a benefit to the extent its deductions, including general business credits, can be utilized in the consolidated returns. We pay all consolidated U.S. federal and state income taxes directly to the appropriate taxing jurisdictions and, under a separate tax billing agreement, we may bill or refund our subsidiaries for their portion of these income tax payments.

Fair value of financial instruments

The recorded amounts of cash, accounts receivable, notes receivable, accounts payable, accrued liabilities, notes payable and debt, as presented in the financial statements, approximate fair value because of the short-term maturity of these instruments.

Guarantees

Guarantees are accounted for in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. (“FIN”) 45,“Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 establishes disclosure and liability-recognition requirements for direct and indirect debt guarantees with specified characteristics.

Comprehensive income

We follow the provisions of SFAS No. 130, “Reporting Comprehensive Income.” SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components. SFAS No. 130 requires that all items that are required to be recognized as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. In accordance with the provisions of SFAS No. 130, we have presented the components of comprehensive income below net income on the face of the consolidated statements of stockholders’ equity.

Stock-Based Compensation

Effective May 1, 2006, the Company adopted FASB Statement No. 123(R), “Share-based Payment” (“SFAS No. 123(R)”). Prior to the adoption of SFAS No. 123(R), the Company utilized the intrinsic value method under APB Opinion No. 25, “Accounting for Stock Issued to Employee.” As permitted by SFAS No. 123(R), the Company has adopted the requirements of No. 123(R) using the modified prospective method. In accordance with the modified prospective method of adoption, the financial statement amounts for periods prior to May 1, 2006 have not been restated to reflect the fair value method of recognizing compensation cost.

Earnings Per Share

Earnings per share are accounted for in accordance with the provisions of SFAS No. 128, “Earnings Per Share,” which requires the presentation of basic and diluted earnings per share on the consolidated statement of operations. Basic earnings per common share amounts are calculated using the weighted average number of common shares outstanding during each period. Diluted earnings per share assumes the exercise of all stock options having exercise prices less than the average market price of the common stock using the “treasury stock method” and for convertible debt securities using the “if converted method” (See Note 11).

Accrued Litigation Liability

We assess our exposure to loss contingencies including legal matters. If the potential loss is justified to be probable and estimable, we will provide for the exposure. If the actual loss from a contingency differs from management’s estimate, operating results could be impacted. As of April 29, 2007, we did not record any accrued litigation liability.

New Accounting Pronouncements Issued But Not Yet Adopted

As of April 29, 2007, there were several accounting standards and interpretations that had not yet been adopted by us. Below is a discussion of significant standards that may impact us.

Accounting for Uncertainty in Income Taxes

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes--an Interpretation of FASB Statement 109 ("FIN 48"), which clarifies the accounting for uncertainty in tax positions taken or expected to be taken in a tax return, including issues relating to financial statement recognition and measurement. FIN 48 provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if the position is “more-likely-than-not” of being sustained if the position were to be challenged by a taxing authority. The assessment of the tax position is based solely on the technical merits of the position, without regard to the likelihood that the tax position may be challenged. If an uncertain tax position meets the “more-likely-than-not” threshold, the largest amount of tax benefit that is greater than 50 percent likely of being recognized upon ultimate settlement with the taxing authority, is recorded. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. We are currently evaluating the impact of adopting FIN 48 on our financial statements.

Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS No. 157 does not require any new fair value measurements. However, for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 (the Company’s fiscal 2009), and interim periods within those years. The Company will assess the effect of this pronouncement on its financial statements, but at this time, no material effect is expected.

Fair Value Option for Financial Assets and Liabilities

 In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is expected to expand the use of fair value measurement, which is consistent with the FASB’s long-term measurement objectives for accounting for financial instruments. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 (the Company’s fiscal 2009). The Company will assess the effect of this pronouncement on its financial statements, but at this time, no material effect is expected.

Note 4. Restricted Cash

At April 29, 2007, we held a $1,050,000 Certificate of Deposit as a pledge to secure a $1 million operating line of credit for American Racing and Entertainment, LLC. The Certificate of Deposit matures on July 12, 2007 at which date the principal and interest will be returned to us in accordance with the Purchase and Sale Agreement between us and the buyers of our interest in American Racing (See Note 20).

Note 5. Investments in Unconsolidated Affiliates and Investments in Development Projects

We hold investments in various unconsolidated affiliates which are accounted for using the equity method of accounting. Our principal equity method investees are gaming facilities. Additionally, we have one equity method investee engaged in land development (Sunrise) and one equity investee (RCI) engaged in the operation of a restaurant franchise. As of April 29, 2007, the amount of consolidated retained earnings which represents undistributed earnings from our unconsolidated affiliates is approximately $25 million. Our net ownership interest, investments in and earnings (losses) from our unconsolidated affiliates are as follows:

					Earnings (Loss)
	Net Ownership Interest		Investment		Fiscal Year Ended
Unconsolidated affiliates:	April 29, 2007	April 30, 2006	April 29, 2007	April 30, 2006	April 29, 2007	April 30, 2006	March 31, 2005
	(Percent)
Isle of Capri - Black Hawk, L.L.C. (1)	43	43	$22,306,025	$21,146,365	$3,728,960	$6,517,318	$5,888,031
Route 66 Casinos, L.L.C. (2)	51	51	4,509,183	4,509,183	—	874,707	1,811,914
American Racing and Entertainment,
L.L.C. (1) (3)	23	40	8,215,042	9,480,506	(7,275,464)	(519,494)	—
Buena Vista Development Company,
L.L.C. (4)	35	25	171,169	176,753	(5,584)	(13,047)	—
Sunrise Land and Mineral Corporation(5)	50	50	400,489	378,940	146,549	58,334	(51,143)
Restaurant Connections International,
Inc. (6)	34	34	—	—	—	—	—
Total investments in unconsolidated affiliates			$35,601,908	$35,691,747

Total earnings (loss) from unconsolidated affiliates					$(3,405,539)	$6,917,818	$7,648,802

(1)	Separate financial statements for this entity are included herein.
(2)
Equity method of accounting is utilized despite our ownership interest being greater than 50%. Effective with Route 66 Casinos’ calendar quarter ended September 30, 2005, we discontinued the recording of any estimated earnings due to the sale and the termination of the equipment leases.

(3)	Represents our equity investment in a racing and gaming development project. On June 14, 2007, we sold our membership to two of our partners.
(4)	This is an investment in a gaming development project. At May 5, 2007, our ownership interest increased to 40%.
(5)	Represents our equity investment in a real estate investment and development project. This asset is held of sale and has been presented accordingly on the balance sheet as of April 29, 2007.
(6)	Investment in RCI was reduced to zero in fiscal year 2000. This asset is held for sale as of April 29, 2007.

We also hold investments in various development projects that we consolidate. Our net ownership interest and capitalized development costs in development projects are as follows:

	Net Ownership Interest		Capitalized Development Costs
Development Projects:	April 29, 2007	April 30, 2006	April 29, 2007	April 30, 2006
	(Percent)

Dry Creek Casino, L.L.C. (1)	69	69	$-	$682,632
Gold Mountain Development, L.L.C. (2)	100	100	3,433,953	3,367,098
Goldfield Resources, Inc. (3)	100	100	480,812	480,812
Nevada Gold (Tulsa), Inc. (4)	100	100	-	1,783,295
Other (5)			323,202	562,690
Total investments– development projects			$4,237,967	$6,876,527

(1)
Capitalized development costs of the River Rock Casino project. In March 2007, Dry Creek Casino, L.L.C. (“DCC”) agreed to a cash buyout of the credit enhancement fee agreement. As a result of this transaction, DCC ended its relationship with the River Rock Entertainment Authority.

(2)	Acquisition and development costs incurred for 260 acres of real property in the vicinity of Black Hawk, Colorado. See discussion below.
(3)	Acquisition cost incurred for 9,000 acres of mining claims in fiscal year 1999.
(4)
Development cost incurred for Muscogee (Creek) Nation gaming project. On December 8, 2006 we received a $2.2 million payment for fees due under our development agreement with the Muscogee Nation - Tulsa. This payment was in excess of our capitalized development costs of $1.9 million. As a result of this transaction, we mutually and amicably agreed to end our relationship with the Muscogee Nation - Tulsa.

(5)	Development cost incurred for other development projects.

Investments in Unconsolidated Affiliates

Isle of Capri - Black Hawk, L.L.C.

We are a 43% non-operating owner of Isle of Capri-Black Hawk, L.L.C. (“IC-BH”). Isle of Capri Casinos, Inc. (“Isle”) is the 57% operating owner. We use the equity method of accounting to account for our investment in IC-BH. Our investment is stated at cost, adjusted for our equity in the undistributed earnings or losses of the project and for distributions we receive. Our earnings from IC-BH totaled $3,728,960, $6,517,318 and $5,888,031 for fiscal years 2007, 2006 and 2005, respectively. In the fourth quarter of fiscal year 2007, IC-BH restated the opening balance of retained earnings which impacted our investment in IC-BH by $354,300 (see Note 1). In the third quarter of fiscal year 2006, IC-BH recorded a $2,109,927 loss on extinguishment of debt. Our share of the loss was $907,269. During fiscal years 2007, 2006 and 2005, we received tax distributions of $2,215,000, $2,914,000 and $4,344,000, respectively. Our investment in IC-BH was $22,306,025 and $21,146,365 as of April 29, 2007 and April 30, 2006, respectively. Our share of equity of IC-BH is approximately $27.8 million which is approximately $5.5 million in excess of our cost reflected on our Consolidated Financial Statements. This excess is caused by the basis difference in the land we contributed to this joint venture when it was originally formed.

As of April 29, 2007, IC-BH owned and operated two casinos in the state of Colorado. Isle operates the casinos pursuant to a management agreement with IC-BH for a management fee based upon a percentage of the revenues and operating profits of the casinos. As of April 29, 2007, IC-BH's casino properties are:

Isle of Capri-Black Hawk and Colorado Central Station

The Isle of Capri - Black Hawk Casino commenced operations in December 1998 and Colorado Central Station was acquired from International Game Technology, Inc. in fiscal year 2004. On October 24, 2005, IC-BH entered into a $240 million Second Amended and Restated Credit Agreement. The credit agreement, which amended and restated the previous credit agreement in its entirety, provides for a $50 million revolving credit facility maturing the earlier of October 24, 2010 or such date the term loan facility is repaid in full and a $190 million term loan maturing on October 24, 2011 The weighted average effective interest rate of total debt outstanding under the Senior Secured Credit Facility at April 29, 2007 was 6.81%. In addition, IC-BH has interest rate swap agreements with a notional value of $80.0 million or 39.3% of its variable rate term loan outstanding under the Senior Secured Credit Facility as of April 2007. IC-BH uses interest rate swap agreements to reduce the impact of interest rate changes on future interest expense. For fiscal years 2007, 2006 and 2005, we have included $0, $(83,749) and $275,606, respectively, as accumulated other comprehensive income (loss) in our statement of stockholders’ equity for these interest rate swap agreements.

Summarized financial information for the year ended April 29, 2007 for Isle of Capri - Black Hawk is presented below:

Year Ended
April 29, 2007
(in thousands)
Total Assets	$286,624
Total Liabilities	223,415

Gross Revenue	$196,373
Total Expenses	190,034
Income tax benefit	2,333
Net income	$8,672

Route 66 Casinos, L.L.C.

We are a 51% non-operating owner of Route 66 Casinos, L.L.C. (“Route 66 Casinos”). American Heritage, Inc., d/b/a The Gillmann Group (“The Gillmann Group”) is the 49% operating owner. We use the equity method of accounting to account for our investment in Route 66 Casinos. Our investment is stated at cost, adjusted for our undistributed earnings or losses of the project since inception. For the reasons set forth in the last paragraph of this section, “Route 66 Casinos, L.L.C.”, we did not record earnings from Route 66 Casinos for all of fiscal year 2007 or the second half of fiscal year 2006. Our earnings from Route 66 Casinos totaled $0, $874,707 and $1,811,914 for fiscal years 2007, 2006 and 2005, respectively. During fiscal years 2007, 2006 and 2005, we did not receive any cash distributions from Route 66 Casinos. Our investment in Route 66 Casinos was $4,509,183 as of April 29, 2007 and April 30, 2006.

We utilized the equity method of accounting for our 51% interest in Route 66 Casinos because the operating activities of the joint venture were controlled by the minority venture partner, The Gillmann Group. As disclosed in Note 18, we are involved in pending legal proceedings with The Gillmann Group. The Gillmann Group had asserted that the operating agreement governing the venture was void and unenforceable. We have assessed whether this circumstance indicates utilization of the cost method of accounting for this investment is appropriate and have concluded that the equity method best reflects the underlying nature of our investment. The operating agreement provided that all material decisions of the joint venture are made by the members, including us, on a unanimous basis. We believed the operating agreement to be binding and enforceable on the venture and our joint venture partner and, therefore, concluded that we had significant influence over the affairs of the venture. We also believed that we were able to reasonably estimate the revenues and expenses of the venture through September 30, 2006 to the extent necessary to apply the equity method of accounting, as described in more detail below.

We estimated our share of operational activities of Route 66 Casinos and recorded such amounts using the equity method of accounting because we did not receive revenue and expense information from Route 66 Casinos as a result of ongoing litigation. The estimated revenues were based on published net win numbers provided by the Route 66 Casino to the State of New Mexico Gaming Control Board for the 1,250 gaming devices leased to Route 66 Casino. Estimated expenses were comprised of previously negotiated debt service payments on the 1,250 gaming devices supplied to Route 66 Casino, the supply of parts for the repair of these gaming devices and a monthly overhead fee to The Gillmann Group. The direct expenses related to the debt service of the gaming devices and The Gillmann Group’s monthly overhead fee was a stable cost with little variable activity. We believe the net profits determined from the estimated revenues and expenses are reasonable; however, actual financial results and the ultimate conclusion of the litigation may vary materially and adversely from our estimates.

The Gillmann Group had three gaming equipment leases with the Laguna Development Corporation (“LDC”), a federally chartered corporation wholly-owned by the Pueblo of Laguna, the second largest pueblo in New Mexico. Effective May 23, 2002, also the effective date of the joint venture agreement, The Gillmann Group agreed to assign these three gaming equipment leases to Route 66 Casinos which in turn leased the gaming equipment devices under the leases to Route 66 Casino owned and operated by the LDC. Route 66 Casinos estimated it would receive on average approximately 16% of gross revenue from the gaming devices subject to the leases over the five-year period commencing in fiscal year 2004.

We learned, through discovery in the litigation, that in November 2005 the Gillmann Group, without our knowledge or consent, sold to the LDC the gaming devices and other equipment and property leased to the LDC and received $21.0 million, less certain adjustments. According to testimony taken on February 4, 2006, after loans on the gaming devices were paid off, the Gillman Group received the net amount of approximately $12.0 million. The equipment leases were terminated in connection with the transaction. Therefore, effective October 1, 2005, we discontinued the recording of any estimated earnings related to Route 66 Casinos due to the sale and the termination of the equipment leases.

American Racing and Entertainment, L.L.C.

American Racing and Entertainment, L.L.C. (“American Racing”) was formed to pursue racing and gaming opportunities in the State of New York. American Racing owns Tioga Downs, in Nichols, New York and Vernon Downs, located in Vernon, New York. We acquired a 50% interest in American Racing in November 2005. An additional member was admitted to American Racing in March, 2006 and our interest was reduced to 40%. During fiscal 2007, the Company elected to discontinue making additional capital contributing to American Racing. As a result, our ownership percentage in American Racing declined from 40% to 22.8% during the fiscal year.

We use the equity method of accounting to account for our investment in American Racing. Our investment is stated at cost, adjusted for our equity in the undistributed earnings or losses of the project and for distributions we receive. Our loss from American Racing was $7,275,464 for fiscal year 2007 and $519,494 for fiscal year 2006 which is primarily due to pre-opening and start-up expenses related to Tioga Downs Racetrack and Vernon Downs Racetrack. Our investment in American Racing was $8,215,042 as of April 29, 2007, which includes a $4,610,000 reserve for guaranty liabilities, and $9,480,506 as of April 30, 2006.

We operated both facilities for which we earned management fees based on the revenues and cash flows of each facility. On April 18, 2007, we entered into a Letter Agreement for the sale of our interest in American Racing to two of our joint venture partners (See Note 20).

Summarized financial information for the year ended December 31, 2006 for American Racing is presented below:

Year Ended
December 31, 2006
(in thousands)
Total Assets	$103,259
Total Liabilities	90,863

Gross Revenue	$35,722
Total Expenses	54,263
Minority Interest	91
Income tax benefit	2,141
Net loss	$(16,491)

Sunrise Land and Mineral Corporation

We own a 50% interest in Sunrise Land and Mineral Corporation (“Sunrise”). Sunrise owns approximately 300 acres of land in Nevada County, California (including all surface, mineral, water, air, and timber rights), two mining leases consisting of approximately 8,600 acres in White Pine County, Nevada, one mining lease of approximately 6,700 acres in White Pine County, Nevada, and one mining lease of approximately 1,000 acres in Churchill County, Nevada. On November 16, 2006, Pan-Nevada Gold Corporation, not a related party or affiliated company, exercised their rights to purchase Sunrise’s interest in mining claims in Churchill County, Nevada. Sunrise received $50,000 at the time the option was granted, an additional $200,000 when the option was exercised and a $200,000 note was issued at the same time. The note was paid in full on June 13, 2007. Sunrise holds investment real estate for long-term appreciation. Our investment is stated at cost, adjusted for our equity in the undistributed earnings or losses of Sunrise. Our earnings (loss) from Sunrise totaled $146,549, $58,334 and $(51,143) for fiscal years 2007, 2006 and 2005, respectively. Our investment in Sunrise is accounted for using the equity method of accounting under APB No. 18. At April 29, 2007, we reduced our investment by $125,000 based on our impairment analysis of the asset. Our investment in Sunrise was $400,489 and $378,940 as of April 29, 2007 and April 30, 2006, respectively. This asset is held for sale and has been presented accordingly in our balance sheet as of April 29, 2007.

Restaurant Connections International, Inc.

We are a founding shareholder of RCI, and currently own a 34% interest in RCI. RCI owns the sole Pizza Hut franchise in Sao Paulo, Brazil, giving RCI ownership and operation of 16 Pizza Hut restaurants in Sao Paulo, Brazil. RCI is attempting to sell its business or other disposition of RCI.

Our 34% ownership of RCI is being accounted for using the equity method of accounting. Our investment in RCI is stated at cost, adjusted for our undistributed earnings or losses of RCI. RCI's earnings allocable to us for fiscal year 2007 totaled $240,596 which has not been included in our statement of operations for fiscal year 2007. In accordance with the equity method of accounting, our investment account balance was reduced to zero in fiscal year 2000 and the remaining allocated loss of $738,816 incurred since April 1, 2000 has not been reflected in our financial statements, since we have no further funding obligations with respect to RCI, nor do we guarantee any of their obligations. Our investment in RCI will remain zero until such time that our allocated losses have been recovered at which time we will resume accounting for this investment using the equity method. This asset is held for sale and has been presented accordingly in our balance sheet as of April 29, 2007.

Investments in Development Projects

Dry Creek Casino, L.L.C.

From August 2001 we owned a 69% interest in Dry Creek Casino, L.L.C. (“DCC”). DCC was formed in 2001 to assist the Dry Creek Rancheria Band of Pomo Indians of California with the development and financing of its River Rock Casino, located approximately 75 miles north of San Francisco, in Sonoma County, California. The River Rock Entertainment Authority (the “RREA”) was formed as an unincorporated governmental instrumentality of the tribe to own and operate the River Rock Casino. DCC entered into a Development and Loan Agreement with the tribe in August 2001, which has been amended from time to time (as amended to date, the “Development Agreement”). Under the Development Agreement, DCC earned a credit enhancement fee equal to 20% of River Rock Casino’s earnings before taxes, depreciation and amortization. We consolidated DCC, and the remaining 31% interest in DCC that we did not own was reported as minority interest. Credit enhancement fee income was $5,920,125, $7,348,651 and $5,660,909 for fiscal years 2007, 2006 and 2005, respectively.

The casino features 1,600 slot machines, 16 table games, 3 Poker tables, two restaurants and three parking structures accommodating approximately 1,642 customer vehicles or up to approximately 2,100 customer vehicles when operated by a valet service company during peak demand periods.

On January 31, 2007, the RREA exercised a buy-out option contained in the Development Agreement. Pursuant to the buy-out option, RREA had the option to pay 17 equal monthly installments beginning February 15, 2007. On March 2, 2007 RREA and the members of DCC agreed to a cash settlement of $11,350,000 in lieu of the monthly installments. Our net share of the settlement was approximately $8.1 million.

We amortized capitalized development costs of DCC, included in the investment column in the table at the beginning of this note, over the five-year term of the credit enhancement fee under the development and loan agreement. Each quarter, we recognized as expense a percentage of our capitalized development costs determined by dividing actual credit enhancement fees received for the quarter by estimated credit enhancement fees to be received over the five-year term of the contract. The remaining balance of capitalized development costs was expensed during the fourth quarter of fiscal 2007 as a result of the cash settlement of the buy-out option noted above. We believe this method was appropriate because it matched income and expenses over the term of the contract. In fiscal year 2006, we revised our estimated amount of credit enhancement fees over the remaining term of the contract. As a result of the revision, we recorded a charge of $320,307. Our capitalized development costs were $0 and $682,632 as of April 29, 2007 and April 30, 2006, respectively. Amortization of capitalized development costs was $145,233, $460,306 and $107,846 for fiscal years 2007, 2006 and 2005, respectively.

Gold Mountain Development, L.L.C.

Through our wholly-owned subsidiary, Gold Mountain Development, L.L.C. (“Gold Mountain”), we own approximately 260 acres of real property in the vicinity of Black Hawk, Colorado which is located in an Environmental Protection Agency National Priorities list area. In November 2004, the Central City Business Improvement District completed the construction of a new 8.4 mile four-lane road connecting Interstate 70 to Central City, Colorado. The new road is adjacent to a portion of our 260 acres. We have scheduled a public auction to be held on August 2, 2007 to dispose of this property and therefore have reflected it as an asset “held for sale”. Our capitalized development costs were $3,433,953 and $3,367,098 as of April 29, 2007 and April 30, 2006, respectively. During fiscal year 2007 and 2006, we capitalized development costs of $66,855 and $9,303, respectively. No interest was capitalized in fiscal year 2007 and 2006. This asset is held for sale and has been presented accordingly in our balance sheet as of April 29, 2007.

Goldfield Resources, Inc.

In June 1998, Goldfield Resources, Inc. (“Goldfield”), was organized as our wholly-owned subsidiary. We approved the transfer of our land and Bureau of Land Management mining claims in the State of Nevada, totaling approximately 9,000 acres, to Goldfield in exchange for all of the shares of common stock of Goldfield. Goldfield is not directly involved in mining operations. In August 1998, Goldfield secured a mining lease for its properties with Metallic Goldfield, Inc. (“Metallic”), and retains a royalty interest under the lease. This lease permits Goldfield to benefit financially from successful mining operations without incurring the significant labor and machinery costs of operating mining projects.

Prior to August 1, 2003, under the terms of our lease with Metallic, Metallic has been making an advance royalty payment of $4,500 per month. Effective August 1, 2003, the monthly payment is subject to adjustments based on changes in the Consumer Price Index using the August 1, 1998, effective date as the base year. All advance royalty payments are to be credited to the production royalty payable under the lease.

Metallic has agreed to pay a production royalty of 5% of all “Ore” and “Product” as defined by the lease, with all credits and offsets as provided by the lease, and Metallic may repurchase up to one percentage point of the royalty for $2,500,000. Metallic has the right to terminate the lease agreement at any time by giving us written notice. If Metallic terminates the lease, we retain as liquidated damages all advance royalty and other payments made by Metallic. Royalty income was $67,610, $68,737 and $67,610 for fiscal years 2007, 2006 and 2005, respectively. Our capitalized development costs were $480,812 as of April 29, 2007 and April 30, 2006.

Nevada Gold (Tulsa), Inc.

On December 23, 2003, we, through our wholly owned subsidiary, Nevada Gold Tulsa, Inc. (“Tulsa”), entered into Development and Management Agreements with the Muscogee (Creek) Nation (the “Nation”), a federally recognized Indian tribe, pursuant to which we were obligated to assist the Nation in developing and operating a multi-phase gaming and entertainment project to be located in southern Tulsa, Oklahoma. The project was to be developed on and around the site of the existing Creek Nation Casino located on the Mackey Sand Bar in South Tulsa. The first phase was to include the construction of a state-of-the-art gaming center featuring approximately 3,300 gaming machines, table games, multiple food venues and a multi-level parking facility with approximately 950 spaces, as well as 1,050 spaces of surface parking. Retail stores, restaurants, hotel, conference facility and other entertainment venues are planned for subsequent phases. During the third quarter of fiscal 2007, the Nation decided to develop and operate the gaming and entertainment project without our assistance. On December 8, 2006, we received a $2.2 million payment for fees due under our development agreement with the Nation. This payment was in excess of our capitalized development costs of $1.9 million. As a result of this transaction, we mutually and amicably agreed to end our relationship with the Nation. Our capitalized development costs were $0 and $1,783,295 as of April 29, 2007 and April 30, 2006, respectively.

Note 6. Notes Receivable

Notes Receivable - Development Projects

From time to time, we make advances to third parties related to the development of gaming/entertainment projects. We make these advances after undertaking extensive due diligence. In our due diligence for tribal loans we determine whether a tribe is federally recognized, has land in trust, and has a compact with the state. If the tribe meets all three of these criteria, the economic analysis supports the investment, and we have a binding agreement with the tribe, then we make the advances. In certain cases the tribe might not be federally recognized, or have land in trust and we then evaluate with our Native American regulatory consultants the merits and likelihood that federal recognition will be achieved by the tribe or that land could be placed in trust, and how long each process would take. In our due diligence for non-Native American projects, we review the economic feasibility of the project and the resulting risks associated with completing the project.

On a quarterly basis, we review each of our notes receivable to evaluate whether the collection of our note receivable is still probable. In our analysis, we review the economic feasibility and the current financial, legislative and development status of the project. If our analysis indicates that the project is no longer economically feasible, the note receivable will be written down to its estimated fair value. During the second quarter of fiscal year 2007, we wrote off $3.2 million of notes receivable and related interest from the Muscogee Nation of Florida based on such a review. During the fourth quarter of fiscal year 2006, we wrote off $1.6 million of notes receivable related to Native American gaming projects for the same reasons.

At April 29, 2007, we had notes receivable of $19.4 million related to the development of gaming/entertainment projects. Through our wholly-owned subsidiary, Nevada Gold BVR, L.L.C., we own a 40% (35% as of April 29, 2007) interest in Buena Vista Development and have a $14.8 million note receivable from Buena Vista Development. This note bears interest at a rate of prime plus 1%. In addition, $3.2 million is represented by notes receivable from Big City Capital, LLC, a third party. The notes bear interest at a rate of 10% and are payable on or before ten years from the date of the notes, with earlier repayment required out of cash flow from operation of such gaming/entertainment project. The notes receivable are guaranteed by an individual independent of us.

In addition to these two notes we also made a loan to the La Jolla Band Indian tribe which has an outstanding balance of $1.4 million at April 29, 2007. This note bears an interest rate of 8.5% per annum with a maturity date based on the earlier of August 9, 2007 or the receipt of permanent project financing.

During fiscal year 2007, we received a $2.2 million payment for fees due under our development agreement with Muscogee Nation-Tulsa. This payment was in excess of our capitalized development costs of $1.9 million, see Note 5. As a result of this transaction, we mutually and amicably agreed to end our relationship with Muscogee Nation-Tulsa. During fiscal year 2006, we received a repayment of a $0.9 million note receivable from the Muscogee (Creek) Nation, as it obtained interim financing for its gaming project.

The repayment of these loans and accrued interest will be largely dependent upon the ability to obtain financing at each development project and/or the performance of each development project.

Notes Receivable - Affiliates

Clay County Holdings, Inc.

At April 29, 2007, we had a note receivable of $1,741,621 from Clay County Holdings, Inc. ("CCH"). The note bears interest at 12% per annum. The note was modified effective April 30, 2006 to provide for a maturity date of April 30, 2009. As part of the modification, no principal or interest payments are due until July 31, 2007, at which time principal payments of $150,000, plus accrued interest, are due on a quarterly basis, with additional payments due at the time any payments are received by CCH on a note receivable it holds from Restaurant Connections International. The note is additionally secured by a pledge of the net equity of common stock of the Company owned by CCH. The stock is subject to margin calls. In management’s opinion, as of April 29, 2007, the collateral is adequate to repay the note.

Service Interactive, Inc.

At April 29, 2007, we had a note receivable of $1,779,445 from Service Interactive, Inc. ("SI"). The note bears interest of 12% per annum. The note was modified effective April 30, 2006 to provide for a maturity date of April 30, 2009. As part of the modification, no principal or interest payments are due until July 31, 2007, at which time principal payments of $150,000, plus accrued interest, are due on a quarterly basis, with additional payments due at the time any payments are received by CCH on a note receivable it holds from Restaurant Connections International. The note is additionally secured by a pledge of the net equity of common stock of the Company owned by CCH. The stock is subject to margin calls. At the time of the extension of credit by us to SI, SI was a related party because we had the option to acquire common stock of SI and our former director was involved in SI. In management’s opinion, as of April 29, 2007, the collateral is adequate to repay the note.

Note 7. Long-Term Debt

Long-Term Financing Obligations

Our long-term financing obligations for the fiscal years ended April 29, 2007 and April 30, 2006 are as follows:

	April 29,	April 30,
	2007	2006

$55 million Revolving Credit Facility, 8.5%, maturing June 2008	$55,000,000	$52,000,000
$3.3 million Note Payable, 11% interest, maturing June 2008	—	3,272,500
$5.9 million Note Payable, LIBOR plus 450 basis points (8.37%
at April 29, 2007) interest, quarterly payment equal to distribution
from IC-BH until it is paid in full	1,272,672	3,283,907
$2 million Note Payable, LIBOR plus 425 basis points (8.12% at
April 29, 2007) interest, monthly principal payments of
$100,000 with final payment due in January 2008	786,484	1,875,000
Auto Loan, 7.5% interest, amortizing for 60 months with final
payment due in October 2010	28,393	35,253
Total	57,087,549	60,466,660
Less: current maturities	(2,066,518)	(3,779,345)
Long-term debt, less current maturities	$55,021,031	$56,687,315

On January 19, 2006, we entered into an amended $55.0 million revolving credit facility (“Credit Facility”) with our lender. Principal advances under the Credit Facility bear interest at 8.5% per annum. The Credit Facility matures on September 30, 2008.

The Credit Facility is secured by our interest in IC-BH and substantially all of our other assets. In addition, we granted to the lender certain pledges and security interests in and to all of our interests in the equity securities of our subsidiaries. Amounts borrowed under the Credit Facility are guaranteed on a joint and several basis by certain of our wholly owned subsidiaries, Black Hawk Gold, Ltd., Gold River, LLC, Nevada Gold BVR, LLC and Nevada Gold NY, Inc. Such guarantees are full and unconditional. The subsidiary guarantors also granted certain pledges and security interests in certain of their assets.

We pay to our lender a commitment fee of 0.25% per annum on any unused portion under the $55.0 million Credit Facility. During fiscal year 2007 and 2006, we paid our lender commitment fees of $1,192 and $31,418, respectively. Also, we pay a financial advisor a finder’s fee equal to 3% of the principal advanced to us up to an aggregate principal advance of $55.0 million. Our deferred loan issue costs were $711,060 and $1,223,041 as of April 29, 2007 and April 30, 2006, respectively. Amortization of deferred loan issue costs was $601,980, $348,359 and $327,544 for fiscal years 2007, 2006 and 2005, respectively. Both commitment fees and amortization of loan issue costs were charged to interest expense.

During fiscal year 2006, the remaining $3.3 million principal balance of a $13 million convertible note was converted into 1,106,488 shares of our common stock. During fiscal year 2005, we resolved a dispute with a financial advisor who facilitated the procurement of the Convertible Note by allowing his cashless exercise of a warrant for 1,041,523 shares of our common stock with an exercise price of $3.00 per share. The implied cash value of the exercise of all of the warrants was $3,124,599. The implied cash value was exchanged for 239,616 shares of common stock at a fair market value of $13.04 per share, leaving a net issuance of 801,907 shares of common stock. We repurchased 501,917 of these shares at $13.04 per share which was the quoted closing market price on the date of the transaction. We paid the purchase price by issuing a $6.5 million note, with interest at a rate of 7.5% per annum. Principal payments in the amount of $3.27 million were due on each of April 1, 2005 and April 1, 2006 (which due date was extended to June 30, 2008). The 501,917 shares of common stock repurchased were subsequently retired by us since there was no immediate plan to reissue these shares in the near term. The repurchase of the shares of common stock was at fair market value on the measurement date, which was June 10, 2004; thus no expense was recorded. In the fourth quarter of fiscal year 2005, we prepaid the $3.27 million principal amount which was originally due on April 1, 2005. In July 2006, the terms of the note for the remaining $3.27 million principal amount were modified. The interest rate on this note payable increased from 8.5% to 11%. On December 18, 2006, the lender of the note payable exercised his right to demand payment by March 18, 2007. As a result, we repaid the note and outstanding interest in March 2007.

On January 31, 2006, we obtained $2 million in financing to fund the capital improvements at the Colorado Grande Casino. The interest rate on this note is LIBOR rate plus 4.25%. In December 2006 we modified the note and made a $400,000 principal payment. As a result, effective January 2007, principal payments of $100,000 plus accrued interest is paid monthly. The note is secured by the equipment, fixtures and leasehold improvements of the Colorado Grande Casino.

The aggregate principal payments due on total long-term debt over the next five fiscal years and thereafter are as follows:

Fiscal Year
2008	$2,066,518
2009	55,007,949
2010	8,567
2011	4,515
2012	0
$57,087,549

Note 8.   Acquisition

On April 25, 2005, as part of our strategy to become a casino operator, Nevada Gold & Casinos, Inc., through a wholly-owned subsidiary (CGC Holdings, L.L.C.) acquired all of the shares of Colorado Grande Enterprises, Inc., which owns the Colorado Grande Casino located in Cripple Creek, Colorado, from IC-BH for $6.5 million. Consideration was paid with cash of $600,000 and a note payable issued to IC-BH totaling $5.9 million. The transaction was recorded using the purchase method of accounting and the results of operations of the Colorado Grande Casino have been consolidated with our results of operations beginning with fiscal year 2006. The transaction was the result of arms-length negotiations between the parties. We also had $38,705 in legal and professional fees associated with the purchase which were capitalized as part of the total purchase price. The purchase price allocation is as follows:

Current assets	$1,525,045
Property and equipment	188,000
Goodwill	5,462,918
Deferred tax assets	887,787
Current liabilities	(1,525,045)
Total acquisition cost allocated	$6,538,705

The following table presents unaudited pro forma results of operations for the fiscal year ended March 31, 2005, had the acquisition of the Colorado Grande been made as of April 1, 2004:

Net revenues	$12,744,519
Net income	$5,499,899
Diluted earnings per share	$0.39

The unaudited pro forma amounts are not necessarily indicative of the results that would have occurred if the acquisitions had been completed on the date indicated.

Note 9. Income Taxes

We have adopted SFAS No. 109,“Accounting for Income Taxes.” Under SFAS No. 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of all assets and liabilities, measured by using the enacted statutory tax rates.

SFAS No. 109 also provides for the recording of a deferred tax asset for net operating loss carryforwards (“NOLs”). For fiscal year ended April 29, 2007, we had NOLs amounting to $13,695,581. The NOLs expire as follows:

Fiscal Year
2024	$21,085
2025	5,188,466
2026	14,260
2027	8,732,292
$13,956,103

The NOLs are subject to certain limitations under the Internal Revenue Code. We have a deferred tax asset as a result of the future tax benefit attributable to NOLs, determined by applying the enacted statutory rate of 34.0%. We have recorded a deferred tax asset in connection with tax credit carryforwards and for compensation expense in connection with the issuance of stock options, and we have recorded a deferred tax liability for allocated earnings of our equity investments that are not currently taxable for federal income tax purposes. Based upon our estimate of utilization of our deferred tax asset, we have recorded a deferred tax asset valuation allowance equal to the net deferred tax asset as of April 29, 2007.

Deferred tax assets and liabilities at April 29, 2007 and April 30, 2006 are comprised of the following:

Deferred tax assets:	April 29, 2007	April 30, 2006
Net operating loss carryforwards	$4,919,567	$1,793,222
Fixed assets	585,702	588,150
Tax credit carryforwards	359,345	188,998
Stock options	170,052	67,875
Other	322,993	54,805
Total deferred tax assets	6,357,659	2,693,050
Deferred tax liabilities:
Equity in allocated earnings of equity investments	(1,783,213)	(1,112,439)
Other	(122,132)	(119,889)
Total deferred tax liabilities	(1,905,345)	(1,232,328)
Net deferred tax assets before valuation allowance	4,452,314	1,460,722
Valuation allowance	(4,452,314)	-
Net deferred tax assets	$-	$1,460,722

Reconciliations between the statutory federal income tax expense rate of 34% and our effective income tax rate as a percentage of income before income tax (expense) benefit is as follows:

	Fiscal Year Ended						24 days Ended
	April 29, 2007		April 30, 2006		March 31, 2005		April 24, 2005
	Percent	Dollars	Percent	Dollars	Percent	Dollars	Percent	Dollars

Income tax expense (benefit) at statutory federal rate	(34.0)	$(2,445,357)	34.0	$198,258	34.0	$2,325,960	34.0	$45,500
State taxes	(2.5)	(177,706)	1.7	10,192	1.7	119,572	1.7	2,339

Permanent differences:
Amortization of beneficial			3.0	17,603	0.8	53,088	1.6	2,200
conversion feature of note payable	—	—
Adjustment to prior year’s taxes	—	—	0.9	5,082	2.2	149,772	—	—
Tax credit carryforwards	—	—	(6.3)	(36,734)	—	—	—	—
Other	(0.9)	(66,078)	2.9	16,850	0.5	34,402	1.3	1,775
Change in valuation allowance	61.9	4,452,315	—	—	—	—	—	—
Effective income tax rate	24.5	$1,763,174	36.2	$211,251	39.2	$2,682,794	38.6	$51,814

Note 10.  Equity Transactions, Stock Option Plan and Warrants

Adoption of SFAS 123(R)

At April 29, 2007, we have a share-based compensation plan, which is described below.  Prior to May 1, 2006, we accounted for the plan under the recognition and measurement provisions of Accounting Principles Board ("APB") Opinion No. 25, “Accounting for Stock Issued to Employees” ("APB No. 25"), and related interpretations, as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation” ("SFAS No. 123"). No share-based employee compensation cost related to stock options was recognized in our Consolidated Statements of Operations prior to May 1, 2006, as all options granted under the plan had an exercise price equal to or more than the market value of the underlying common stock on the date of grant.

Effective May 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123(R), using the modified prospective transition method. Under this transition method, share-based compensation cost recognized during the year ended April 29, 2007 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of May 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123 and (b) compensation cost for all share-based payments granted subsequent to May 1, 2006, based on the grant date fair value estimated using the Black-Scholes option pricing model. We recognize compensation expense for stock option awards and time-based restricted stock awards on a straight-line basis over the requisite service period of the award (or to an employee's eligible retirement date, if earlier). Performance-based restricted stock awards are recognized as compensation expense based on the fair value of our common stock on the date of grant, the number of shares ultimately expected to vest and the vesting period. Total share-based compensation expense included in our Consolidated Statements of Operations for the year ended April 29, 2007 was $241,189.

As a result of adopting SFAS No. 123(R) on May 1, 2006, for the year ended April 29, 2007 our loss before income taxes and our net loss were higher by $241,189 than if we had continued to account for share-based compensation under APB No. 25. Basic and diluted earnings per share for the year ended April 29, 2007 are $0.01 and $0.01 lower, respectively, than if the Company had continued to account for share-based compensation under APB No. 25.

Prior to the adoption of SFAS No. 123(R), we presented all tax benefits from the exercise of stock options as operating cash flows in the Consolidated Statements of Cash Flows. SFAS No. 123(R) requires that cash flows resulting from the benefits of tax deductions in excess of recognized compensation cost be classified as financing cash flows.

Information about our share-based plans

Our 1999 Stock Option Plan, as amended (the “Stock Option Plan”), is discretionary and provides for the granting of awards, including options for the purchase of our common stock and for the issuance of stock appreciation rights, restricted and/or unrestricted common stock and performance stock awards to our directors, officers, employees and independent contractors. The number of shares of common stock reserved for issuance under the Stock Option Plan is 3,250,000 shares, and at April 29, 2007, 856,099 shares were available for grant. The plan is administered by the Compensation Committee (the “Committee”) of the Board of Directors. The Committee has discretion under the plan regarding the vesting and service requirements, exercise price and other conditions, in all cases subject to certain limits, including:

•	The incentive stock option plan allows for the issuance of up to 3.25 million shares, and

•	For stock options, the exercise price of the award must be equal to or be more than the fair market value of the stock on the date of grant, and the maximum term of such an award is ten years

To date, the Committee has only awarded stock options and restricted stock under the plan. Our practice has been to issue new shares upon the exercise of stock options. Stock option rights granted prior to fiscal year 2006 under the plan generally have 5-year terms and are fully vested and exercisable immediately. Subsequent option rights granted generally have 3, 5 or 10 year terms and are exercisable in three or five equal annual installments, with some options grants providing for immediate vesting for a portion of the grant.

A summary of activity under the Company’s share-based payment plans for the year ended April 29, 2007 is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term (Year)	Value
Outstanding at May 1, 2006	1,121,800	$8.88
Granted	156,000	4.38
Exercised	(8,000)	2.75
Forfeited or expired	(389,800)	7.90
Outstanding at April 29, 2007	880,000	$8.50	3.1	$—

Exercisable at April 29, 2007	721,500	$8.87	2.2	$—

The weighted-average grant-date fair value of options granted during the years ended April 29, 2007, April 30, 2006 and March 31, 2005 was $1.89, $ 4.41 and $8.15, respectively. The total intrinsic value of stock options and warrants exercised during the years ended April 29, 2007, April 30, 2006 and March 31, 2005 was $16,287, $449,227 and $15,228,691 respectively. The total income tax benefits from stock options exercised during the years ended April 29, 2007, April 30, 2006 and March 31, 2005 were $3,637, $162,747 and $5,972,094 respectively. As of April 29, 2007, there was a total of $359,011 of unamortized compensation cost related to stock options, which cost is expected to be recognized over a weighted-average period of 2.0 years.

Compensation cost for stock options was based on the fair value of each award, measured by applying the Black-Scholes model on the date of grant, using the following weighted-average assumptions:

	Fiscal Year Ended
	April 29, 2007	April 30, 2006	March 31, 2005

Expected volatility	71.4%	63.0%	56.0%
Expected term (years)	2.5	2.5	2.0
Expected dividend yield	—	—	—
Risk-free interest rate	4.50%	4.50%	3.75%
Forfeiture rate	—	—	—

Expected volatility is based on historical volatility on the Company’s stock. The expected term considers the contractual term of the option as well as historical exercise and forfeiture behavior. The risk-free interest rate is based on the rates in effect on the grant date for US Treasury instruments with maturities matching the relevant expected term of the award.

Significant option and warrant groups outstanding at April 29, 2007, and related weighted average exercise price and weighted average remaining contractual life information is as follows:

				Weighted
				Average
			Weighted	Remaining
	Options	Options	Average	Contractual
Grant Date	Outstanding	Exercisable	Exercise Price	Life (Years)

March 2003	270,000	270,000	$6.30	0.9
September 2003	198,000	198,000	$10.59	1.4
February 2004	50,000	50,000	$14.19	1.8
September 2004	106,000	106,000	$11.40	2.4
August 2005	100,000	40,000	$10.79	3.3
October 2006	100,000	40,000	$4.87	9.5
December 2006	26,000	7,500	$3.79	9.5
January 2007	30,000	10,000	$3.24	9.7
Total	880,000	721,500

The following table provides pro forma net income and net income per share had the Company applied the fair value method of SFAS No. 123 for the years ended April 30, 2006 and March 31, 2005:

	Fiscal Year Ended
	April 30, 2006	March 31, 2005
Net income - as reported	$371,861	$4,158,264
Less: total stock-based employee
compensation expense determined
under fair value based , net of
related tax effect	(86,085)	(386,078)
Net income - pro forma	$285,776	$3,772,186

Basic earnings per share:
As reported	$0.03	$0.33
Pro forma	$0.03	$0.29

Diluted earnings per share
As reported	$0.02	$0.29
Pro forma	$0.02	$0.27

Restricted Stock Grants

During the year ended April 29, 2007, we issued 15,000 shares of our restricted common stock to a financial consulting firm for their consulting services on a contract entered in June 2006. We terminated the contract in September 2006. The 15,000 shares of restricted stock vested immediately and were recognized as a consulting expense based on the fair value of our common stock on the dates of issuance. The total expenses recorded were $97,750.

A summary of the activity of the Company's restricted stock is presented in the following table.

	Year Ended April 29, 2007
	Shares	Weighted Average Grant Date Fair Value

Nonvested - May 1, 2006	—	$—
Granted	15,000	6.52
Vested	15,000	6.52
Nonvested - April 29, 2007	—	$—

Non-employee Options

During fiscal year 2005, we granted options to purchase 70,000 shares of our common stock to consultants for services rendered. These options vested immediately upon issuance. In connection with the issuance of these options, we recorded $201,402 in consulting expenses based on the options' estimated fair value on the date of grant using the Black Scholes option pricing model.

Treasury Stock

We previously approved the repurchase of up to 200,000 shares of our common stock in the open market in September 2002 and June 2003. In fiscal year 2005, we announced an increase of 500,000 shares to our stock buyback program. In fiscal year 2006, we announced another increase of 900,000 shares to our stock buyback program. Under this program, we repurchased 54,200, 942,000 and 604,900 shares of our common stock for an average price of $8.03, $10.38 and $10.93 per share during the fiscal years ended April 29, 2007, April 30, 2006 and March 31, 2005, respectively. During fiscal year 2005, 604,900 shares were retired. Furthermore, as referred to in Note 7 in fiscal year 2005, we purchased 501,917 shares upon the exercise of warrants which were retired.

Conversion of Note Payable

During fiscal year 2006, the remaining $3.3 million principal balance of the $13 million convertible note was converted into 1,106,488 shares of our common stock.

Note 11. Earnings Per Share

The following is presented as a reconciliation of the numerators and denominators of basic and diluted earnings per share computations, in accordance with SFAS No. 128:

	Fiscal Year Ended			24 Days Ended
	April 29, 2007	April 30, 2006	March 31, 2005	April 24, 2005
Numerator:
Basic:
Net income (loss) available to common stockholders	$(8,955,400)	$371,861	$4,158,264	$82,009
Diluted:
Net income (loss) available to common stockholders	$(8,955,400)	$371,861	$4,158,264	$82,009
Add: interest on convertible debt	—	—	$157,760	$10,471
Net income (loss) available to common stockholders	$(8,955,400)	$371,861	$4,316,024	$92,480
Denominator:
Basic weighted average number of common shares
Outstanding	12,937,222	12,975,697	12,788,269	12,755,203
Dilutive effect of common stock options and warrants	—	268,053	749,501	386,726
Dilutive effect of convertible debt	—	—	1,135,007	1,105,833
Diluted weighted average number of common shares
Outstanding	12,937,222	13,243,750	14,672,777	14,247,762
Earnings (loss) per share:
Net income (loss) per common share - basic	$(0.69)	$0.03	$0.33	$0.01
Net income (loss) per common share - diluted	$(0.69)	$0.03	$0.29	$0.01

As discussed in Note 7, we had a convertible debt agreement of which the holder had the option to convert all or a portion of principal and accrued interest into our common stock. In accordance with SFAS No. 128, the effects of applying the if-converted method for fiscal years 2005 and the 24-day period ended April 24, 2005 results in this convertible debt security being dilutive.  Additionally, for fiscal years 2007, 2006 and 2005, potential dilutive common shares issuable under options, warrants and convertible debt of 880,000, 957,488 and 170,000 were not included in the calculation of diluted earnings per share as they were anti-dilutive.

Note 12.  Deferred Income

For fiscal years 2007, 2006 and 2005, we recorded $153,859, $206,067 and $178,835, respectively, of deferred income related to finance fees and interest income from loans made for development projects. Deferred income is amortized over the terms of the loans and is reported in the consolidated statements of operations as interest income. During fiscal years 2007, 2006 and 2005, we recognized $19,380, $8,821 and $145,833, respectively, as interest income. During fiscal year 2007, deferred interest income related to the Muscogee Nation-Florida gaming and entertainment project of $532,520 was recorded as expense due to management electing to no longer persue this Indian gaming project (See Note 6). At April 29, 2007 and April 30, 2006, $8,591 and $406,632, respectively, of deferred income had not been recognized and is included on the consolidated balance sheets.

Note 13.  Other Assets

Other assets consisted of the following at April 29, 2007 and April 30, 2006:

	April 29, 2007	April 30, 2006

Accrued interest receivable	$4,157,381	$2,378,809
Deferred loan issue cost	711,061	1,223,041
Other assets	$4,868,442	$3,601,850

Note 14.  Segment Reporting

We operate in two major business segments (i) gaming and (ii) other. The gaming segment consists of the Colorado Grande Casino, IC-BH, DCC, Route 66 Casinos, American Racing and Buena Vista Development.

Summarized financial information for our reportable segments is shown in the following table. The “Other” column includes corporate-related items, results of insignificant operations, and segment profit (loss) and income and expenses not allocated to reportable segments.

	As of and for the Fiscal Year Ended April 29, 2007
	Gaming	Other	Totals

Gross revenues	$13,554,468	$67,610	$13,622,078
Segment profit (loss)	(6,346,386)	(675,000)	(7,021,386)
Segment assets	67,799,249	4,857,471	72,656,720
Equity investment:
Isle of Capri-Black Hawk, L.L.C.	22,306,025	—	22,306,025
Route 66 Casinos, L.L.C.	4,509,183	—	4,509,183
American Racing and Entertainment, L.L.C.	8,215,042	—	8,215,042
Buena Vista Development Company, L.L.C.	171,169	—	171,169
Sunrise Land and Mineral Corporation	—	400,489	400,489
Depreciation and amortization	909,279	9,330	918,609
Additions to property and equipment	314,514	—	314,514
Interest expense	5,894,001	—	5,894,001
Interest income	1,827,064	513,886	2,340,950
Income tax expense	1,594,741	168,433	1,763,174
Earnings from Isle of Capri-Black Hawk, L.L.C.	3,728,960	—	3,728,960
Earnings from Route 66 Casinos, L.L.C.	—	—	—
Loss from American Racing and Entertainment, L.L.C.	(7,275,464)	—	(7,275,464)
Loss from Buena Vista Development, L.L.C.	(5,584)	—	(5,584)
Earnings from Sunrise Land and Mineral Corporation	—	146,549	146,549

	As of and for the Fiscal Year Ended April 30, 2006
	Gaming	Other	Totals

Gross revenues	$14,531,148	$68,737	$14,599,885
Segment profit (loss)	1,059,003	(475,891)	583,112
Segment assets	73,151,474	5,597,641	78,749,115
Equity investment:
Isle of Capri-Black Hawk, L.L.C.	21,146,365	—	21,146,365
Route 66 Casinos, L.L.C.	4,509,183	—	4,509,183
American Racing and Entertainment, L.L.C.	9,480,506	—	9,480,506
Buena Vista Development Company, L.L.C.	176,753	—	176,753
Sunrise Land and Mineral Corporation	—	378,940	378,940
Depreciation and amortization	1,012,813	5,886	1,018,699
Addition to property and equipment	2,790,905	—	2,790,905
Interest expense	4,322,962	—	4,322,962
Interest income	1,594,945	479,467	2,074,412
Income tax expense (benefit)	383,658	(172,407)	211,251
Earnings from Isle of Capri-Black Hawk, L.L.C.	6,517,318	—	6,517,318
Earnings from Route 66 Casinos, L.L.C.	874,707	—	874,707
Loss from American Racing and Entertainment, L.L.C.	(519,494)	—	(519,494)
Loss from Buena Vista Development, L.L.C.	(13,047)	—	(13,047)
Earnings from Sunrise Land and Mineral Corporation	—	58,334	58,334

	As of and for the Fiscal Year Ended March 31, 2005
	Gaming	Other	Totals

Gross revenues	$5,660,909	$67,610	$5,728,519
Segment profit (loss)	7,203,873	(362,815)	6,841,058
Segment assets	32,122,882	4,542,182	36,665,064
Equity investment:
Isle of Capri-Black Hawk, L.L.C.	17,681,299	—	17,681,299
Route 66 Casinos, L.L.C.	3,645,423	—	3,645,423
Sunrise Land and Mineral Corporation	—	320,607	320,607
Depreciation and amortization	164,633	4,500	169,133
Additions to property and equipment	71,765	—	71,765
Interest expense	2,050,523	—	2,050,523
Interest income	1,084,762	598,301	1,683,063
Income tax expense (benefit)	2,825,076	(142,282)	2,682,794
Earnings from Isle of Capri-Black Hawk, L.L.C.	5,888,031	—	5,888,031
Earnings from Route 66 Casinos, L.L.C.	1,811,914	—	1,811,914
Loss from Sunrise Land and Minerial Corporation	—	(51,143)	(51,143)

Reconciliation of reportable segment assets to our consolidated totals is as follows:

	April 29,	April 30,
	2007	2006

Total assets for reportable segments	$72,656,720	$78,749,115
Cash not allocated to segments	3,853,560	4,296,154
Notes receivable not allocated to segments	3,521,066	3,637,099
Other assets not allocated to segments	0	1,460,722
Total assets	$80,031,346	$88,143,090

Note 15.  401(k) Plan

We have a 401(k) plan under which employees 21 years of age or older qualify for participation. Participants are permitted to make contributions to the plan on a pre-tax salary reduction basis in accordance with the provisions of Section 401(k) of the Internal Revenue Code. All such contributions are immediately vested and nonforfeitable. Under the provisions of the plan, we may make discretionary matching contributions of 100% of employee contributions up to 3% of employees' compensation and 50% of up to the next 2% of employees' compensation. Employees vest in Company contributions immediately. Our discretionary contributions for fiscal years 2007, 2006 and 2005, were $82,694, $33,797 and $33,535, respectively.

Note 16. Related Party Transactions

We have outstanding notes receivable from each of CCH and SI. (See Note 6 for a detailed description of these notes receivable.) CCH is a shareholder, beneficially owning approximately 5% of our total outstanding common stock as of April 29, 2007. We also guaranteed $21,000 of loans payable by SI to third parties. At the time of the original extension of credit to SI and the guarantee of its debt, SI was a related party because of the involvement of a former director of the Company in SI. At April 29, 2007, we owed $70,611 to Sunrise, of which we own 50%. In addition, we have outstanding accounts receivable from certain affiliates and related parties totaling $145,490, of which $92,396 was owed to us by American Racing and $53,093 at April 29, 2007 and $104,197 at April 30, 2006, respectively, related to advances and reimbursable expenses.

The Company's Board of Directors has previously approved these related party transactions. Effective June 16, 2004, the Company is required to obtain pre-approval from the Audit Committee (comprised of independent directors) of the Company's Board of Directors for any related party transactions.

Note 17.  Commitments and Contingencies

We rent office space in Houston, Texas, under a non-cancelable operating lease which expires on February 29, 2012. Also, we lease (through our wholly-owned subsidiary, Colorado Grande Enterprises, Inc.) a portion of a building in Cripple Creek, Colorado, and an adjacent parking lot, for use in connection with the Colorado Grande Casino facilities. We lease this property at an annual rent of the greater of $144,000 or 5% of Colorado Grande-Cripple Creek’s adjusted gross gaming revenues, as defined, with an annual cap of $400,000. This lease is for an initial term of sixteen years with an option to renew for fifteen years with the final option period concluding January 31, 2021. On July 7, 2005, we exercised the option to extend the lease to January 2021.

The expected remaining future annual minimum lease payments as of April 29, 2007 are as follows:

Fiscal Years	Corporate Office Lease Payment	Colorado Grande Building Lease Payment	Total Lease Payment

2008	$312,869	$362,000	$674,869
2009	314,572	400,000	714,572
2010	316,844	400,000	716,844
2011	319,115	400,000	719,115
2012	266,403	400,000	666,403
Thereafter	—	3,500,000	3,500,000
	$1,529,803	$5,462,000	$6,991,803

Rent expense for our corporate office for fiscal years 2007, 2006 and 2005 was $312,123, $217,193 and $63,606, respectively. Rent expense for Colorado Grande’s casino building was $299,322 and $412,639 for fiscal years 2007 and 2006, respectively.

As discussed in Note 16, we have also guaranteed debt of $21,000 to third parties on behalf of SI for the performance of the repayment obligations. In the event of SI's nonperformance under the terms of the obligations, our maximum potential future payments under these guarantees will be equal to the carrying amount of the liabilities.

We continue to pursue additional development opportunities that may require, individually and in the aggregate, significant commitments of capital, extensions of credit, up-front payments to third parties and guarantees by the Company of third-party debt. At April 29, 2007, we have outstanding commitments to extend credit related to development opportunities in the aggregate amount of $142,096.

We may guarantee all or part of the debt incurred by Indian tribes, with which we have entered into contracts, to fund development of casinos on the Indian lands. The La Jolla Development Agreement requires us to use commercially reasonable efforts to assist the La Jolla Band in obtaining one or more sources of financing for its casino project. Currently, it appears that third-party financing will be available for this project. However, there can be no assurance that third-party financing will be available for this project.

As of the end of fiscal year 2007, we guaranteed approximately $11 million of debt for American Racing. On June 14, 2007, we sold our entire membership interest in American Racing to our partners, Southern Tier Acquisition II LLC and Oneida Entertainment LLC. As a result, we were indemnified by the purchasers in connection with the guarantees of debt or any other obligations of American Racing.

We indemnified our officers and directors for certain events or occurrences while the director or officer is or was serving at our request in such capacity. The maximum potential amount of future payments we could be required to make under these indemnification obligations is unlimited; however, we have a Directors and Officers Liability Insurance policy that limits our exposure and enables us to recover a portion of any future amounts paid, provided that such insurance policy provides coverage.

Note 18. Legal Proceedings

Route 66 Casinos

1.On September 27, 2002, we filed a claim for arbitration, seeking damages, specific performance and other relief against American Heritage, Inc. (d/b/a The Gillmann Group), the other member in Route 66 Casinos, LLC. Route 66 Casinos was jointly formed by us and The Gillmann Group to assist the Pueblo of Laguna in the development and financing of gaming facilities on land located 11 miles west of Albuquerque, New Mexico. We and The Gillmann Group entered into several contracts arising from The Gillmann Group's agreement to assist in the development and equipping of the Route 66 Casino. One such agreement, the Amended and Restated Operating Agreement of Route 66 Casinos, LLC, governed the relationship of the parties relating to the Route 66 Casinos gaming operation. Pursuant to this agreement, we were to receive 51% of the net revenue received by Route 66 Casinos from the gaming operation. We also loaned The Gillmann Group the amount of $250,000, which has been repaid to us.

We initiated arbitration proceedings pursuant to the Route 66 Casinos Operating Agreement; however, The Gillmann Group and Mr. Gillmann refused to participate on the basis that they believed the operating agreement was invalid. We then filed a lawsuit in state district court on October 3, 2002, in Harris County, Texas ( Nevada Gold & Casinos, Inc. v. American Heritage, Inc., et al. (No. 2002-51378)) (the "Texas Litigation"), initially seeking to recover payment pursuant to the promissory note. We amended our claims to include breach of contract, breach of fiduciary duty, fraud and other claims related to The Gillmann Group's repudiation of the Route 66 Casinos Operating Agreement.

The Gillmann Group then filed a lawsuit in state district court on October 4, 2002, in Clark County, Nevada (American Heritage, Inc., et al. v. Nevada Gold & Casinos, Inc., et al. (No. A457315)). In its lawsuit, The Gillmann Group sought judicial dissolution of Route 66 Casinos, LLC and sought a declaratory judgment that the operating agreement was void based upon fraudulent misrepresentation. We immediately moved to compel arbitration, which was denied by the Nevada district court. We appealed this ruling to the Nevada Supreme Court, and the related lawsuit in Texas was stayed pending the outcome of the Nevada appeal. On April 28, 2005, the Nevada Supreme Court ruled that the dispute was not subject to arbitration. In response, the Texas court lifted the stay of proceedings.

On April 13, 2006, following a trial on the merits, the jury returned its verdict in the Texas Litigation. The jury found that (1) Nevada Gold and American Heritage intended to be bound by the Amended and Restated Operating Agreement (the "Contract"); (2) American Heritage breached the Contract; (3) the breach by American Heritage was not excused; (4) Nevada Gold did not fraudulently induce American Heritage to enter into the Contract; (5) American Heritage returned to Nevada Gold everything of value that American Heritage received from Nevada Gold under the Contract; (6) Nevada Gold suffered damages of approximately $8.3 million as a result of the breach by American Heritage; and (7) Fred Gillmann, who is the President and sole shareholder of American Heritage, is personally responsible for the conduct of American Heritage.

Following the jury's verdict, Nevada Gold and the Defendants filed competing motions for the entry of judgment by the Court. On October 25, 2006, the Court entered judgment. The Court found American Heritage liable to Nevada Gold for $9,165,079 (reflecting the jury’s verdict, plus prejudgment interest), but held that Nevada Gold take nothing from Fred Gillmann. American Heritage has appealed the judgment against it to the Court of Appeals for the First District, Houston, Texas (the “Appeals Court”) and Nevada Gold has appealed the Court’s judgment to the Appeals Court that Nevada Gold take nothing from Fred Gillmann personally notwithstanding the jury’s verdict.

2.On July 23, 2007, the Company filed a lawsuit in the State District Court, Harris County Texas, 189th Judicial District against American Heritage and Frederick C. Gillmann (Nevada Gold & Casinos, Inc. vs. American Heritage, Inc. and Frederick C. Gillmann).

In this case which is related to the Texas Litigation described above, the Company’s pursing claims against the defendants pursuant to the Texas Uniform Fraudulent Transfers Act for alleged fraudulent transfers that the Company alleges the defendants made in order to make American Heritage judgment proof and to deprive the Company of the ability to enforce the judgment it obtained in the case described above. The Company is in the process of serving its original petition on the defendants.

We believe there is substantial evidence to support the allegations in the compliant and we intend to vigorously pursue this matter although it is not possible to render an opinion concerning the likely outcome at this time.

Rinaldo Corporation

On October 18, 2004, Rinaldo Corporation filed an action captioned Rinaldo Corporation vs. Nevada Gold & Casinos, Inc., Sierra Research and Consulting, LLC, Sheila L. Torkelson, Michael R. Derry (d/b/a Waste Not Tribal Services), and Does 1 Through 100, against us in the Superior Court of the State of California (No. S-1500-CV 253969 AEW). According to the Complaint, Rinaldo Corporation ("Rinaldo") and the Timbisha Shoshone Tribe of the Western Shoshone Nation entered into a Development Contract and Personal Property Lease on or about November 2, 2002, which obligates Rinaldo to (a) finance and provide technical assistance to the tribe in acquiring suitable real property and causing such land to be taken into trust by the United States; (b) design, construct and otherwise develop at its own expense the structure and related equipment to be used as the gaming facility; and (c) advance certain operating funds to the tribe while the gaming facility is being developed, constructed and brought into operation. In the Complaint, Rinaldo claims that we and the other named defendants wrongfully interfered with the agreement between Rinaldo and the tribe. Rinaldo alleges tortious interference with contract and prospective economic advantage, unfair competition and conspiracy and seeks more than $50 million in damages and unspecified punitive damages. Rinaldo also seeks a preliminary and permanent injunction barring us and the other defendants from engaging in further acts of alleged interference. On October 29, 2004, Rinaldo filed its First Amended Complaint. We demurred to Rinaldo's First Amended Complaint, and, at a hearing on January 5, 2005, the Court orally sustained our demurrer with respect to one cause of action (with leave for Rinaldo to amend), and denied it with respect to the others. After Rinaldo amended, we answered, generally denying Rinaldo's allegations. Meanwhile, defendants Torkelson and Derry filed separate demurrers, asserting that they were protected by the doctrine of sovereign immunity. On May 11, 2005, the trial court sustained their demurrer, giving Rinaldo leave to amend. In response, Rinaldo filed a Third Amended Complaint on June 1, 2005, to which Torkelson and Derry demurred again. On August 4, 2005, the court sustained their demurrer without leave to amend, dismissing them in their personal capacities from the case. Subsequently, Rinaldo voluntarily dismissed Torkelson and Derry in their business capacities, leaving Nevada Gold as the only remaining defendant.

In November 2005, Nevada Gold moved for summary judgment against Rinaldo, and the Court ruled on that motion on February 21, 2006. The Court dismissed all of Rinaldo's claims for tortious interference with contract, holding that the development contract on which Rinaldo had based those claims was invalid as a matter of law. The Court also dismissed Rinaldo's claim for damages under the California unfair competition statute. After the ruling, only Rinaldo's claims for tortious interference with prospective economic relations, civil conspiracy, and injunctive relief under the unfair competition statute remained.

We subsequently moved for summary judgment seeking to dispose of Rinaldo’s remaining claims, and the Court granted our motion. The Court’s ruling disposed of the entire case in our favor. Rinaldo has appealed the dismissal of its case and the parties are actively engaged in the appellate process. We believe the claims against us to be without merit and we intend to vigorously and appropriately defend the claims asserted in this matter.

Note 19.  Interest Income (Expense), net

Interest income (expense), net, consisted of the following for the fiscal years ended:

	April 29,	April 30,	March 31,
	2007	2006	2005
Interest income-third party	$2,340,950	$2,074,412	$1,683,063
Interest expense	(5,292,021)	(3,974,603)	(1,722,979)
Amortization of loan issue costs	(601,981)	(348,359)	(327,544)
Interest income (expense), net	$(3,553,052)	$(2,248,550)	$ (367,460)

Note 20.  Subsequent Events

On April 18, 2007, we entered into a Letter Agreement for the sale of our interest in American Racing to two of our joint venture partners. On June 14, 2007, we sold our 22.8% membership interest in American Racing to our partners, Southern Tier Acquisition II LLC and Oneida Entertainment LLC. The Company will receive three payments totaling $4.3 million for its membership interest: $2.1 million cash was received upon closing, $1.1 million will be received in April 2008 and $1.1 million in April 2009. The transaction also includes the July 12, 2007 release of a certificate of deposit of approximately $1.1 million currently pledged by us on behalf of American Racing. In connection with the sale, we have terminated our Management Agreements with Tioga Downs and Vernon Downs and received approximately $110,000 in management fees due. In addition, we were indemnified by the purchasers in connection with the guarantee of approximately $11 million of debt or any other obligations of American Racing. Our percentage of the financial results of American Racing will continue to be reflected as part of equity in earnings of unconsolidated subsidiaries through June 14, 2007.

On June 27, 2007, our former Chairman of the Board of Directors and CEO, entered into a Separation Agreement & Release (“Separation”) with the Company which he had been negotiating with our Board of Directors since mid-April 2007. In return for executing the Separation, he will continue to receive compensation equal to the base compensation to which he would have been entitled for 18 months. In addition, the Company will reimburse him for his benefits under COBRA during the same period and the Company awarded him non-qualified stock options to purchase 200,000 shares of the Company’s common stock at the closing price as of July 6, 2007 ($2.01). The options will vest at the rate of 25% per year for four years and will expire five years from the date of grant. At April 29, 2007, the Company recorded a severance accrual of $863,439.

On July 30, 2007, the Company and the lender of our $55 million Credit Facility amended the Credit Facility to extend the maturity date from June 30, 2008 to September 30, 2008. No other changes were made to the Credit Facility or related documents.

Note 21. Quarterly Financial Information (Unaudited)

The following table sets forth certain quarterly financial information for each of the fiscal quarters during the years ended April 29, 2007 and April 30, 2006.

				Net income
			Income	(loss)			Diluted
		Earnings from	(loss) before	applicable			earnings (loss)
	Net	unconsolidated	tax benefit	to common			per common
	revenues	affiliates	(expense)	stockholders			share(c)
Consolidated Statements of Operations:	(in thousands, except per share amounts)
Fiscal Year Ended April 29, 2007
Quarter ended July 30, 2006	$3,492	$(815)	$(2,826)	$(1,835)			$(0.14)
Quarter ended October 29, 2006 (a)	4,094	(1,585)	(5,983)	(3,774)			(0.29)
Quarter ended January 28, 2007	3,764	(1,412)	(2,335)	(1,490)			(0.12)
Quarter ended April 29, 2007 (b)	978	406	3,952	(1,856)	(e	)	(0.14)

Fiscal Year Ended April 30, 2006
Quarter ended July 24, 2005	$3,746	$2,746	$2,750	$1,751			$0.13
Quarter ended October 23, 2005	3,301	2,513	1,756	1,121			0.08
Quarter ended January 22, 2006	2,921	428	(1,231)	(765)			(0.06)
Quarter ended April 30, 2006 (d)	3,181	1,231	(2,692)	(1,735)			(0.13)

(a)
During the second quarter of fiscal 2007, we wrote off a $3.4 million note receivable and related interest from the Muscogee Nation of Florida based on our impairment review of assets. We also wrote off the related investment of $0.4 million.

(b)
In the fourth quarter of fiscal 2007, the River Rock Casino notified us of its intention to exercise the buy-out option pursuant to the development and loan agreement with us. In lieu of monthly cash payments over the remaining term of the contract, the Company received a lump-sum cash payment of $8.1 million (net of minority interests) that was included in termination of development and loan agreement. Revenue and cash flow, compared to prior quarters, is expected to decrease by approximately $2.0 million quarterly over the remaining term of the agreement as a result of this transaction.

(c)
Because income per share amounts are calculated using the weighted average number of common and dilutive common equivalent shares outstanding during each quarter, the sum of the per share amounts for the four quarters may not equal the total income per share amounts for the year.

(d)	The fourth fiscal quarter of 2006 contained 14 weeks.
(e)	In the fourth quarter of fiscal 2007, we recorded a $4.5 million deferred tax valuation allowance to income tax expense.

Isle of Capri Black Hawk, L.L.C.

Consolidated Balance Sheets
(Dollars in thousands)

	April 29, 2007	April 30, 2006
Assets
Current assets:
Cash and cash equivalents	$14,829	$15,245
Accounts receivable - trade, net	493	516
Accounts receivable - member	53	72
Deferred income taxes	295	346
Inventories	1,160	911
Note receivable - member	1,273	2,215
Prepaid expenses and other	680	884
Total current assets	18,783	20,189
Property and equipment, net	232,771	240,294
Other assets:
Note receivable - member	-	1,069
Deferred financing costs, net of accumulated
amortization of $437 and $146	1,312	1,603
Goodwill	14,665	14,665
Other intangible assets	12,200	12,200
Prepaid deposits and other	858	1,915
Deferred income taxes	6,035	3,749
Total assets	$286,624	$295,684
Liabilities and members' equity
Current liabilities:
Current maturities of long-term debt	$2,033	$2,025
Accounts payable - trade	2,023	5,968
Accounts payable - member	3,153	4,357
Accrued liabilities:
Interest	1,721	2,110
Payroll and related expenses	4,285	4,388
Property, gaming and other taxes	4,240	4,595
Progressive jackpot and slot club awards	2,437	2,944
Other	735	900
Total current liabilities	20,627	27,287

Long-term debt, less current maturities	201,865	208,098
Other long-term liabilities	923	-

Members' equity:
Casino America of Colorado, Inc.	35,382	33,610
Blackhawk Gold, Ltd.	27,849	26,689
Accumulated other comprehensive loss	(22)	-
Total members' equity	63,209	60,299
Total liabilities and members' equity	$286,624	$295,684

See accompanying notes.

Isle of Capri Black Hawk, L.L.C.

Consolidated Statements of Income
(Dollars in thousands)

	Fiscal Year Ended
	April 29, 2007	April 30, 2006	April 24, 2005
Revenues
Casino	$166,760	$177,585	$152,674
Rooms	9,855	6,649	5,665
Food, beverage and other	19,758	21,098	18,328
Gross revenues	196,373	205,332	176,667
Less promotional allowances	41,619	43,504	38,079
Net revenues	154,754	161,828	#138,588

Operating expenses
Casino	24,588	25,621	23,188
Gaming taxes	32,234	34,240	29,125
Rooms	2,155	1,628	1,546
Food, beverage and other	3,402	4,911	3,730
Facilities	7,967	8,540	7,438
Marketing and administrative	39,647	38,492	33,864
Management fees	6,817	7,439	6,374
Depreciation	15,833	13,850	9,936
Total operating expenses	132,643	134,721	115,201

Operating income	22,111	27,107	23,387

Interest expense	(14,953)	(12,859)	(9,461)
Interest income	216	437	71
Other income (expense)	(1,035)	1,585	-
Loss on early extinguishment of debt	-	(2,110)	-

Income from continuing operations
before income tax	6,339	14,160	13,997
Income tax benefit	2,333	1,213	2,642
Income from continuing operations	8,672	15,373	16,639
Loss from discontinued operations
(including goodwill impairment of $3,960
in 2005), net of income tax benefit of
$0 and $186 in fiscal 2006 and 2005	-	(216)	(2,946)
Net income	$8,672	$15,157	$13,693

See accompanying notes.

Isle of Capri Black Hawk, L.L.C.

Consolidated Statements of Members’ Equity
(Dollars in thousands)

	Casino America of Colorado, Inc.	Blackhawk Gold, Ltd.	Accumulated Other Comprehensive Loss(Income)	Total Members' Equity
Balance, April 25, 2004	$26,786	$21,541	$(676)	$47,651
Net income	7,805	5,888	-	13,693
Unrealized gain on interest rate swap contract	-	-	998	998
Comprehensive income				14,691
Members' distributions	(5,758)	(4,344)	-	(10,102)
Balance, April 24, 2005	28,833	23,085	322	52,240
Net income	8,639	6,518	-	15,157
Reclassification of realized gain
on interest rate swap contract to other income	-	-	(322)	(322)
Comprehensive income				14,835
Members' distributions	(3,862)	(2,914)	-	(6,776)
Balance, April 30, 2006	33,610	26,689	-	60,299
Net income	4,943	3,729		8,672
Reclassification of unrealized loss
on interest rate swap contract	-	-	(22)	(22)
Comprehensive income				8,650
Stock compensation expense	234	-	-	234
Cummulative effect of new accounting
pronouncement (Note 1)	(470)	(354)	-	(824)
Members' distributions	(2,935)	(2,215)	-	(5,150)
Balance, April 29, 2007	$35,382	$27,849	$(22)	$63,209

See accompanying notes.

Isle of Capri Black Hawk, L.L.C.

Consolidated Statements of Cash Flows
(Dollars in thousands)

	Fiscal Year Ended
	April 29, 2007	April 30, 2006	April 24, 2005
Operating activities
Net income	$8,672	$15,157	$13,693
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	15,833	13,850	10,340
Amortization of deferred financing costs	291	633	974
Deferred income taxes	(2,333)	(1,075)	(3,116)
(Gain) loss on derivative instruments	1,035	(1,585)	-
Stock compensation expense	234	-	-
Loss on early extinguishment of debt	-	2,110	-
Goodwill impairment charge	-	-	3,958
Changes in operating assets and liabilities, net of
effect of acquisitions:
Accounts receivable	21	(249)	195
Prepaid expenses and other assets	(247)	(198)	133
Accounts receivable and payable - member	(1,186)	1,859	(44)
Accounts payable and accrued liabilities	(5,267)	(11,861)	2,069
Net cash provided by operating activities	17,053	18,641	28,202

Investing activities
Purchases of property and equipment, net	(8,309)	(33,999)	(56,600)
(Increase) decrease in restricted cash	-	(2)	43
Net cash used in investing activities	(8,309)	(34,001)	(56,557)

Financing activities
Proceeds from debt	-	27,475	-
Proceeds from line of credit	9,800	31,600	26,000
Principal payments on debt	(2,025)	(1,892)	(1,853)
Principal payments on line of credit	(14,000)	(37,000)	-
Deferred financing costs	-	(1,749)	-
Distributions to members	(2,935)	(3,862)	(10,102)
Net cash (used in) provided by financing activities	(9,160)	14,572	14,045

Net decrease in cash and cash equivalents	(416)	(788)	(14,310)
Cash and cash equivalents at beginning of year	15,245	16,033	30,343
Cash and cash equivalents at end of year	$14,829	$15,245	$16,033

Supplemental disclosure of cash flow information
Cash payments for interest	$15,023	$12,745	$9,323
Cash payments for income taxes, net of refunds	$-	$(218)	$(160)

Supplemental schedule of noncash investing and financing activities:
Construction costs funded through accounts payable	$25	$1,974	$12,390

Supplemental schedule of noncash financing activities
Reduction of note receivable - member in lieu of cash distribution	$2,215	$2,914	$-

See accompanying notes.

Isle of Capri Black Hawk, L.L.C.
Notes to Consolidated Financial Statements
(Dollars in thousands)

1. Summary of Significant Accounting Policies

Basis of Presentation

Isle of Capri Black Hawk, L.L.C. (“the Company” or the “Isle-Black Hawk”), a Colorado limited liability company, operates two casino entertainment facilities in Black Hawk, Colorado. During fiscal 2005, the Company discontinued operations at its third casino entertainment facility in Cripple Creek, Colorado, as more fully described in Note 12. The Company is owned by Casino America of Colorado, Inc., a wholly owned subsidiary of Isle of Capri Casinos, Inc., and Blackhawk Gold, Ltd., a wholly owned subsidiary of Nevada Gold & Casinos, Inc.

The rights and obligations of Casino America of Colorado, Inc. and Blackhawk Gold, Ltd. are governed in part by the Amended and Restated Operating Agreement of the Company (the “Agreement”), dated April 22, 2003. The Agreement provides that the Company will continue until December 31, 2096, or until such date that dissolution may occur. Pursuant to the Agreement, Casino America of Colorado, Inc. contributed cash, land purchase rights and development costs and Blackhawk Gold, Ltd. contributed land to the Company.

On July 29, 1997, Casino America of Colorado, Inc., and Blackhawk Gold, Ltd., entered into a members’ agreement which addressed the development of the Isle-Black Hawk, management of the Company, additional capital contributions, and other matters. Casino America of Colorado, Inc. has an ownership interest in the Company of 57% and Blackhawk Gold, Ltd. has an ownership interest in the Company of 43%. Profits and losses of the Company are allocated in proportion to ownership interests. The Isle-Black Hawk’s original casino commenced operation in December 1998.

On April 22, 2003, the Company acquired CCSC/Blackhawk, Inc. (the “Colorado Central Station”) and Colorado Grande Enterprises, Inc. (the “Colorado Grande”) through its wholly owned subsidiary, IC Holdings Colorado, Inc. The Colorado Central Station operation consists of a land-based casino in Black Hawk, Colorado. On April 25, 2005, the Company sold its interest in Colorado Grande to CGC Holdings LLC, a subsidiary of Nevada Gold & Casinos, Inc.

Fiscal Year-End

The Company’s fiscal year ends on the last Sunday of April. This fiscal year creates more comparability of the Company’s quarterly operations, by generally having an equal number of weeks (13) and weekend days (26) in each quarter. Periodically, this system necessitates a 53-week year as it did in fiscal 2006.

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of Isle of Capri Black Hawk, L.L.C. and its subsidiaries, Isle of Capri Black Hawk Capital Corp., IOC - Black Hawk Distribution Company, L.L.C. and IC Holdings Colorado, Inc. IC Holdings Colorado, Inc. has two subsidiaries - CCSC/Blackhawk, Inc. and Colorado Grande Enterprises, Inc through April 25, 2005. On April 25, 2005, the Company sold its interest in Colorado Grande to CGC Holdings LLC, a subsidiary of Nevada Gold & Casinos, Inc. All intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications of prior year amounts have been made to conform to the 2007 presentation.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and to make disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Isle of Capri Black Hawk, L.L.C.
Notes to Consolidated Financial Statements (continued)
(Dollars in thousands)

1. Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company was required by state regulations to maintain a minimum operating cash balance of approximately $4.9 million and $1.7 million at April 29, 2007 and April 30, 2006, respectively.

Inventories

Inventories generally consist of food and beverage and retail merchandise, and are stated at the lower of cost or market. Cost is determined by the weighted average method.

Property and Equipment

Property and equipment are stated at cost, except for land contributed by Blackhawk Gold, Ltd., which was recorded at appraised value on the date of contribution. The Company capitalizes the cost of purchases of property and equipment and capitalizes the cost of improvements to property and equipment that increases the value or extends the useful lives of the assets. Costs of normal repairs and maintenance are charged to expense as incurred. Gains or losses on dispositions of property and equipment are included in the determination of income.

Depreciation is computed using the straight-line method over the following estimated useful lives of the assets:

Years
Slot machines, software and computers	3
Furniture, fixtures and equipment	5-10
Leasehold improvements	Lesser of life of lease or estimated useful life
Buildings and improvements	39.5

Capitalized Interest

The interest cost associated with major development and construction projects is capitalized and included in the cost of the project. When no debt is incurred specifically for a project, interest is capitalized on amounts expended on the project using the weighted-average cost of the Company’s outstanding borrowings. Capitalization of interest ceases when the project is substantially complete or development activity is suspended for more than a brief period.

Operating Leases

The Company leases land on which the Colorado Central Station hotel and parking garage is located as well as an additional parcel of land utilized for parking under operating leases.  Some leases entered into by the Company include options under which the Company may extend the lease term beyond the initial commitment period, subject to terms agreed to at lease inception. The Company recognizes rent expense for each lease on the straight line basis, aggregating all future minimum rent payments including any predetermined fixed escalations of the minimum rentals, and allocating such amounts ratably over the period from the date the Company takes possession of the leased premises until the end of the lease term.

Isle of Capri Black Hawk, L.L.C.
Notes to Consolidated Financial Statements (continued)
(Dollars in thousands)

1. Summary of Significant Accounting Policies (continued)

Other long-term liabilities consist of the aggregate difference between rent expense recorded on the straight line basis and amounts paid under the leases. One of the Company’s leases requires contingent rentals based on the change in the Metro Denver/Boulder annual CPI index with a maximum adjustment of 3% per year.  The Company records expense for contingent rentals during the period in which the rent is adjusted.

Deferred Financing Costs

The costs of issuing long-term debt are capitalized and amortized using the effective interest method over the term of the related debt.

Goodwill and Other Intangible Assets

Goodwill, representing the excess of the cost over the net identifiable tangible and intangible assets of acquired businesses, is stated at cost. Other intangible assets represent the value of trademarks acquired. Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, (“SFAS 142”) requires that these assets be reviewed for impairment at least annually. Based on its annual review completed in the fourth fiscal quarter, the Company believes that, as of April 29, 2007, there were no impairments of its goodwill and other intangible assets. Additionally, the Company intends to continue to evaluate intangible assets that are not being amortized, at least annually, to determine whether events and circumstances continue to support an indefinite useful life. If these assets are subsequently determined to have a finite useful life, they will be tested for impairment, and then amortized prospectively over the estimated remaining useful lives and accounted for in the same manner as other intangible assets that are subject to amortization.

Long-Lived Assets

The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). SFAS 144 requires impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of April 29, 2007, there were no impairments of its long-lived assets.

Derivative Instruments and Hedging Activities

Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”) requires the Company to recognize all of its derivative instruments as either assets or liabilities in the statement of financial position at fair value. The Company utilizes derivative financial instruments to manage interest rate risk associated with variable rate borrowings. Derivative financial instruments are intended to reduce the Company’s exposure to interest rate risk. The Company accounts for changes in the fair value of a derivative instrument depending on the intended use of the derivative and the resulting designation, which is established at the inception of a derivative. SFAS 133 requires that a company formally document, at the inception of a hedge, the hedging relationship and the entity’s risk management objective and strategy for undertaking the hedge, including identification of the hedging instrument, the hedged item or transaction, the nature of the risk being hedged, the method used to assess effectiveness and the method that will be used to measure hedge ineffectiveness of derivative instruments that

Isle of Capri Black Hawk, L.L.C.
Notes to Consolidated Financial Statements (continued)
(Dollars in thousands)

1. Summary of Significant Accounting Policies (continued)

receive hedge accounting treatment. For derivative instruments designated as cash flow hedges, changes in fair value, to the extent the hedge is effective, are recognized in other comprehensive income until the hedged item is recognized in earnings. Hedge effectiveness is to be assessed quarterly based on the total change in the derivatives’ fair value. During the fiscal year ended April 29, 2007 and April 30, 2006, the Company used interest rate derivatives which were not designated as hedging instruments under SFAS 133. Therefore, all fair market valuation gains and losses attributed to the interest rate derivatives are recognized in other income (expense) within the consolidated statements of income.

Revenue Recognition

In accordance with gaming industry practice, the Company recognizes casino revenues as the net win from gaming activities. Casino revenues also are net of accruals for anticipated payouts of progressive slot jackpots and certain table games. Revenues from hotel, food, beverage, entertainment, and the gift shop are recognized at the time the related service or sale is performed or made.

Promotional Allowances

The retail value of accommodations, food and beverage and other services furnished to guests without charge is included in gross revenues and then deducted as promotional allowances to arrive at net revenues included in the accompanying consolidated statements of income. The Company also records the redemption of coupons and points for cash as a promotional allowance. These amounts are included in the accompanying consolidated statements of income as follows:

	Fiscal Year Ended
	April 29, 2007	April 30, 2006	April 24, 2005
Rooms	$5,284	$3,504	$2,604
Food and beverage	12,429	12,527	11,418
Other	1,044	1,356	1,035
Customer loyalty programs	22,862	26,117	23,022
Total promotional allowances	$41,619	$43,504	$38,079

The estimated cost of providing such complimentary services that is included in casino expense in the accompanying consolidated statements of income was as follows:

		Fiscal Year Ended
	April 29, 2007	April 30, 2006	April 24, 2005

Rooms	$2,507	$1,813	$1,232
Food and beverage	11,317	11,350	10,100
Other	458	388	298
Total cost of complimentary services	$14,282	$13,551	$11,630

Slot Club Awards

The Company provides slot patrons with rewards based on the dollar amount of play on slot machines. A liability has been established based on an estimate of the value of these outstanding rewards, utilizing the age and prior history of redemptions.

Isle of Capri Black Hawk, L.L.C.
Notes to Consolidated Financial Statements (continued)
(Dollars in thousands)

1. Summary of Significant Accounting Policies (continued)

Advertising

Advertising costs are expensed the first time such advertisement appears. Total advertising costs (including direct mail marketing) were $3,559, $4,712 and $3,355 for fiscal 2007, 2006 and 2005, respectively, with $3,559, $4,712 and $3,099 of those amounts included in income from continuing operations in fiscal 2007, 2006, and 2005, respectively.

Income Taxes

The Company records an income tax provision for federal and state income taxes regarding IC Holdings Colorado, Inc. and Colorado Central Station, both C Corporations.

No provision for federal or state income taxes is recorded for the Company, as the Company is taxed as a partnership and the income taxes are the responsibility of the respective individual members.

Income tax expense is determined under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Deferred income tax assets and liabilities are determined based upon differences between the financial statement and income tax basis of accounting using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company records a provision for current and deferred income taxes on a separate return basis.

Certain Risks and Uncertainties

The Company’s operations are dependent on the continued licensing or qualification of the Company. Such licensing and qualification are reviewed periodically by the gaming authorities in the State of Colorado.

The Company receives a significant amount of its revenue from patrons within 50 miles of the properties. If economic conditions in these areas were to decline materially or additional casino licenses were awarded in these locations, the Company’s results of operations could be materially affected.

Adoption of New Accounting Pronouncements

Allocation of Share-Based Payment Expense

Isle of Capri Casinos, Inc. has three stock-based compensation plans, the 1992 Stock Option Plan, the 1993 Stock Option Plan, and the 2000 Stock Option Plan. The plans provide for the issuance of incentive stock options and nonqualified options of Isle of Capri Casinos, Inc. stock which have a maximum term of 10 years and are, generally, exercisable in yearly installments of 20% commencing one year after the date of grant. Additionally, under Isle of Capri Casinos, Inc.’s Deferred Bonus Plan, non-vested stock is issued to eligible officers and employees.

Effective May 1, 2006, Isle of Capri Casinos, Inc. adopted the FASB Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”), using the modified prospective method, thus, results for the periods prior to May 1, 2006 have not been restated in relation to the adoption of SFAS 123(R). As required under SFAS 123(R), Isle of Capri Casinos, Inc. recognized stock compensation expense during the fiscal year ended April 29, 2007 of which $234 was allocated to the Company based on where the team members who received the option were employed. This amount was recorded in marketing and administrative expense in the accompanying consolidated statements of income with the offset to Casino America of Colorado, Inc. member’s equity within the consolidated balance sheets.

Isle of Capri Black Hawk, L.L.C.
Notes to Consolidated Financial Statements (continued)
(Dollars in thousands)

1. Summary of Significant Accounting Policies (continued)

For periods prior to May 1, 2006, Isle of Capri Casinos, Inc. applied the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion 25 and related interpretations in accounting for the Isle of Capri Casinos, Inc.’s three stock-based employee compensation plans. No stock-based employee compensation expense was reflected in net income of the Company related to stock option grants as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

Adoption of Staff Accounting Bulletin No. 108

During fiscal year 2007, the Company determined that it had not been appropriately accounting for escalating rent payments relating to one of its land leases. As a result, the rent expense and corresponding liability balance was understated by a cumulative $727 through April 30, 2006. The error was immaterial to prior period financial statements. As a result, the Company elected to apply the provisions of Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, (“SAB 108”) and correct this error through a cumulative effect adjustment to members’ equity as of May 1, 2006. The adjustment to correct the error increased other long term obligations by $727, increased deferred tax assets $276 and decreased members’ equity $451.

It was also determined that Colorado Central Station had erroneously claimed $529 of deductions on its fiscal 2003 and 2004 Federal and Colorado consolidated income tax returns. The correction of this error results in a reduction of the Colorado Central Station’s net operating loss deferred tax asset of $200 with an offsetting increase in deferred tax expense. It was also determined that as of April 30, 2006, the Colorado Central Station’s deferred tax asset and liability balances had been calculated using erroneous tax rates. The correction of this error results in a reduction of the Company’s net deferred tax asset of $173 with an offsetting increase in deferred tax expense. The cumulative effect on members’ equity through April 30, 2006 as it relates to tax accounting was $373. These errors were immaterial to prior period financial statements. As a result, the Company elected to apply the provisions of SAB 108 and correct these errors through a cumulative effect adjustment to members’ equity as of May 1, 2006.

New Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in tax positions. FIN 48 requires that a company recognize the impact of a tax position in its financial statements if that position is more likely than not to be sustained on audit, based on the technical merits of the position. The provisions of FIN 48 become effective in the first quarter of fiscal 2008, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening members’ equity. The Company is currently evaluating the impact, if any, of adopting FIN 48 on its financial statements and such impact cannot be reasonably estimated at this time.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), to define fair value and establish a framework for measuring fair value in generally accepted accounting principles (“GAAP”) and to expand disclosures about fair value measurements. SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements. Prior to SFAS 157, there were different definitions of fair value and limited guidance for applying those definitions in GAAP. A single definition of fair value, together with a framework for measuring fair value, should result in increased consistency and comparability in fair value measurements. The expanded disclosures about the use of fair value to measure assets and liabilities should provide users of financial statements with better information

Isle of Capri Black Hawk, L.L.C.
Notes to Consolidated Financial Statements (continued)
(Dollars in thousands)

1. Summary of Significant Accounting Policies (continued)

about the extent to which fair value is used to measure recognized assets and liabilities, the inputs used to develop the measurements and the effect of certain measurements on earnings (or changes in net assets) for the period. SFAS 157 becomes effective in the first quarter of fiscal 2008. Early adoption is permitted. The Company is currently evaluating the impact, if any, of adopting SFAS 157 on its financial statements and such impact cannot be reasonably estimated at this time.

2. Property and Equipment

Property and equipment consists of the following:

	April 29, 2007	April 30, 2006
Land and land improvements	$45,026	$45,044
Buildings and improvements	191,210	188,901
Furniture, fixtures and equipment	56,161	51,809
Construction in progress	525	2,237
Total property and equipment	292,922	287,991
Less accumulated depreciation	60,151	47,697
Property and equipment, net	$232,771	$240,294

Capitalized interest was $0, $1,554 and $1,402 for the fiscal years ended April 29, 2007, April 30, 2006 and April 24, 2005, respectively.

3. Goodwill

In fiscal 2005, the Company recorded an impairment charge related to goodwill for the Colorado Grande-Cripple Creek property, representing the difference between the Colorado Grande-Cripple Creek carrying values of $9,842 and their estimated fair values of $5,882. The estimated fair value was based on the estimated sales price, as further detailed in Note 12. The impairment charge is included in loss from discontinued operations on the consolidated statements of income.

The changes in the carrying amount of goodwill are as follows:

Balance at April 25, 2004	$21,523
Impairment of Colorado Grande - Cripple Creek	(3,960)
Balance at April 24, 2005	$17,563
Sale of Colorado Grande - Cripple Creek	(2,898)
Balance at April 30, 2006 and April 29, 2007	$14,665

4. Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the value:

Cash and cash equivalents - The carrying amounts approximate fair value because of the short maturity of these instruments.

Isle of Capri Black Hawk, L.L.C.
Notes to Consolidated Financial Statements (continued)
(Dollars in thousands)

4. Fair Value of Financial Instruments (continued)

Notes receivable - The carrying amounts approximate fair value because of the short maturity of these instruments.

Derivatives - The fair value of the interest rate swap agreements represents the estimated amount the Company would have to pay or receive from the counterparty if the Company were to terminate the interest rate swap agreements.

Long-term debt - The fair value of the Company’s long-term debt is estimated based on the discounted cash flow of future payments utilizing current rates available to the Company for debt of similar remaining maturities. Debt obligations with a short remaining maturity are valued at the carrying amount.

The fair values of the Company’s financial instruments approximate its carrying value.

5. Self-Insurance Liabilities

In fiscal 2005, Isle of Capri Casinos, Inc. and its subsidiaries, including the Company, established a captive insurance company, Capri Insurance Company (“the Captive”). Prior to the establishment of the Captive, the Company was self insured for workers’ compensation and general liability insurance up to $300 and $1,000 per claim, respectively, and the Company had insurance coverage in place for claims made in excess of these stop loss limits. During fiscal 2005, the Company transferred open reserved claims to the Captive, in the amount of $1,686, and paid a transfer premium to the Captive for this amount. The Captive underwrites the self-insured portion of the workers’ compensation and general liability claims and charges an annual insurance premium to the Company for first layer claims exposure up to the $300 and $1,000 stop-loss amounts, respectively for workers’ compensation and general liability. The Company paid the Captive $2,034 and $1,851 related to premiums for the fiscal years ended April 29, 2007 and April 30, 2006, respectively.

The Company’s employee-related health care benefits program continues to be self-funded up to $500 per claim. Claims in excess of this maximum amount are fully insured through a stop-loss insurance policy. The Company’s estimate of liabilities for unpaid claims and incurred but not reported claims totaled $1,529 and $1,183 at April 29, 2007 and April 30, 2006, respectively, and are included in accrued liabilities - payroll and related expenses in the accompanying consolidated balance sheets. The Company bases its accrual on claims filed and estimates of claims incurred but not reported. While the total cost of claims incurred depends on future developments, in management’s opinion, recorded reserves are adequate to cover payments on future claims.

Isle of Capri Black Hawk, L.L.C.
Notes to Consolidated Financial Statements (continued)
(Dollars in thousands)

6. Long-Term Debt

Long-term debt consists of the following:

	April 29,	April 30,
	2007	2006
Senior Secured Credit Facility:
Variable rate term loan Tranche C	$187,150	$189,050
Revolver	16,400	20,600
Black Hawk Business Improvement Special Assessment
Bonds District (BID Bonds)	348	473
	203,898	210,123
Less current maturities	2,033	2,025
Long-term debt	$201,865	$208,098

Senior Secured Credit Facility

On October 24, 2005, the Company entered into a $240.0 million Second Amended and Restated Credit Agreement (“Credit Agreement”). The Credit Agreement, which amends and restates the Company’s existing credit agreement in its entirety, provides for a $50.0 million revolving credit facility maturing the earlier of October 24, 2010 or such date as the term loan facility is repaid in full and a $190.0 million term loan facility maturing on October 24, 2011. At the Company and the lead arranger’s mutual discretion, the Company may increase the size of the revolver and/or term loan facility in an aggregate amount up to $25.0 million subject to certain conditions. The term loans are payable in quarterly principal installments of $475 beginning on December 30, 2005 through September 30, 2010 and $45,125 beginning December 30, 2010 through September 30, 2011.

The revolving loans bear interest at the Company’s option at (1) the higher of 0.5% in excess of the federal funds effective rate plus an applicable margin up to 1.25% or the rate that the lead arranger announces from time to time as its prime lending rate plus an applicable margin up to 1.25% or (2) a rate tied to a LIBOR rate plus an applicable margin up to 2.25%. Interest is paid at varying dates but at least quarterly.

The term loan bears interest at the Company’s option at (1) the higher of 0.5% in excess of the federal funds effective rate plus an applicable base rate margin of 1.0% or the rate that the lead arranger announces from time to time as its prime lending rate plus an applicable base rate margin of 1.0% or (2) a rate tied to a LIBOR rate plus an applicable margin of 2.0%. Interest is paid quarterly.

The weighted average effective interest rate of total debt outstanding under the Senior Secured Credit Facility at April 29, 2007 and April 30, 2006 was 6.79% and 6.51%, respectively. The Company is required to pay a commitment fee of 0.5% of the unused portion of the revolving loan.

Pursuant to the refinancing in October 2005, the Company recognized a loss on early extinguishment of debt of $2.1 million due to the write-off of previously deferred financing costs related to its existing senior secured credit facility. The costs of $1.7 million associated with the new senior secured credit facility have been deferred and are being amortized over the term of the new facility.

Isle of Capri Black Hawk, L.L.C.
Notes to Consolidated Financial Statements (continued)
(Dollars in thousands)

6. Long-Term Debt (continued)

As of April 29, 2007, the Company had $33.6 million of net availability under its revolving loan.

The Senior Secured Credit Facility provides for certain covenants, including those of a financial nature. The Company was in compliance with these covenants as of April 29, 2007. The Senior Secured Credit Facility is secured by liens on the Company’s assets.

Effective January 26, 2007, the Company executed a First Amendment to the Second Amended and Restated Credit Agreement amending certain covenant requirements for the third and fourth fiscal quarters ended April 29, 2007.

Effective July 20, 2007, the Company executed a Second Amendment to the Second Amended and Restated Credit Agreement to adjust certain financial covenants for the remainder of the term of the agreement.

Interest Rate Swap Agreements

The Company has interest rate swap agreements with an aggregate notional value of $80.0 million or 39.3% of its variable rate term loan outstanding under the Company’s Senior Secured Credit Facility as of April 29, 2007. The swap agreements effectively convert portions of the variable rate debt to a fixed-rate basis until the fourth fiscal quarter of 2008. For the fiscal years ended April 29, 2007 and April 30, 2006, the Company recorded a (gain) loss of $1.0 million and ($1.6) million, respectively in other income (expense) within the accompanying consolidated statements of income related to the change in fair market value of the undesignated swap agreements.

The fair value of the estimated interest differential between the applicable future variable rates and the interest rate swap contracts not designated as hedging instruments, expressed in present value terms, totaled $528 and $1.6 million as of April 29, 2007 and April 30, 2006, respectively. Based on the maturity dates of the contracts, these amounts are included in non current prepaid deposit and other assets in the accompanying consolidated balance sheets.

As of April 29, 2007, the three-month LIBOR rate, the variable interest rate, was 5.13%. The swap agreements effectively converted $20.0 million notional value to 3.799% fixed rate, $10.0 million notional value to 3.823% fixed rate, $10.0 million notional value to 3.760% fixed rate, $10.0 million value to 3.962% fixed rate, $10.0 million notional value to 3.985% fixed rate, $10.0 million notional value to 3.970% fixed rate and $10.0 million notional value to 4.030% fixed rate. Each of the rates is before the addition of the applicable spread of 2.00% as of April 29, 2007. With the addition of the applicable spread, the total interest rate for the debt related to the $20.0 million and each of the $10.0 million notional value swap agreements is 5.799%, 5.823%, 5.760%, 5.962%, 5.985%, 5.970% and 6.030%, respectively.

Other

In July 1998, the Black Hawk Business Improvement District (the “BID”), issued $2.9 million in 6.0% bonds due on December 1, 2009. The proceeds from the sale of the bonds were used to fund road and utility improvements in the Special Improvement District 1997-1 (the “SID”) of which the Company is a member. The costs of the improvements were $2.2 million, with the excess proceeds being returned to the bondholders by the BID. The Company is responsible for 50% of the $2.2 million plus interest. In April 2000, the Company made the first of 20 semiannual payments of $0.1 million in the form of special property tax assessments levied on the improvement project. This amount is calculated by amortizing $1.1 million or 50% of the net bond proceeds, over 20 periods at an interest rate of 6.25%. The difference

Isle of Capri Black Hawk, L.L.C.
Notes to Consolidated Financial Statements (continued)
(Dollars in thousands)

6. Long-Term Debt (continued)

between the bond rate of 6.0% and the 6.25% that was assessed is to cover administrative costs of the BID related to the issuance.

Future maturities of long-term debt as of April 29, 2007 are as follows:

For the Fiscal Year Ending
2008	$2,033
2009	2,041
2010	1,974
2011	107,600
2012	90,250
Thereafter	-
Total	$203,898
7. Commitments

Future minimum payments under noncancelable operating leases with initial terms of one year or more consisted of the following at April 29, 2007:

For the Fiscal Year Ending April 29, 2007
2008	$2,478
2009	2,515
2010	2,469
2011	2,525
2012	2,583
Thereafter	141,338
Total minimum lease payments	$153,908

Total rent expense was $4,760, including contingent rentals of $48, in fiscal 2007; $4,213, including contingent rentals of $21, in fiscal 2006; and $4,761, including contingent rentals of $0, in fiscal 2005. Of these amounts, $4,760, $4,213 and $4,238 were included in income from continuing operations for fiscal 2007, fiscal 2006 and fiscal 2005, respectively.

During fiscal 2007, the Company determined that it had not been appropriately accounting for escalating rent payments for one of its land leases. Rent on the Company’s upper lot lease for a parcel of land utilized for parking increases 20% at the end of each 10 year renewal period and the lease should have been accounted for on a straight-line basis over the lease term. This error was corrected through a cumulative effect adjustment to members’ equity as of May 1, 2006, as discussed in Note 1. The Company also leases the land where the Colorado Central Station hotel and parking garage is located. Rent on this lease is subject to an annual adjustment based on the change in the Metro Denver/Boulder annual CPI index with a maximum adjustment of 3% per year. The land lease is subject to renewal every five years at the discretion of the Company. According to the terms of the lease, there is no purchase option available at the end of the renewal periods defined above and all leasehold improvements remaining on the property become custody of the lessor. As future increases are considered contingent rent, they will not be recorded until the CPI changes.

Isle of Capri Black Hawk, L.L.C.
Notes to Consolidated Financial Statements (continued)
(Dollars in thousands)

8. Income Taxes

The income tax (benefit) provision for IC Holdings Colorado, Inc. and Colorado Central Station is comprised of the following:

	Fiscal Year Ended
	April 29, 2007	April 30, 2006	April 24, 2005

Current	$-	$(138)	$286
Deferred	(2,333)	(1,075)	(2,928)
	$(2,333)	$(1,213)	$(2,642)

A reconciliation of the income tax (benefit) provision for IC Holdings Colorado, Inc. and Colorado Central Station is comprised of the following:

	Fiscal Year Ended April 29, 2007
	April 29, 2007	April 30, 2006	April 24, 2005
Statutory tax (benefit) provision	$(2,141)	$(1,118)	$(2,404)
Effect of:
State taxes	(183)	(95)	(264)
Other:
Political contributions	18	-	-
Fines	(25)	6	26
Other	(2)	(6)	-
Income tax benefit (provision)
from continuing operations	$(2,333)	$(1,213)	$(2,642)

Isle of Capri Black Hawk, L.L.C.
Notes to Consolidated Financial Statements (continued)
(Dollars in thousands)

8. Income Taxes (continued)

Significant components of the IC Holdings Colorado, Inc. and Colorado Central Station net deferred federal and state income tax assets are as follows:

	Fiscal Year Ended
	April 29, 2007	April 30, 2006
Deferred tax assets:
Accrued expenses	$656	$374
Net operating losses	7,866	5,930
Capital loss carryforward	1,576	1,576
Other	114	83
Subtotal	$10,212	$7,963
Valuation allowance	(1,576)	(1,576)
Total deferred tax assets	$8,636	$6,387

Deferred tax liabilities:
Property and equipment	$2,284	$2,277
Other	22	15
Total deferred tax liabilities	$2,306	$2,292

Net deferred tax asset	$6,330	$4,095

Net current deferred tax asset	$295	$346
Net non-current deferred tax asset	6,035	3,749
Net deferred tax asset	$6,330	$4,095

IC Holdings Colorado, Inc. and Colorado Central Station have federal and state net operating losses of approximately $20,651 and $21,210 as of April 29, 2007 and April 30, 2006, respectively. These carryforwards expire between 2025 and 2028, and can only be utilized to offset income of IC Holdings Colorado, Inc. and Colorado Central Station. No valuation allowance has been established for these assets as the Company believes that it is more likely than not that the losses will be utilized before their applicable expiration.

IC Holdings Colorado, Inc. and Colorado Central Station have a capital loss carryforward of approximately $4,146 as of April 29, 2007 and April 30, 2006 and relating to the sale of Colorado Grande. This carryforward expires in 2011 and can only be utilized to offset capital gain income of IC Holdings Colorado, Inc. and Colorado Central Station. A $1,576 valuation allowance has been established against this asset as the Company does not believe it will recognize the capital gain prior to expiration of the carryforward period.

9. Litigation

The Company is subject to certain claims and lawsuits that have been filed in the normal course of business. Management does not believe these pending claims and litigation will have a material effect on the consolidated cash flows, financial position, or operations of the Company.

Isle of Capri Black Hawk, L.L.C.
Notes to Consolidated Financial Statements (continued)
(Dollars in thousands)

10. Employee Benefit Plans

401(k) Plan

The Company participates in a 401(k) plan sponsored by Isle of Capri Casinos, Inc., covering substantially all of its employees. The Company’s contribution expense related to this plan was $150, $280 and $265 in fiscal 2007, 2006 and 2005, respectively. The Company’s contribution is based on a percentage of employee contributions and may include an additional discretionary amount.

11. Related Party Transactions

The Company has a management agreement with Isle of Capri Casinos, Inc. Under the agreement, Isle of Capri Casinos, Inc. manages the casinos of the Company in exchange for a fee. The management fee is equal to 2% of revenues, as defined, plus 10% of operating income, but not to exceed 4% of revenues, as defined. The Company expensed management fees of $6,817, $7,439, and $6,374 in fiscal years 2007, 2006 and 2005, respectively.

12. Discontinued Operations

On April 25, 2005, the Company and Colorado Grande executed a Stock Purchase Agreement with a subsidiary of Nevada Gold & Casinos, Inc. to sell all outstanding shares of the common stock of Colorado Grande to a subsidiary of Nevada Gold & Casinos, Inc., a related party. The aggregate estimated sales price agreed to was $6,500 payable:

(a.) $600 in cash upon closing and

(b.) $5,900 promissory note secured by the stock of Colorado Grande and Nevada Gold & Casinos, Inc.’s future membership distributions from the Company until the note has been fully repaid. The note receivable carries a balance of $1,273 and $3,284 as of April 29, 2007 and April 30, 2006, respectively

The estimated sales price was adjusted down $216 in fiscal 2006, the difference between actual working capital and the target working capital (as defined by the Sales Agreement) on the closing date. The adjustment was reflected as a loss from discontinued operations in the fiscal 2006 consolidated statements of income.

Discontinued operations relate to those of the Colorado Grande casino, located in Cripple Creek, Colorado. Results of operations of the Colorado Grande casino are included in the consolidated statements of income as discontinued operations.

Revenue, loss from discontinued operations before income taxes and loss from discontinued operations are summarized as follows:

	Fiscal Year Ended
	April 30, 2006	April 24, 2005
Net revenues	$-	$7,016

Loss from discontinued operations
before income taxes	$(216)	$(3,132)

Loss from discontinued operations	$(216)	$(2,946)

Appendix A

A-1

PROXY
NEVADA GOLD & CASINOS, INC.
SPECIAL MEETING OF STOCKHOLDERS
[________] [___,] 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NEVADA GOLD & CASINOS, INC.

The undersigned stockholder of Nevada Gold & Casinos, Inc. hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and appoints Ernest E. East or James J. Kohn, and each of them, with full power of substitution, as Proxy or Proxies to vote as specified in this Proxy all the shares of common stock of Nevada Gold & Casinos of the undersigned at the Special Meeting of Stockholders of Nevada Gold & Casinos to be held at the Sheraton Suites Houston, 2400 West Loop South, Houston, Texas 77027 on Thursday, January 17, 2008 at 10:00 a.m. Central Time, and any and all adjournments or postponements thereof. Either of such Proxies or substitutes shall have and may exercise all of the powers of said Proxies hereunder. The undersigned stockholder hereby revokes any Proxy or Proxies heretofore executed for such matters.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR IN FAVOR OF THE PROPOSAL TO APPROVE AND ADOPT THE UNIT PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. THE UNDERSIGNED STOCKHOLDER MAY REVOKE THIS PROXY AT ANY TIME BEFORE IT IS VOTED BY DELIVERING TO THE SECRETARY OF THE COMPANY EITHER A WRITTEN REVOCATION OF THE PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY APPEARING AT THE SPECIAL MEETING AND VOTING IN PERSON.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE IT WILL BE VOTED “FOR” THE PROPOSAL. PLEASE MARK, SIGN, DATE AND RETURN THIS CARD USING THE ENCLOSED RETURN ENVELOPE.

For	Against	Abstain

1.	Proposal to approve and adopt the Unit Purchase Agreement and the transactions contemplated thereby.	☐	☐	☐

DATED:
[Signature]

[Signature if jointly held]

[Printed Name]

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held by joint-tenants or otherwise by more than one person, all should sign. When signing as an executor, administrator, trustee, guardian, attorney-in fact, or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.